                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                              REQUIRES NOTARIZATION
                            IN GERMANY OR SWITZERLAND

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                          DAY INTERNATIONAL GROUP, INC.

                             DAY INTERNATIONAL, INC.

                            DAY GERMANY HOLDINGS GMBH

                                    SAURER AG

                              SAURER GMBH & CO. KG

                        AKTIENGESELLSCHAFT ADOLPH SAURER

                                       AND

                            ATPG INTERNATIONAL, INC.

                                   DATED AS OF

                                   MAY 9, 2006

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
ARTICLE I DEFINITIONS AND INTERPRETATION ............................       2
   SECTION 1.1   Definitions ........................................       2
   SECTION 1.2   Interpretation .....................................      18

ARTICLE II PURCHASE AND SALE OF SHARES AND PURCHASED ASSETS .........      19
   SECTION 2.1   Equity Purchase; Right to Profits; separate Transfer
                 Document ...........................................      19
   SECTION 2.2   Asset Purchase and License .........................      20
   SECTION 2.3   Assumption of Liabilities ..........................      23
   SECTION 2.4   Purchase Price; Conditions of Payment ..............      25
   SECTION 2.5   Closing Date Balance Sheet and Post Closing
                 Adjustment .........................................      27
   SECTION 2.6   Allocation of Purchase Price .......................      30
   SECTION 2.7   Purchasers' Parent Guarantee .......................      30
   SECTION 2.8   Cash Pool Indemnity ................................      30
   SECTION 2.9   Calculation of ATPG Profit .........................      30

ARTICLE III THE CLOSING .............................................      31
   SECTION 3.1   Time and Place of Closing ..........................      31
   SECTION 3.2   Seller Parties' Deliveries .........................      31
   SECTION 3.3   Purchaser Parties' Deliveries ......................      33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES ....      34
   SECTION 4.1   Equity Seller Representations and Warranties .......      34
   SECTION 4.2   Asset Seller Representations and Warranties ........      34
   SECTION 4.3   No Other Warranties ................................      34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES ...      34
   SECTION 5.1   Organization .......................................      34
   SECTION 5.2   Authorization; Validity of Agreement ...............      35
   SECTION 5.3   Consents and Approvals; No Violations ..............      35
   SECTION 5.4   Litigation .........................................      35
   SECTION 5.5   Brokers or Finders .................................      36
   SECTION 5.6   No Other Representations ...........................      36

ARTICLE VI SURVIVAL AND INDEMNIFICATION .............................      36
   SECTION 6.1   Survival ...........................................      36
   SECTION 6.2   Indemnification by each Seller Party ...............      36

   SECTION 6.3   Environmental Indemnification by the Seller
                 Parties ............................................      38
   SECTION 6.4   Indemnification by Purchaser Parties ...............      40
   SECTION 6.5   Method of Asserting Claims .........................      40
   SECTION 6.6   Mitigation .........................................      42
   SECTION 6.7   Monetary Limitations on Indemnification ............      42
   SECTION 6.8   Exclusive Remedies .................................      43
   SECTION 6.9   Time Limits on Claims ..............................      43
   SECTION 6.10  Tax Effect and Insurance; Financial Reserves .......      43
   SECTION 6.11  No Consequential, Indirect or Punitive Damages .....      44
   SECTION 6.12  Exclusion of Claims due to Purchaser Parties'
                 Knowledge ..........................................      44
   SECTION 6.13  Letter of Credit ...................................      44
   SECTION 6.14  Armstrong Backstop Obligation ......................      45

ARTICLE VII CERTAIN COVENANTS AND AGREEMENTS ........................      47
   SECTION 7.1   Interim Operations of the Business .................      47
   SECTION 7.2   Access; Confidentiality ............................      48
   SECTION 7.3   Efforts and Actions to Cause Closing to Occur ......      49
   SECTION 7.4   Publicity ..........................................      50
   SECTION 7.5   Employees; Employee Benefits .......................      50
   SECTION 7.6   Intercompany Arrangements ..........................      54
   SECTION 7.7   Maintenance of Books and Records ...................      54
   SECTION 7.8   Cooperation in Litigation ..........................      55
   SECTION 7.9   Transitional Services ..............................      55
   SECTION 7.10  Insurance ..........................................      55
   SECTION 7.11  Intercompany Receivables and Payables ..............      56
   SECTION 7.12  Intellectual Property Licenses .....................      56
   SECTION 7.13  Banking Matters ....................................      58
   SECTION 7.14  Assignment of Contracts ............................      58
   SECTION 7.15  Assignment of Indemnification Rights ...............      58
   SECTION 7.16  Confidentiality ....................................      59
   SECTION 7.17  Updating Schedules .................................      59
   SECTION 7.18  Mail/Inquiries .....................................      60
   SECTION 7.19  Receivables ........................................      60
   SECTION 7.20  Notarization, Notarial Fees ........................      60
   SECTION 7.21  Articles of Association ............................      60
   SECTION 7.22  Payment of Bonuses and Accrued Benefits ............      61
   SECTION 7.23  Assignment of Hong Kong Lease ......................      61

ARTICLE VIII CONDITIONS TO CLOSING ..................................      61
   SECTION 8.1   Conditions to Each Party's Obligation to Effect the
                 Closing ............................................      61
   SECTION 8.2   Conditions to Obligations of Purchaser Parties to
                 Effect the Closing .................................      62
   SECTION 8.3   Conditions to Obligations of Seller Parties to
                 Effect the Closing .................................      63

ARTICLE IX TERMINATION ..............................................      63
   SECTION 9.1   Termination ........................................      64
   SECTION 9.2   Effect of Termination ..............................      64

ARTICLE X TAX MATTERS ...............................................      64
   SECTION 10.1  Tax Indemnity ......................................      64
   SECTION 10.2  Indemnity Procedure ................................      65
   SECTION 10.3  Tax Returns ........................................      66
   SECTION 10.4  Tax Refunds ........................................      66
   SECTION 10.5  Cooperation on Tax Matters .........................      67
   SECTION 10.6  Statute of Limitations .............................      67
   SECTION 10.7  Price Adjustment ...................................      67
   SECTION 10.8  Compensation Payments ..............................      67
   SECTION 10.9  Exclusive Remedy ...................................      68

ARTICLE XI COVENANT NOT TO COMPETE ..................................      68
   SECTION 11.1  Period of Covenant .................................      68
   SECTION 11.2  Scope ..............................................      68
   SECTION 11.3  Nature and Scope of Covenant .......................      68
   SECTION 11.4  Exceptions .........................................      69
   SECTION 11.5  Enforcement and Remedies ...........................      69
   SECTION 11.6  Costs and Attorneys' Fees ..........................      69
   SECTION 11.7  Construction .......................................      69
   SECTION 11.8  Waiver of Breach ...................................      70

ARTICLE XII MISCELLANEOUS ...........................................      70
   SECTION 12.1  Fees and Expenses ..................................      70
   SECTION 12.2  Further Assurances .................................      70
   SECTION 12.3  Amendments .........................................      71
   SECTION 12.4  Notices ............................................      71
   SECTION 12.5  Entire Agreement; No Third Party Beneficiaries .....      72
   SECTION 12.6  Severability .......................................      73
   SECTION 12.7  Governing Law ......................................      73
   SECTION 12.8  Arbitration ........................................      73
   SECTION 12.9  Extension; Waiver ..................................      73
   SECTION 12.10 Assignability ......................................      74
   SECTION 12.11 Captions ...........................................      74

INDEX TO SCHEDULES

   SCHEDULE                             DESCRIPTION
   --------                             -----------
1.1(a)           Information Memorandum
1.1(b)           Permitted Encumbrances
1.1(c)           Working Capital Calculations
2.2(a)(i)        Asset Seller Real Property
2.2(a)(ii)       Asset Seller's Tangible Personal Property
2.2(a)(ix)       Asset Seller Contracts
2.2(a)(x)        Asset Seller Governmental Permits
2.2(a)(xiii)     Asset Seller Other Assets
2.2(b)(xv)       Intercompany Receivables
2.2(b)(xvii)     Excluded Software
2.2(b)(xviii)    Other Excluded Assets of Asset Seller
2.3(a)(v)        Other Asset Purchaser Assumed Liabilities
2.3(b)(vii)      Intercompany Payables
2.4(e)           Sample Closing ATPG Working Capital
2.5(a)           Form of Closing Date Balance Sheet
2.6              Allocations of Asset Cash Purchase Price
4.1.4            Equity Seller Consents
4.1.5            Articles of Association of ATPG
4.1.6            ATPG Subsidiaries
4.1.7            ATPG Financial Statements
4.1.8            ATPG Undisclosed Liabilities
4.1.9            ATPG Material Adverse Changes
4.1.10(a)        ATPG Leased Real Property
4.1.10(c)        ATPG Tangible Personal Property
4.1.11(a)        ATPG Contracts
4.1.11(b)        ATPG Business Contracts Breaches/Conflicts
4.1.12           ATPG Insurance Policies
4.1.13           ATPG Litigation
4.1.14           ATPG Environmental Matters

   SCHEDULE                             DESCRIPTION
   --------                             -----------
4.1.15(a)        ATPG Governmental Permits
4.1.15(c)        ATPG Non-Compliance
4.1.16(a)        ATPG Employees
4.1.16(a)(ii)    ATPG Benefit Plans
4.1.16(b)(iii)   ATPG Employment Matters Conflicts
4.1.16(b)(iv)    ATPG Benefit Plan Obligations
4.1.17(a)        ATPG Intellectual Property
4.1.17(b)        ATPG Intellectual Property
4.1.17(c)        ATPG Intellectual Property Contracts
4.1.17(d)        ATPG Intellectual Property Conflicts
4.1.18           ATPG Labor Matters
4.1.19           ATPG Bank Accounts
4.1.22           Consigned Inventory
4.1.24           ATPG Governmental Subsidies and Grants
4.1.25           ATPG Affiliate Transactions
4.1.27           ATPG Restructurings
4.1.28           Taxes
4.1.29           ATPG Budget
4.2.1            Asset Seller Jurisdictions
4.2.4            Asset Seller Required Consents
4.2.5            Asset Seller Financial Statements
4.2.6            Asset Seller Undisclosed Liabilities
4.2.7(b)         Asset Seller Material Adverse Changes
4.2.8(a)         Asset Seller Owned Real Property
4.2.8(b)         Asset Seller Leased Real Property
4.2.8(c)         Asset Seller Personal Property Leases
4.2.8(d)         Asset Seller Tangible Personal Property
4.2.8(f)         Asset Seller Property Use Issues
4.2.9(a)         Asset Seller Contracts and Commitments
4.2.9(b)         Asset Seller Breaches/Conflicts

   SCHEDULE                             DESCRIPTION
   --------                             -----------
4.2.10(a)        Textile Business Top 10 Customers & Suppliers
4.2.10(b)        Material Adverse Change in Customer or Supplier Business
                 Relationship
4.2.11           Asset Seller Insurance Policies
4.2.12           Asset Seller Litigation
4.2.13           Asset Seller Environmental Matters
4.2.14(a)        Asset Seller Required Governmental Permits
4.2.14(c)        Asset Seller Governmental Compliance
4.2.15(a)        Asset Seller US Employees
4.2.15(b)        Asset Seller Benefit Plans
4.2.16(a)        Asset Seller Intellectual Property
4.2.16(b)        Asset Seller Intellectual Property Applications
4.2.16(c)        Asset Seller Intellectual Property Contracts
4.2.16(d)        Asset Seller Intellectual Property Conflicts
4.2.17           Asset Seller Labor Matters
4.2.20           Asset Seller Consigned Inventory
4.2.21(b)        Goods or Services Provided
4.2.23           Asset Seller Governmental Subsidies and Grants
4.2.24           Asset Seller Affiliate Transactions
4.2.26           Asset Seller Restructurings
4.2.27           Tax Matters
4.2.29           Asset Seller Non-Disclosure
5.3              Purchaser Parties Required Consents
7.5(a)           U.S. Employees
7.5(e)           International Employees
7.10             Asset Seller Pending Insurance Claims
7.13             ATPG Bank Accounts

                                INDEX TO EXHIBITS

EXHIBIT   DESCRIPTION
-------   -----------
1.1       Transition Services Agreement
2.1       Notarial Transfer Deed
3.3(e)    Assumption Agreement

                               PURCHASE AGREEMENT

                                  INTRODUCTION

     THIS PURCHASE AGREEMENT is entered into as of May 9, 2006, by and among DAY INTERNATIONAL GROUP, INC., a company organized under the laws of Delaware ("Sellers' Parent") DAY INTERNATIONAL, INC., a company organized under the laws of Delaware ("Asset Seller"); DAY GERMANY HOLDINGS GMBH, Kusterdingen (registered with the commercial register at the lower court of Tubingen under the number HRB 2478) a limited liability company organized under the laws of Germany ("Equity Seller"); SAURER AG, Arbon (registered with the commercial register of Kanton Thurgau under the number CH-440.3.000.356-4), a stock corporation organized under the laws of Switzerland ("Purchasers' Parent"); ATPG INTERNATIONAL, INC., a company organized under the laws of South Carolina ("Asset Purchaser"); AKTIENGESELLSCHAFT ADOLPH SAURER (registered with the commercial register of Kanton Thurgau under the number CH-440.3.002.334-7), a stock corporation organized under the laws of Switzerland ("IP Purchaser") and SAURER GMBH & CO. KG, (registered with the commercial register of the lower court of Monchengladbach under the number HRA 314), a limited partnership organized under the laws of Germany ("Equity Purchaser"). Purchasers' Parent, Asset Purchaser, IP Purchaser and Equity Purchaser are herein collectively referred to as the "Purchaser Parties" and individually as a "Purchaser Party." Sellers' Parent, Asset Seller and Equity Seller are herein collectively referred to as the "Seller Parties" and individually as a "Seller Party". The Purchaser Parties and the Seller Parties are referred to herein collectively as the "Parties" and individually as a "Party." Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article I hereof.

                                    RECITALS:

     Asset Seller is engaged through its Textile Products Group in the business of manufacturing, marketing and selling fiber handling products for the textile and glass-fiber-forming industries through a division in Greenville, South Carolina, U.S.A. (the "U.S. Business"), and through its indirectly wholly-owned Subsidiary ATPG Textile Products Group GmbH ("ATPG"), who is directly wholly-owned by Equity Seller, all of which together is referred to as the "Textile Business";

     Asset Seller is willing to sell, license and transfer to IP Purchaser certain intellectual property rights held by it pertaining to the Textile Business in accordance with the terms, conditions and agreements herein contained (the "IP Purchase").

     Asset Seller is willing to sell and transfer to Asset Purchaser substantially all its other assets and certain liabilities relating to the operation of the U.S. Business in accordance with the terms, conditions and agreements herein contained (the "Asset Purchase");

     Equity Seller is willing to sell and transfer all shares held by it in ATPG (representing ATPG's entire share capital (Stammkapital)) (the "Shares") to Equity Purchaser in accordance with the terms, conditions and agreements herein contained (the "Equity Purchase").

     IP Purchaser, Asset Purchaser and Equity Purchaser are willing to accept such sales, licenses, transfers and the assumption of certain express liabilities all in accordance with the terms, conditions and agreements herein contained.

     The Parties therefore agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     SECTION 1.1 DEFINITIONS.

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "$1.0 Million of Future Payments" is defined in Section 6.14.

     "$2.0 Million of Future Payments" is defined in Section 6.14.

     "Action" means any action, suit, hearing, litigation, proceeding, arbitration, investigation or audit, whether civil, criminal, administrative, judicial, investigative or otherwise, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     "Affiliate" of any Person means a Person that directly or indirectly through one or more intermediaries' controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such Person and the term "control", "controlled by" or "under common control with" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Capital Stock, by Contract, as trustee or executor, or otherwise.

     "Agreement" or "this Agreement" means this Purchase Agreement, together with the Exhibits and Schedules hereto.

     "Allocation Schedule" is defined in Section 2.6.

     "Ancillary Agreements" means the Assumption Agreement, the Bills of Sale, the Deeds, and any related document, instrument, or Contract executed in connection with this Agreement.

     "Antitrust Administrator" shall mean the FCO, the FTC, the DOJ or any other domestic or foreign Governmental Entity administering Antitrust Law.

     "Antitrust Law" shall mean the GWB and any other domestic or foreign antitrust or competition law.

     "Armacell Agreement" means that certain General Services Agreement between Armstrong Insulation Products GmbH and Accotex Textile Products GmbH, dated September 30, 1999.

     "Armstrong" is defined in Section 7.15.

     "Armstrong Purchase Agreement" is defined in Section 7.15.

     "Asset Purchase" is defined in the Recitals.

     "Asset Purchaser" is defined in the Introduction.

     "Asset Seller" is defined in the Introduction.

     "Asset Seller Financial Statements" shall mean the audited financial statements as of December 31, 2004 and December 31, 2005 of Asset Seller.

     "Asset Seller Intellectual Property" means all Intellectual Property owned by Asset Seller that is used exclusively in the Textile Business, including the Intellectual Property listed on Schedule 4.2.16(a), and all Licenses to which any Seller Party (other than ATPG) is a party.

     "Asset Seller Leased Real Property" means all Leased Real Property used by Asset Seller.

     "Asset Seller Owned Real Property" means all real property that is owned by Asset Seller and used exclusively by the U.S. Business, and shall include all buildings, structures and other improvements thereon and appurtenances thereto.

     "Asset Seller Personal Property Lease" is defined in Section 8(c) of Attachment 4.2.

     "Asset Seller Personnel" means the following individuals: Jim Bane, Dwaine Brooks, Gordon Culler, David Freimuth, Bill Howle, Thomas Koenig, Bob Purcell and Steve Skerl.

     "Asset Seller Real Property" means all Asset Seller Leased Real Property and Asset Seller Owned Real Property.

     "Asset Seller Real Property Leases" means the leases or subleases pursuant to which Asset Seller is the lessee or sublessee, as the case may be, of the Asset Seller Leased Real Property.

     "Asset Seller's Knowledge" means the knowledge of the Asset Seller Personnel and each such individual shall be deemed to have knowledge of a particular fact or other matter if:

          (i) that individual is actually aware of that fact or matter; or

          (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter upon due inquiry.

     "Assumed Contracts" is defined in Section 2.2(a)(ix).

     "Assumed Liabilities" is defined in Section 2.3(a).

     "Assumption Agreement" is defined in Section 3.3(e).

     "ATPG" is defined in the Recitals.

     "ATPG Benefit Plans" is defined in Section 16 of Attachment 4.1.

     "ATPG Business Contracts" is defined in Section 11(a) of Attachment 4.1.

     "ATPG Cash" means the aggregate amount of the cash and cash equivalents held by ATPG, including without limitation checks in hand and short-term deposits with banks, financial or other similar institutions as well as the aggregate amount of marketable securities.

     "ATPG Employee" means each person with whom ATPG maintains on the Closing Date an employer-employee relationship (including any individual on disability or an approved leave of absence with a right to return or in respect of whom ATPG has the obligation to provide any equivalent position upon return).

     "ATPG Employment Agreements" is defined in Section 11(a) of Attachment 4.1.

     "ATPG Financial Debt" is defined in Section 2.4(a)(2).

     "ATPG Financial Statements" is defined in Section 7 of Attachment 4.1.

     "ATPG Governmental Permits" is defined in Section 15 of Attachment 4.1.

     "ATPG Intellectual Property" means all Intellectual Property owned by ATPG, including the Intellectual Property listed on Schedule 4.1.17(a), and all Licenses to which ATPG is a party.

     "ATPG Leased Real Property" means all Leased Real Property used by ATPG.

     "ATPG Licenses" means all Licenses to which ATPG is a party.

     "ATPG Personal Property Lease" is defined in Section 10(b) of Attachment
4.1.

     "ATPG Real Property Lease" means the leases or subleases pursuant to which ATPG is the lessee or sublessee, as the case may be, of the ATPG Leased Real Property.

     "ATPG Stub-Period Financial Statements" is defined in Section 2.9(a).

     "Average Net Working Capital" is defined in Section 2.4(d).

     "AWI" is defined in Section 7.15.

     "AWIG" is defined in Section 7.15.

     "Benefit Plan" means any material employee benefit plan as defined by
Section 3(3) of ERISA, all material specified fringe benefit plans as defined in
Section 6039D of the Code, and
all other material contractual bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, executive life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare benefit plan, and any other employee compensation or benefit plan, Contract, policy or practice (that are in each case material) (whether qualified or nonqualified) and any trust, escrow or other Contract related thereto.

     "Bills of Sale" is defined in Section 3.2(h).

     "Board of Directors" means, as applicable, the board of directors, the supervisory board, or any other similar body, if any, charged with supervisory responsibility over the establishment and implementation of policies for any Person other than a natural person.

     "Book Cash Balances" means the book cash balances held by ATPG. For greater certainty, the Book Cash Balances shall include petty cash and cash equivalents.

     "Books and Records" means all files, documents, instruments, papers, books and records, including financial statements, budgets, data bases, Tax Returns, tax depreciation records (other than unitary Tax Returns and any other income Tax Returns) and related work papers and letters from accountants or auditors (but, with respect to Asset Seller, only to the extent they relate to the Textile Business), pricing guidelines, ledgers, journals, deeds, business correspondence, records, files and other data relating to current and past orders and jobs and prospect lists for future orders and jobs, Contracts, Licenses, customer lists and information, distributor and supplier lists, mailing lists, bid and quote information, operating data and plans, environmental studies and plans, and employee records.

     "Business Day" means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, U.S.A and in Frankfurt am Main, Germany for ordinary business.

     "Cap Amount" is defined in Section 6.7(a).

     "Capital Stock" means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests, quotas, or any similar term under applicable Law, including nominee, qualifying and similar shares.

     "Cash Purchase Price" is defined in Section 2.4(c).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq.

     "Claim" includes claims, cross-claims, counterclaims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, expenses, costs, reasonable professional fees, including reasonable fees of legal counsel or a solicitor and his or her own client basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing, regardless of whether the claim is filed with a Governmental Entity or arbitrator.

     "Claim Notice Period" is defined in Section 6.5(b).

     "Closing" is defined in Section 3.1.

     "Closing ATPG Working Capital" means the Working Capital of ATPG as reflected on the Closing Date Balance Sheet.

     "Closing Date" is defined in Section 3.1.

     "Closing Date Balance Sheet" is defined in Section 2.5(a).

     "Closing Date Interest Rate" means a rate equal to the average of the rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1% for such interest period which most closely matches the period between the Closing Date and the date when the Cash Purchase Price shall be paid pursuant to Section 2.5(f)) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S.-Dollars at approximately 11:00 a.m. (London time) on the Closing Date plus 0.75%; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the average of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%) plus 0.75%. If for any reason such rate is not available, the term "Closing Date Interest Rate" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S.-Dollars at approximately 11:00 a.m. (London time) on the Closing Date plus 0.75%.

     "Closing Statement" is defined in Section 2.5(a).

     "Closing Textile Business Working Capital" means the Closing ATPG Working Capital together with the Closing U.S. Working Capital.

     "Closing U.S. Working Capital" means the Working Capital of Asset Seller, with respect to the Textile Business only, as reflected on the Closing Date Balance Sheet.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Computer Software" means all computer software programs and all files, data, materials, manuals and other items and documentation related thereto or associated therewith, including files, data and materials concerning the Textile Business, other than the Excluded Software.

     "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the Textile Business or the products, financial condition, services or research or development of Asset Seller, ATPG, the Purchaser Parties or their respective Affiliates, suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any Party's suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Books and Records,
(iv) Trade Secrets, and (v) other unregistered or unpublished Textile Business Intellectual Property. Notwithstanding the foregoing, the term "Confidential Information" shall not include information that (x) is generally known or available to the public through no act or omission on the part of the receiving party at the time of disclosure; (y) is known or becomes known to the receiving party from a source other than the disclosure of information in confidence in connection with the Transactions, without a breach of any Contract with the Disclosing Party and without any restriction on disclosure, including the internal development of information without use of any Confidential Information; or (z) is disclosed after written approval for such disclosure has been given by the party whose Confidential Information is being requested to be released; provided that after the Closing Date, the exception in clause (y) shall not be available to a Seller Party with respect to Confidential Information known on or prior to the Closing Date except to the extent that such Seller Party subsequently acquires such Confidential Information from a third party without a breach of any Contract with the Disclosing Party and without any restriction on disclosure; provided, further, that notwithstanding anything contained herein to the contrary, any Seller Party shall be entitled to disclose any information which it is legally obligated to disclose in connection with filing of its or its Affiliates' Tax Returns.

     "Consent" means any approval, consent, permission, ratification, waiver or other authorization.

     "Contract" means any written contract, agreement, undertaking, understanding, promise or commitment, whether express or implied.

     "Copyrights" means worldwide registered and unregistered copyrights (including those in Computer Software and databases), all mask work rights, all moral rights, all rights of privacy and publicity and all registrations and applications to register the same and all renewals thereof.

     "Covered Request" is defined in Section 7.7.

     "CPA Firm" is defined in Section 2.5(c).

     "De Minimis Amount" is defined in Section 6.7(a).

     "Deeds" is defined in Section 3.2(e).

     "Disclosed Documents" is defined in Section 6.12.

     "Disclosing Party" is defined in Section 7.16.

     "DOJ" means the Antitrust Division of the United States Department of Justice.

     "Domination and Profit Transfer Agreement" is defined in Section 7.6(c).

     "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, deeds of trust, hypothecations, pledges, proxies, voting trusts or agreements, obligations, understandings, rights of way, easements, encroachments, servitudes, restrictive covenants, rights of first refusal or first negotiation or similar restrictions, or obligations, or arrangements or other restrictions on title transfer, use, voting, or other attributes of ownership of any nature whatsoever, including any conditional sale Contracts, title retention Contracts or other Contracts to give effect to any of the foregoing (other than the leases to which Tangible Personal Property is subject and other than Tangible Personal Property which has been purchased on credit where Asset Seller or ATPG has purported to retain title thereto (whether by Contract or by operation of Law to secure the balance of the purchase price thereof, provided that such Tangible Personal Property is not reflected on the Closing Date Balance Sheet in determining either Closing ATPG Working Capital or Closing U.S. Working Capital unless the related Liability is reflected on the Closing Date Balance Sheet in determining Closing ATPG Working Capital or Closing U.S. Working Capital)).

     "Environment" means indoor and outdoor air, surface and subsurface soil, and surface or ground water.

     "Environmental Law" means any Law in effect as of the Closing Date that requires or relates to:

          (i) governing pollution or the protection of the Environment;

          (ii) advising appropriate authorities, employees or the public of the presence of or intended or actual Releases of Hazardous Substances or violations of discharge limits or other prohibitions or of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (iii) preventing or reducing to acceptable levels the presence of or Release of Hazardous Substances in or into the Environment;

          (iv) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

          (v) the transportation, use and disposal of Hazardous Substances;

          (vi) cleaning up, reducing the risk, and/or dealing with Hazardous Substances that have been Released; or

          (vii) making responsible Persons or polluting Persons pay private parties or third parties, or groups of them, for damages done to their health or the Environment or permitting representatives of the public interest (self-appointed or otherwise) to recover for injuries done to public assets as a result of an unauthorized Release.

     "Equity Seller" is defined in the Introduction.

     "Equity Seller's Knowledge" means the knowledge of the Jurgen Boche, Dwaine Brooks, Rolf Enders, David Freimuth, Wolfgang Hick, Thomas Koenig, Werner Lauhus, Steve Skerl,

Woody Tang, and Andrea Wilkens and each such individual shall be deemed to have knowledge of a particular fact or other matter if:

          (i) that individual is actually aware of that fact or matter; or

          (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter upon due inquiry

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Asset Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Excluded Assets" is defined in Section 2.2(b).

     "Excluded Liabilities" is defined in Section 2.3(b).

     "Excluded Software" is defined in Section 2.2(b)(xvii).

     "FCO" means the German Federal Cartel Office (Bundeskartellamt).

     "Final Asset Cash Purchase Price" is defined in Section 2.5(e).

     "Final Share Cash Purchase Price" is defined in Section 2.5(e).

     "FIRPTA Certificate" means a certificate of non-foreign status executed by Asset Seller and satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code.

     "FTC" means the United States Federal Trade Commission.

     "GAAP" means generally accepted accounting principles in the United States.

     "German GAAP" means generally accepted accounting principles in Germany.

     "Governmental Entity" means:

          (i) any national, state, provincial, local, municipal, foreign or other government;

          (ii) any governmental or quasi-governmental entity of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental power);

          (iii) the European Union;

          (iv) any body exercising any public administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

          (v) any official of the foregoing.

     "Governmental Permits" means all licenses, certificates, permits, franchises, approvals, rights, registrations, and Consents for the ownership or use of a Person's Properties and any pending applications or renewals of any of the foregoing from any Governmental Entity.

     "GWB" means the German law against restrictions of competition (Gesetz gegen Wettbewerbsbeschrankungen).

     "Hazardous Substance" means any substance, material or waste which is regulated by any Governmental Entity including any material, substance or waste which is defined as a "hazardous substance", "contaminant", "pollutant", "prescribed waste", "hazardous waste", "hazardous material", "toxic substance", "toxic waste", "extremely hazardous waste" or "restricted hazardous waste" or words of similar import under Environmental Law or Health & Safety Law, and includes petroleum, petroleum fractionals and petroleum products, asbestos, asbestos-containing material, urea formaldehyde, mould and polychlorinated biphenyls and includes the breakdown and reaction products of and from such substance, material or waste;

     "Health & Safety Law" means any Law that requires or relates to safe or healthful working conditions or to occupational safety or health, including the need to provide any of the foregoing, the proper presence, placement and use of Machine Guards or Industrial Disease detection, control, prevention and treatment.

     "Hong Kong Lease" means the Tenancy Agreement dated February 2, 2005 by and among Miss LAM Mei King, M.CHAN Wah Hung and Asset Seller.

     "Indebtedness" means, with respect to any Person at any date, without duplication and net of any Book Cash Balances of such Person: (i) all Liabilities of such Person for borrowed money or in respect of loans or advances, (ii) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all Liabilities in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all Liabilities arising from cash/book overdrafts of such Person, (v) all guaranties of such Person in connection with any of the foregoing or the following, (vi) all capital lease obligations of such Person,
(vii) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), (viii) all accrued interest, prepayment premiums or penalties related to any of the foregoing, (ix) all of the foregoing to the extent secured by any Property of such Person and (x) non-trade Intercompany Receivables and Intercompany Payables of such Person. Notwithstanding the foregoing, for purposes of determining the Cash Purchase Price, Indebtedness shall not include any amounts which are used in calculating either the Closing ATPG Working Capital or the Closing U.S. Working Capital.

     "Indemnified Party" means any Person claiming indemnification under any provision of Article VI.

     "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VI.

     "Indemnity Notice" is defined in Section 6.5(b).

     "Industrial Disease" means any disease, damage or medical condition to the extent attributable to conditions or working practices including pneumoconiosis, mesothelioma, other working conditions relating to asbestos, respiratory disease, dermatitis, noise induced hearing damage, solvent exposure and work related strains and sprains (including hernias, carpal tunnel syndrome and back injuries).

     "Information Memorandum" means that certain thirty-six page Confidential Information Memorandum prepared by Asset Seller in 2004, a copy of which is attached to Schedule 1.1(a).

     "Initial Letter of Credit Period" is defined in Section 6.13.

     "Insurance Coverage" means any insurance coverage maintained by, or on behalf of, Asset Seller or ATPG or any of its respective Affiliates (other than any workers' compensation insurance policies and insurance coverage maintained in connection with any Benefit Plans), the premiums for which are paid directly by Asset Seller or ATPG or any of their respective Affiliates.

     "Intellectual Property" means all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from Trademarks, Patents, Copyrights, Trade Secrets, and Computer Software.

     "Intercompany" means of or relating to the Textile Business, on one hand, and Asset Seller or its Affiliates, on the other hand.

     "Intercompany Payables" is defined in Section 2.3(b)(vii).

     "Intercompany Receivables" is defined in Section 2.2(b)(xv).

     "Interim Period Breaching Event" is defined in Section 6.7(c).

     "International Employees" is defined in Section 7.5(e).

     "Intracompany" means of or relating to the U.S. Business, on one hand, and ATPG, on the other hand or between ATPG, on the one hand, and its Italian branch, on the other hand.

     "Inventory" means raw materials, work-in-process, finished goods, spare parts and all supplies held for consumption in the Textile Business wherever located, including consignment inventory (where Asset Seller or ATPG is the consignor) and inventory on order for or in transit to or from Asset Seller or ATPG; provided, with respect to inventory on order or in transit, such inventory shall only be considered as Inventory in determining the Closing ATPG Working Capital or the Closing U.S Working Capital if the corresponding Liability is included in determining Closing ATPG Working Capital or Closing U.S. Working Capital, respectively.

     "IP Cash Purchase Price" is defined in Section 2.4(c).

     "IP Purchase" is defined in the Recitals.

     "IP Purchaser" is defined in the Introduction.

     "Law" means any applicable, European Union, German, U.S., multinational, federal, state, provincial, regional, local, municipal, foreign or other law, treaty, constitution, statute, regulation, code, ordinance, or rule, of a Governmental Entity or principle of common law.

     "Leased Real Property" means all real property that is leased, or licensed for occupation, to Asset Seller or ATPG, and in the case of real property so leased or licensed to Asset Seller or ATPG, that is used in connection with the Textile Business, and shall include all buildings, structures and other improvements thereon and appurtenances thereto.

     "Letter of Credit" is defined in Section 6.13.

     "Liabilities" means all obligations and other liabilities of a Person of any kind, character or description, whether absolute, accrued, contingent, fixed or otherwise, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, or due or to become due, and whether or not required to be reflected on a financial statement under GAAP, including trade payables from Affiliates of such Person and Indebtedness.

     "Licensed Products" is defined in Section 7.12.

     "Licenses" means all Contracts relating exclusively to the Textile Business pursuant to which any of the Seller Parties has any rights in or to any Intellectual Property from any Person, excluding all "shrink-wrap," "click-through" and similar Contracts for generally available Computer Software, and all Contracts relating exclusively to the Textile Business pursuant to which any of the Seller Parties has licensed or transferred any rights in or to any Intellectual Property to any Person.

     "Losses" means any and all damages (excluding, however, indirect, consequential and incidental damages), awards, fines, costs, expenses, fees, penalties, deficiencies, losses, (excluding any diminution in the value of the Purchaser Parties' investment in the Purchased Assets and ATPG), and denial of, reduction of or failure or inability to obtain or recover (collectively, a "Denial") any Tax credit, Tax deduction or other Tax benefit; provided however, that in no event shall any Denial of any Tax credit, Tax deduction or other Tax benefit which results from any act or omission on the part of the Purchaser Parties, ATPG or any of their Affiliates after the Closing be considered a Loss; and any amounts paid or incurred in defense and/or settlement and related expenses, including interest, court and other legal proceeding costs, reasonable fees of attorneys, accountants, and other experts or other third party out-of-pocket expenses of any Action or of any claim, default or assessment in all cases, whether or not involving a Third Party Claim; provided, further, that for purposes of determining the amount of a Loss which results from a breach by Asset Seller (or one of its Affiliates) of a representation or warranty contained in the Transitional Services Agreement, if any, or from the failure by a Seller Party (or one of its Affiliates) to perform any covenant or agreement contained in the Transitional Services Agreement, the Parties agree and acknowledge that consequential and incidental damages are expressly disclaimed.

     "Machine Guards" means the devices, attachments or other apparatus for the protection of employees, other individuals or any Property of any Person from harm, damage or injury in connection with the activation, operation, use or shutdown of equipment.

     "Management Presentations" is defined in Section 5.6(b)(2).

     "Net Present Value" is defined in Section 6.14.

     "Net Working Capital Adjustment Amount" is defined in Section 2.4(d).

     "Non-Competition Period" is defined in Section 11.1.

     "Operating Document" means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity, including any equity holders' Contract, voting Contract, voting trust Contract or registration rights Contract, together with any amendment or supplement to any of the foregoing.

     "Option" means with respect to any Person, any security, right, call, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any Capital Stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any Capital Stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Capital Stock of such Person, including any rights to participate in the equity, income or election of the Board of Directors of such Person.

     "Order" means any order, writ, judgment, decision, decree, ruling, assessment, award, injunction or similar order or requirement of any Governmental Entity or arbitrator (in each case whether preliminary or final).

     "Organizational Document" means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of limited partnership or other applicable organizational or charter documents relating to the creation or organization of such entity, together with any amendment or supplement to any of the foregoing.

     "Other Party" is defined in Section 7.16.

     "Party" and "Parties" are defined in the Introduction.

     "Patents" means patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any foreign counterparts claiming priority therefrom, utility models, industrial designs, patents of importation/confirmation, certificates of invention and similar statutory rights which are, in each case, issued or registered in any competent office worldwide.

     "Permitted Encumbrances" with respect to any Real Property means (i) liens for local property Taxes arising in the ordinary course of business assessed by state or local Governmental Entities not yet due and payable or which are being contested in appropriate proceedings; (ii) Encumbrances, if any, which do not adversely affect or interfere with the present use of such Asset Seller Owned Real Property subject thereto or affected thereby or otherwise interfere with the business conducted at such Asset Seller Owned Real Property, and do not interfere with, and are not violated by, the consummation of the Transactions; and (iii) all other matters affecting title which have been waived in writing or consented to in writing by the Purchaser Parties, including, specifically those set forth in Schedule 1.1(b).

     "Person" means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Personal Property Lease" means each lease (including both operating and capital leases) pursuant to which Asset Seller or ATPG leases any Tangible Personal Property and in the case of Tangible Personal Property so leased by Asset Seller, that is used in connection with the conduct of the Textile Business.

     "Preliminary Asset Purchase Price" is defined in Section 2.4(e).

     "Preliminary IP Purchase Price" is defined in Section 2.4(e).

     "Preliminary Purchase Prices" is defined in Section 2.4(e).

     "Preliminary Share Purchase Price" is defined in Section 2.4(e).

     "Promise to Pay" means that certain Promise to Pay Agreement dated September 30, 1999, by and between ATPG and AWIG.

     "Properties" means with respect to any Person, all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible) including the goodwill related thereto, owned, leased or operated by such Person.

     "Purchased Assets" is defined in Section 2.2(a).

     "Purchased Intellectual Property" means all right, title and interest of Asset Seller in the Asset Seller Intellectual Property and any right to sue for past and present infringement of any Asset Seller Intellectual Property, but excluding the Excluded Assets.

     "Purchaser Appraisals" is defined in Section 2.4(d).

     "Purchaser Indemnified Party" and "Purchaser Indemnified Parties" are defined in Section 6.2.

     "Purchaser Material Adverse Effect" shall mean an adverse effect on the business, results of operations or condition (financial or otherwise) of the Purchaser Parties taken as a whole, which equates to a monetary amount equal to or in excess of $50,000,000, excluding any effect arising out of or relating to (i) any event, circumstance, change or development generally applicable to the industries and markets in which Purchasers' Parent operates (including legal and regulatory changes); (ii) any event, circumstance, change or development generally applicable to the United States, German, European or global economies; (iii) any event, circumstance, change or development that is attributable to an action or omission of Purchasers' Parent taken with the prior written Consent of any Seller Party; (iv) any act of war (whether declared or not) or terrorism; (v) any event, circumstance, change or development that Purchasers' Parent can demonstrate arises from the consummation of the Transactions or the announcement of the execution of this Agreement, or
(vi) a reduction in paid-in share capital of the Purchaser's Parent in an amount of up to CHF 150,000,000.

     "Purchasers' Parent" is defined in the Introduction.

     "Purchaser Party" and "Purchaser Parties" are defined in the Introduction.

     "Real Property" means all Asset Seller Real Property and the ATPG Leased Real Property.

     "Receivables" means all notes and trade accounts receivable arising out of sales in connection with the conduct of the Textile Business, which shall include trade accounts receivables from Affiliates of Asset Seller and the full benefit of any and all security in connection therewith, together with any claims, rights or remedies relating thereto as of the Closing Date.

     "Release" means any "release" as defined in CERCLA (or with respect to Asset Seller or any Affiliates of Asset Seller, where defined under comparable foreign Environmental Law, provided if no comparable definition exists then the definition in CERCLA shall apply).

     "Remedial Order" means, as it relates solely to the Environment, any administrative complaint, direction, order or sanction issued, filed, or imposed by any Governmental Entity pursuant to any Environmental Laws and includes any order requiring investigation, assessment or remediation of any site or Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated or requiring any form of payment or co-operation be provided to any Governmental Entity.

     "Remediation" and "Remediate" and similar terms mean remediation, cleanup and monitoring and activities to control, stop or contain Hazardous Substances.

     "Restricted Territory" is defined in Section 11.3(a).

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Seller Indemnified Party" and "Seller Indemnified Parties" are defined in
Section 6.4.

     "Seller Party" and "Seller Parties" are defined in the Introduction.

     "Seller Parties' Knowledge" means, collectively, Asset Seller's Knowledge and Equity Seller's Knowledge.

     "Seller Parties' Objection" is defined in Section 2.5(b).

     "Sellers' Parent" is defined in the Introduction.

     "Shared Intellectual Property" means all computer software job streams developed by Asset Seller and residing on the HP3000 server, which server is included as part of the Purchased Assets; provided, however, that to the extent an item of Shared Intellectual Property is also Textile Business Intellectual Property, such item shall be considered Textile Business Intellectual Property for purposes of this Agreement and is included as part of the Purchased Assets.

     "Shares" is defined in the Recitals.

     "Subsidiary" means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

     "Tangible Personal Property" includes all tangible Property other than Real Property and Intellectual Property.

     "Tax Benefit" means any past, current and/or future benefit of any kind resulting in a decrease of future Taxes, which are discounted on the basis of an interest rate of 4% p.a. for this purpose.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof or supplements thereto.

     "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority, and any Liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

     "Textile Business" is defined in the Recitals.

     "Textile Business Financial Statements" is defined in Section 5 of Attachment 4.2.

     "Textile Business Intellectual Property" means ATPG Intellectual Property and Asset Seller Intellectual Property.

     "Textile Business Material Adverse Effect" shall mean an adverse effect on the Textile Business, results of operations or condition (financial or otherwise) of the Textile Business taken as a whole, which equates to a monetary amount equal to or in excess of $4,000,000 excluding any effect arising out of or relating to (i) any event, circumstance, change or development generally applicable to the industry and market of the Textile Business (including legal and regulatory changes); (ii) any event, circumstance, change or development generally applicable to the United States, German, European or global economies;
(iii) any event, circumstance, change or development that is attributable to an action or omission of Asset Seller, Equity Seller or ATPG taken with the prior written Consent of any Purchaser Party; (iv) any act of war (whether declared or not) or terrorism; or (v) any event, circumstance, change or development that Asset Seller or Equity Seller can demonstrate, arises from the consummation of the Transactions or the announcement of the execution of this Agreement, including (a) any actions of competitors (other than the Purchaser Parties), (b) any actions taken by, or losses of, employees or (c) any delays or cancellations of orders for products or services.

     "Third Party Claim" is defined in Section 6.5(a).

     "Third Party Claim Notice" is defined in Section 6.5(a).

     "Third Party Claim Notice Period" is defined in Section 6.5(a).

     "Threshold Amount" is defined in Section 6.7(a).

     "Trade Secrets" means all categories of trade secrets as defined in the U.S. Uniform Trade Secrets Act and business or technical information, including know-how, formulae, patterns, programs, devices, compilations of information, methods, techniques, processes, procedures, specifications, algorithms, inventions, discoveries, ideas, technology or technical data that (i) derive independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from their disclosure or use, and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

     "Trademarks" means worldwide registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, assumed names, domain names and all foreign registrations and applications to register the same and renewals thereof and all goodwill associated therewith.

     "Transactions" means the sale of the Purchased Assets to Asset Purchaser, the sale of the Purchased Intellectual Property to IP Purchaser, the sale of Shares to Equity Purchaser, the assumption of the Assumed Liabilities by Asset Purchaser and all the transactions provided for or contemplated by this Agreement and in any Ancillary Agreement.

     "Transition Services Agreement" means the Transition Services Agreement, dated as of May 9, 2006, by and between Asset Seller and ATPG International, Inc., a copy of which is attached hereto as Exhibit 1.1.

     "Treasury Regulations" means the regulations promulgated under the Code.

     "Update Period" is defined in Section 7.17.

     "U.S. Benefit Plans" is defined in Section 15(b)(i) of Attachment 4.2.

     "U.S. Business" is defined in the Recitals.

     "U.S. Business Contracts" is defined in Section 9(a) of Attachment 4.2.

     "U.S. Business Governmental Permits" means all Governmental Permits with respect to (a) the ownership or use of the Purchased Assets and/or (b) the operation of the U.S. Business, in either case that are held by or for the benefit of Asset Seller or the U.S. Business.

     "U.S. Employees" means each person employed by Asset Seller as of the Closing Date who primarily is performing work duties in connection with the U.S. Business or who is absent from such work duties (i) by reason of a scheduled day off, (ii) by reason of a sick day or a paid vacation day, personal leave day or holiday, (iii) by reason of an authorized leave (such as military, family or medical leave covered under Section 102 of the Family and Medical Leave Act of 1993 (collectively "Family Leave")), workers compensation or other leaves where return to work is subject to statutory requirements, or (iv) due to any short-term disability or other authorized leave under Asset Seller's employment policies.

     "U.S. Employment Agreements" is defined in Section 9(a) of Attachment 4.2.

     "U.S. Non-Transferred Employees" is defined in Section 7.5(a)(i).

     "U.S. Transferred Employees" is defined in Section 7.5(a)(i).

     "WARN Act" means the Worker Adjustment and Retraining Notification Act and any similar state or local law.

     "Working Capital" means the amount of current assets excluding cash minus current liabilities excluding income Taxes payable, each according to GAAP calculated as shown in the format of Schedule 1.1(c).

     SECTION 1.2 INTERPRETATION.

     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any Party or to any party to any other Contract or document shall include such party's successors and permitted assigns. A reference to a Contract shall include all amendments and modifications thereto.

     (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

     (g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

     (h) The words "ordinary course of business" shall be construed to mean consistent in nature, scope and magnitude with past practices.

     (i) References to "Asset Seller" shall mean Asset Seller solely in respect of the conduct of the Textile Business.

     (j) The words "currently", "presently" and words of similar meaning shall mean as of the date hereof.

     (k) Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, Regulations or legal relationships (herein collectively referred to as the "Legal Terms") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.

     (l) This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

                                   ARTICLE II

                PURCHASE AND SALE OF SHARES AND PURCHASED ASSETS

     SECTION 2.1 EQUITY PURCHASE; RIGHT TO PROFITS; SEPARATE TRANSFER DOCUMENT.

     (a) Equity Seller hereby sells, and Equity Purchaser hereby purchases the Shares upon the terms and conditions of this Agreement. The sale and purchase of the Shares hereunder shall include any and all rights pertaining to the Shares, excluding, however, the right to receive dividends through the Closing Date. All profits of ATPG prior to and through the Closing Date are for the account of Equity Seller, regardless of whether such profits will have been distributed or transferred to Equity Seller on or prior to the Closing Date.

     (b) Equity Seller and Equity Purchaser agree that title to the Shares sold and purchased hereunder will not pass by virtue of this Agreement but will pass with effect "in rem" (mit dinglicher Wirkung) at the Closing by means of a separate notarial transfer deed substantially in the form as attached hereto as
Exhibit 2.1.

     SECTION 2.2 ASSET PURCHASE AND LICENSE.

     (a) Description of Assets. Asset Seller hereby sells, transfers, conveys and assigns, and (x) IP Purchaser hereby purchases, subject to obtaining the necessary consents for the sale, transfer, conveyance or assignment of the Licenses for third-party Intellectual Property, upon the terms and conditions of this Agreement, the Purchased Intellectual Property, and (y) Asset Purchaser hereby purchases, upon the terms and conditions of this Agreement, all right, title and interest of Asset Seller in, to and under the Properties (other than the Purchased Intellectual Property) necessary for the operation of the U.S. Business as currently conducted, including, without limitation, the following Properties used or held for use in connection with the U.S. Business as currently conducted as the same exists on the date hereof and shall exist at the Closing Date (collectively, the "Purchased Assets"), but specifically excluding the Excluded Assets (as defined in Section 2.2(b)):

          (i) Real Property. All of Asset Seller's right, title and interest in, to and under the Asset Seller Real Property described in Schedule 2.2(a)(i), including the Asset Seller Real Property Leases;

          (ii) Tangible Personal Property. All of Asset Seller's Tangible Personal Property used exclusively in connection with the U.S. Business (other than Inventory), including those described by asset type on Schedule 2.2(a)(ii) hereto;

          (iii) Inventory. All of the Inventory of Asset Seller held for use in connection with the U.S. Business;

          (iv) Receivables. All Receivables of Asset Seller arising out of sales in connection with the conduct of the U.S. Business, including Intracompany Receivables;

          (v) [Reserved]

          (vi) Books and Records. Asset Seller's customer list, vendor list, bills of material and standard cost files in connection with the U.S. Business;

          (vii) Prepaid Items. All of Asset Seller's deferred charges, advance payments, prepaid and deferred items (including prepaid rent), credits, rebates due from suppliers, advance payments for returnable containers, security and other deposits, claims for refunds, rights of offset, and credits of all kinds with respect to the U.S. Business, including Taxes related to real and personal property and including advance payments made under customer purchase Contracts, car leases, computer maintenance Contracts and exhibition shows (other than those prepaid items referred to in Section 2.2(b)).

          (viii) Personal Property Leases. Subject to Section 7.14 hereof, the Asset Seller Personal Property Leases identified on Schedule 4.2.8(c).

          (ix) Contracts. Subject to Section 2.2(b) and Section 7.14, (A) the Contracts of Asset Seller specified on Schedule 2.2(a)(ix) and (B) all other Contracts (other than Asset Seller Real Property Leases, Asset Seller Personal Property Leases) with customers, suppliers, vendors, or others appertaining to or entered into by Asset Seller in the ordinary course of business for or on behalf of the U.S. Business other than in the case of Clause (B) Contracts with any Affiliate of Asset Seller or any license of Shared Intellectual Property. Those Contracts being assigned pursuant to this Section 2.2(a)(ix) are collectively referred to as the "Assumed Contracts";

          (x) Governmental Permits. Subject to Section 7.14 hereof, all U.S. Business Governmental Permits, including those U.S. Business Governmental Permits identified on Schedule 2.2(a)(x);

          (xi) Claims. All of Asset Seller's Actions, claims and demands, if any, whether choate or inchoate, known or unknown, contingent or noncontingent, against third parties relating to the Purchased Assets or the U.S. Business, including with respect to defective goods, including raw material inventory, products or services, claims against customers and insurance benefits to the extent described in Section 6.11, but excluding any claims or demands of Asset Seller which may arise against Asset Purchaser or its Affiliates in connection with the Transactions;

          (xii) Goodwill. All of the goodwill of Asset Seller relating to the U.S. Business, including going concern value and other intangible Properties predominantly related to the Textile Business not otherwise specifically enumerated as a Purchased Asset herein, but excluding all goodwill associated with any Excluded Asset; and

          (xiii) Other Assets. All of Asset Seller's other Properties necessary for the operation of the U.S. Business as currently conducted, including, without limitation, telephone numbers, telecopy numbers, rights to inventories held as a consignee and those Properties set forth on Schedule 2.2(a)(xiii), but excluding those Properties specifically included within the Excluded Assets.

     (b) Excluded Assets. The Purchased Assets to be purchased and sold hereunder, and the term "Purchased Assets" as used herein, shall not include the following Properties (the "Excluded Assets") of Asset Seller in existence at the Closing Date, provided that there shall not be included within the Excluded Assets any Properties that are reflected as assets on the Closing Date Balance
Sheet:

          (i) Cash. All of Asset Seller's cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

          (ii) Insurance Coverage Maintained on Behalf of Asset Seller. Except as set forth in Section 7.10, all casualty, liability or other policies of insurance or coverage maintained on behalf of Asset Seller and rights thereunder and any prepaid insurance premiums existing as of the Closing Date related to such policies;

          (iii) Tax Refunds; Claims. All refunds of any Tax due to Asset Seller, including all claims for refunds attributable to tax periods ending prior to or at the Closing Date;

          (iv) Books and Records. The following Books and Records of Asset
     Seller: (A) those not relating to the Textile Business; (B) income Tax Returns and all related workpapers; and (C) all other Books and Records not included in Section 2.2(a)(vi);

          (v) Corporate Rights. The right or franchise of Asset Seller to be a corporation and all documents pertaining thereto, including Organizational Documents, Operating Documents, corporate seals, minute books and stock books;

          (vi) Indemnity Rights. All indemnity and contribution rights granted to or owed by third parties to Asset Seller to the extent relating to any Excluded Asset or Excluded Liabilities, and any and all rights or assets to the extent arising from and directly related to the defense, release, compromise, discharge or satisfaction by Asset Seller of such Excluded Liabilities;

          (vii) Claims. All of Asset Seller's Actions, judgments, claims and demands of whatever nature against third parties not included in Section 2.2(a)(xi);

          (viii) Guarantees. All guarantees given by Asset Seller or their Affiliates to third parties for the benefit of the Textile Business;

          (ix) Prepaid Items. All of Asset Seller's deferred charges, advance payments, prepaid and deferred items (including prepaid rent), credits, security and other deposits, claims for refunds, rights of offset, and credits of all kinds, including Taxes, in each case to the extent relating solely to the Excluded Assets or the Excluded Liabilities;

          (x) Rights under this Agreement. Asset Seller's rights under this Agreement;

          (xi) Benefit Plans. Except as set forth in Section 7.5, all rights and interest to all Benefit Plans maintained or contributed to by Asset Seller or any of its Affiliates or that provides benefits or describes policies and procedures applicable to any current or former director, officer, employee or service provider of Asset Seller or any of its Affiliates, or the dependents of any thereof;

          (xii) Bank Accounts. All bank accounts, safe deposit boxes, checking accounts or other accounts of any nature maintained on behalf of Asset Seller by Asset Seller or an Affiliate of Asset Seller;

          (xiii) Contracts. All Contracts of Asset Seller other than (a) the Assumed Contracts, (b) the Asset Seller Real Property Leases and (c) the Asset Seller Personal Property Leases;

          (xiv) Real Property. All right, title and interest of Asset Seller in real property other than the Asset Seller Real Property;

          (xv) Intercompany Receivables. All Intercompany receivables of Asset Seller as set forth on Schedule 2.2(b)(xv) ("Intercompany Receivables");

          (xvi) Signage. Signage with Day International logos, stamps or artwork, and the "Day" and "Day International" marks and any logo, trademark, trade name or other derivation thereof, and all goodwill associated therewith;

          (xvii) Excluded Software. All computer software programs listed on
     Schedule 2.2(b)(xvii) and generally available computer software programs that are licensed from a third party pursuant to a "shrink-wrap," "click-through" or similar agreement, except to the extent such computer software is listed on Schedule 4.2.16(a); (the "Excluded Software") and all licenses for Excluded Software;

          (xviii) Shared Intellectual Property. All Shared Intellectual Property and licenses relating thereto; and

          (xix) Other Excluded Assets. Those Properties, if any, reflected on
     Schedule 2.2(b)(xviii) and all licenses therefor.

     SECTION 2.3 ASSUMPTION OF LIABILITIES.

     (a) Liabilities to be Assumed by Asset Purchaser. As partial consideration for the consummation of the Transactions, at the Closing, Asset Purchaser shall assume and agree, and as of the Closing Date shall be deemed to have assumed and agreed, to perform when due and discharge in accordance with their respective terms, and Asset Purchaser shall indemnify Asset Seller and hold Asset Seller harmless with respect to only the following Liabilities of Asset Seller in respect of the Textile Business, without prejudice to the right of Asset Purchaser to make any indemnity claims under Article X hereof (the "Assumed Liabilities"):

          (i) Accrued Liabilities. The Liabilities of Asset Seller, if any, used in determining the Closing U.S. Working Capital;

          (ii) Ordinary Course of Business Liabilities. Liabilities that have been incurred in the ordinary course of business and are reflected in the Closing Date Balance Sheet;

          (iii) Leases and Assumed Contracts. All Liabilities relating to or arising out of performance of the Asset Seller Real Property Leases, Asset Seller Personal Property Leases and/or Assumed Contracts referred to in
     Section 2.2(a)(i), Section 2.2(a)(viii) and Section 2.2(a)(ix) except to the extent related to any Loss arising from a breach thereof occurring prior to the Closing Date;

          (iv) Liabilities Expressly Assumed Under this Agreement. All Liabilities of Asset Seller expressly assumed by Asset Purchaser pursuant to the terms of this Agreement;

          (v) Other Assumed Liabilities. Those Liabilities, if any, listed on
     Schedule 2.3(a)(v).

     (b) Excluded Liabilities. The Liabilities to be assumed by Asset Purchaser and the term "Assumed Liabilities" shall expressly exclude all other Liabilities of Asset Seller (the "Excluded Liabilities"); provided that there shall not be included within the Excluded Liabilities any Liabilities that are reflected as Liabilities on the Closing Date Balance Sheet. The Excluded Liabilities shall include, without limitation:

          (i) Contracts. Any Liabilities of Asset Seller under any Contract other than to the extent expressly assumed by Asset Purchaser pursuant to
     Section 2.3(a);

          (ii) Taxes. Any Liabilities of Asset Seller for Taxes;

          (iii) Retained Liabilities. Any Liabilities expressly assumed or retained by Asset Seller pursuant to this Agreement or any Ancillary Agreement;

          (iv) U.S. Non-Transferred Employees. Any Liabilities of Asset Seller with respect to the U.S. Non-Transferred Employees;

          (v) Indebtedness. Any Indebtedness of Asset Seller except to the extent such Indebtedness relates to a capital lease obligation under an Asset Seller Personal Property Lease or Assumed Contract referred to in
     Section 2.2(a)(viii) and Section 2.2(a)(ix), respectively;

          (vi) Off-Site Disposal of Hazardous Substances. Any Liabilities relating to the disposal or deposit of Hazardous Substances by Asset Seller prior to Closing, at sites not owned or operated by Asset Seller;

          (vii) Intercompany Payables. All Intercompany payables of Asset Seller as set forth on Schedule 2.3(b)(vii) ("Intercompany Payables");

          (viii) Guarantees. All guarantees given by Asset Seller or one of its Affiliates to third parties for the benefit of the Textile Business; and

          (ix) U.S. Transferred Employees. All Liabilities of Asset Seller (including without limitation accrued vacation benefits) arising prior to and as of the Closing Date with regard to the U.S. Transferred Employees.

     (c) No Assumption of Liabilities. Except for the Assumed Liabilities, Asset Purchaser shall not assume and shall not be responsible for any of the liabilities, debts, or obligations of Asset Seller, whether present or future, absolute or contingent and whether or not relating to the Textile Business and Asset Seller shall perform when due and discharge in accordance with their respective terms, and indemnify the Purchaser Indemnified Parties and hold the Purchaser Indemnified Parties harmless with respect to the Excluded Liabilities.

     SECTION 2.4 PURCHASE PRICE; CONDITIONS OF PAYMENT.

     (a) The aggregate cash purchase price to be paid by Equity Purchaser to Equity Seller for the Shares as sold and purchased hereunder (the "Share Cash Purchase Price") shall be the aggregate of:

          (1) an amount of Thirty-One Million Seven Hundred Eighty-Six Thousand Six Hundred Twenty-Four U.S. Dollars and No/100 (U.S. $31,786,624.00);

     minus

          (2) the net present value as of the Closing Date of all obligations of ATPG as lessee under leases which have been, or are to be, recorded in accordance with GAAP in the balance sheet of ATPG as capital leases (the "ATPG Financial Debt"), as reflected in the Closing Date Balance Sheet and in the Books and Records of ATPG as of the Closing Date;

     plus

          (3) ATPG Cash as of 5:00 p.m. (New York time) the Business Day prior to Closing.

     (b) The aggregate cash purchase price to be paid by Asset Purchaser to Asset Seller for the Purchased Assets as sold and purchased hereunder (the "Asset Cash Purchase Price") shall be an amount of Fourteen Million U.S. Dollars and No/100 (U.S. $14,000,000).

     (c) The aggregate purchase price to be paid by IP Purchaser to Asset Seller for the Purchased Intellectual Property as sold and purchased hereunder shall be an amount of Three Million U.S. Dollars and No/100 (U.S. $3,000,000.00) (the "IP Cash Purchase Price" and collectively with the Share Cash Purchase Price and the Asset Cash Purchase Price the "Cash Purchase Price").

     (d) Notwithstanding the foregoing, the Cash Purchase Price shall be adjusted downward or upward by an amount (the "Net Working Capital Adjustment Amount") equal to the amount by which the Closing Textile Business Working Capital, falls short of or exceeds Nine Million, One Hundred and Forty Thousand U.S. Dollars and No/100 (U.S. $9,140,000.00) (the "Average Net Working Capital"), in each case by more than One Hundred Thousand U.S. Dollars and No/100 (U.S. $100,000.00). Further, the Share Cash Purchase Price, the Asset Cash Purchase Price and the IP Cash Purchase Price, but not the Cash Purchase Price, may be adjusted based upon appraisals obtained by the Purchaser Parties for the Shares, the Purchased Assets and the Purchased Intellectual Property (the "Purchaser Appraisals").

     (e) Preliminary Purchase Price

     The Parties have based their determination of the preliminary purchase price of Thirty-One Million Seven Hundred Eighty-Six Thousand Six Hundred Twenty-Four U.S. Dollars and No/100 (U.S. $31,786,624.00) to be paid for the Shares at Closing (herein referred to as the "Preliminary Share Purchase Price") and the preliminary purchase price of Fourteen Million U.S. Dollars and No/100 (U.S. $14,000,000) to be paid for the Purchased Assets at Closing (herein referred to as the "Preliminary Asset Purchase Price") and the preliminary purchase price of Three Million U.S. Dollars and No/100 (U.S. $3,000,000.00) to be paid for the Purchased Intellectual Property at Closing (hereinafter referred to as the "Preliminary IP Purchase Price" and collectively with the Preliminary Share Purchase Price and the Preliminary Asset Purchase Price totaling FORTY-EIGHT MILLION SEVEN HUNDRED EIGHTY-SIX THOUSAND SIX HUNDRED TWENTY-FOUR U.S. DOLLARS AND NO/100 (U.S. $48,786,624.00) as the "Preliminary Purchase Prices") on the assumption that the amounts of the ATPG Financial Debt, the ATPG Cash, Intercompany Payables, Intercompany Receivables, the Closing ATPG Working Capital (which for demonstrative purposes is set out in Schedule 2.4(e)) and the Closing U.S. Working Capital. The adjustment of the amounts so determined shall be performed by way of the post closing adjustment under Section 2.5 below.

     (f) Payment of Preliminary Purchase Prices

     The Preliminary Purchase Prices shall become due and payable and shall be paid at Closing as follows:

          i) Asset Purchaser shall pay the Preliminary Asset Purchase Price to Asset Seller;

          ii) Equity Purchaser shall pay the Preliminary Share Purchase Price to Equity Seller;

          iii) IP Purchaser shall pay the Preliminary IP Purchase Price to Asset Seller;

          iv) All payments owed by a Purchaser Party to a Seller Party or vice versa under this Article 2 shall be paid by the respective Party free and clear of costs and charges in immediately available funds to the other Party's bank account. Payments to a Seller Party shall be made to a bank account designated in writing by the Seller Parties at least two days prior to Closing. Payments to the Purchaser Parties shall be made to their respective bank accounts set out below:

          Asset Purchaser:

          Account Name: ATPG International Inc.
          Bank: Bank of America
          Account #: 000654796281
          ABA # for Wires: 026009593

          Equity Purchaser:
          Account Name: Saurer GmbH & Co. KG
          Bank: Deutsche Bank AG, Konstanz (Germany)
          Account #: 0499194.00

          Bank Code for Wires: 690 700 32
          Swift Code for international payments: DEUTDE6F690

          IBAN: DE 14690700320049919400

          IP Purchaser:
          Account Name: Aktiengesellschaft Adolph Saurer
          Bank: Deutsche Bank AG
          Account #: 0419853.00
          Bank Code for Wires: 690 750 32
          Swift Code for international payments: DEUTDE6F690;
          IBAN: DE14690700320041985300

          and

          e) Any payment under this Section 2.4 shall be deemed made as soon as it has been credited on the account of the recipient.

          (g) The right of Parties to set-off or withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res judicata.

          SECTION 2.5 CLOSING DATE BALANCE SHEET AND POST CLOSING ADJUSTMENT.

     (a) As soon as practical following the Closing Date and in any event within sixty (60) days thereof, the Purchaser Parties shall prepare and deliver to the Seller Parties the proposed closing date balance sheet, as of the Closing, (which shall be prepared conform to the Form of Closing Date Balance Sheet attached as Schedule 2.5(a)) with respect to the Textile Business (in its final and binding form, the "Closing Date Balance Sheet") along with a statement of the Closing ATPG Working Capital (as of the Closing), Closing U.S. Working Capital (as of the Closing) and the resulting Final Share Cash Purchase Price, the IP Cash Purchase Price and the Final Asset Cash Purchase Price (together with the Closing Date Balance Sheet, the "Closing Statement"), which Closing Statement shall be derived from the proposed Closing Date Balance Sheet and shall use the Euro to Dollar exchange rate on the Closing Date (as published by The Wall Street Journal (U.S. Edition) as of the Closing Date). For the purpose of preparing the Closing Date Balance Sheet, the Purchaser Parties shall conduct a physical inventory as of the Closing, of the raw materials, work in process and finished goods which shall be valued in accordance with GAAP. The Seller Parties and their accountants and other representatives shall be entitled to observe such physical inventory and shall have full access to the relevant Books and Records of the Purchaser Parties upon reasonable advance written request and to request copies of supporting documents for the purpose of verifying the amounts set forth therein.

     (b) The Seller Parties shall, within thirty (30) days after the delivery by the Purchaser Parties of the proposed Closing Statement, complete their review of the proposed Closing Statement. The Purchaser Parties shall make readily available to the Seller Parties all relevant Books and Records and any work papers (including those of their accountants) relating to the proposed Closing Statement and all other items reasonably requested by the Seller Parties. The proposed Closing Statement shall be binding and conclusive upon, and deemed accepted by, the Seller Parties, unless the Seller Parties shall have notified the Purchaser Parties in writing within forty (40) days after delivery of the proposed Closing Statement of any good faith objection thereto, which objection can only be delivered if the Seller Parties determine that the proposed Closing Statement and the resulting Cash Purchase Prices calculated with reference thereto has not been determined in accordance with the guidelines and procedures set forth in this Agreement (the "Seller Parties' Objection"); provided that the Seller Parties may deliver more than one Seller Parties' Objection during such forty (40) day period following the delivery of the proposed Closing Statement and may amend any such Seller Parties' Objection once it has been delivered to the Purchaser Parties solely for the purpose of conducting a further inquiry within the scope of the original Seller Parties' Objection. The Seller Parties' Objection shall set forth a reasonably specific description of the basis of such Seller Parties' Objection and the specific adjustments to items reflected on the proposed Closing Statement that the Seller Parties believe should be made. Any items not disputed in a valid Seller Parties' Objection shall be deemed to have been accepted by the Seller Parties. Each Party agrees that it shall not object to or otherwise challenge the amount of the Average Net Working Capital.

     (c) If the Parties do not resolve their disputes within the first fifteen
(15) days following the Purchaser Parties' receipt of a Seller Parties' Objection, the Chief Financial Officers of the Seller Parties and the Purchaser Parties (or the respective members of senior management designated by them) shall attempt in good faith to resolve any such dispute within the following fifteen (15) days. If the Seller Parties and the Purchaser Parties are unable to resolve all of their disputes with respect to the Closing Statement within thirty (30) days following the Purchaser Parties' receipt of the Seller Parties' Objection, they shall refer their remaining differences to an internationally recognized firm of independent public accountants that is independent of both the Seller Parties and the Purchaser Parties (the "CPA Firm"). The CPA Firm shall resolve any such disagreements acting as experts and not as arbitrators, and its decision shall be final and binding on the Parties upon delivery of the written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

          (i) Upon selection of the CPA Firm pursuant to paragraph (c) above, the Purchaser Parties and the Seller Parties shall each submit any unresolved elements of the Seller Parties' Objection to the CPA Firm in writing (with a copy to the other Party), supported by any documents and/or affidavits upon which it relies. The Seller Parties' failure to do so without reasonable cause shall constitute a withdrawal by the Seller Parties of the Seller Parties' Objection with respect to any unresolved element to which such failure relates and the Purchaser Parties' failure to do so without reasonable cause shall constitute a withdrawal by the Purchaser Parties of their objection to the Seller Parties' Objection with respect to any unresolved element to which such failure relates.

          (ii) Within fifteen (15) days following such submission of the unresolved elements of the Seller Parties' Objection as specified in sub-clause (i) above, the Purchaser Parties and the Seller Parties may each submit their response to the other Party's objection to the CPA Firm in writing (with a copy to the other Party), supported by any documents and/or affidavits upon which it relies.

          (iii) The CPA Firm shall deliver its written opinion within twenty
     (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary not to exceed thirty (30) days. The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Seller Parties' Objection, and the CPA Firm shall not consider any other matter. The Purchaser Parties and the Seller Parties shall make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of the Parties' respective accountants) relating to the proposed Closing Statement and all other items reasonably requested by the CPA Firm.

     Any expenses relating to the engagement of the CPA Firm shall be allocated between the Purchaser Parties, on the one hand, and the Seller Parties, jointly and severally, on the other hand, so that the Purchaser Parties' share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by the Seller Parties to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by the Seller Parties to the CPA Firm. The Seller Parties and the Purchaser Parties shall each bear the fees of their respective accountants incurred in connection with the determination and review of the Closing Statement.

     (d) The proposed Closing Statement shall become final and binding on the Parties upon the earliest of (i) if no Seller Parties' Objection has been given with respect to the proposed Closing Statement, the expiration of the period within which the Seller Parties must make an objection pursuant to Section 2.5(b) hereof, (ii) agreement in writing by the Seller Parties and the Purchaser Parties that the proposed Closing Statement, together with any modifications thereto agreed by the Seller Parties and the Purchaser Parties, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to the proposed Closing Statement.

     (e) Promptly after the proposed Closing Statement and the determination of Closing ATPG Working Capital based on the Euro to Dollar exchange rate on the Closing Date (as published by The Wall Street Journal (U.S. Edition) as of the Closing Date) and Closing U.S. Working Capital have become final and binding under clause (d) above, the Cash Purchase Prices shall be recalculated by giving effect to such components of the Cash Purchase Prices as set forth in the final and binding Closing Statement (as recalculated, the "Final Share Cash Purchase Price" and the "Final Asset Cash Purchase Price", respectively).

     (f) (i) The Net Working Capital Adjustment Amount plus (ii) interest thereon from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, - will be paid within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, by wire transfer to the respective Seller Party or the respective Purchaser Party, as the case may be, in immediately available funds as provided for in Section 2.4.

     (g) The substance of any component of a Seller Parties' Objection cannot thereafter form the basis of a claim for damages pursuant to Section 10.2(a). Except as provided in the preceding sentence, the right of the Parties to indemnification pursuant to Article X (and the limits on such right) and the right of the Parties to a full adjustment of the Preliminary Purchase Price as provided in this Section 2.5 shall be without prejudice to each other.


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

     SECTION 2.6 ALLOCATION OF PURCHASE PRICE.

     The Asset Cash Purchase Price, the Assumed Liabilities and all other capitalized costs shall be allocated among the Purchased Assets in the manner set forth on Schedule 2.6 hereof (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. To the extent necessary, the Allocation Schedule shall be revised prior to the closing and agreed upon (and notarized by a notary in Switzerland or Germany) prior to Closing by Asset Purchaser and Asset Seller. Asset Purchaser and Asset Seller in each case agree to adopt and utilize the amounts so allocated for purposes of filing Internal Revenue Service Form 8594 and all federal, state, local and other Tax Returns filed by them and that they will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any claim, in any litigation or otherwise with respect to such Tax Returns, unless otherwise required to do so pursuant to applicable Law. Asset Seller and Asset Purchaser agree to provide the other promptly with any other information required to complete Form 8594. The Parties recognize that after the Closing Textile Business Working Capital is finally determined in accordance with Section 2.5, there may be one or more than one adjustment made to the Cash Purchase Price. In the event that the Cash Purchase Price is adjusted, the Purchaser Parties will prepare a revised Allocation Schedule and provide such schedule to the Seller Parties. Additionally, the Parties recognize that the amounts allocated among the Purchased Assets and the Purchased Intellectual Property may be adjusted based on the Purchaser Appraisals, and each of the Seller Parties and the Purchaser Parties shall use their commercially reasonable efforts to ensure that the allocation among the Purchased Assets together with the Purchased Intellectual Property shall not be less than one-third of the Cash Purchase Price. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

     SECTION 2.7 PURCHASERS' PARENT GUARANTEE.

     Purchasers' Parent hereby guarantees by way of an independent promise of guaranty the proper fulfillment of all of the payment obligations of the Purchaser Parties under or in connection with this Agreement when due.

     SECTION 2.8 CASH POOL INDEMNITY.

     For a period of ten (10) years, following the Closing Date, Equity Purchaser shall indemnify and hold harmless the Equity Seller from any claim of ATPG against Equity Seller unless such claim is booked in ATPG's books at Closing. This shall, however, apply exclusively to claims based on a violation or an alleged violation of the German share capital protection rules in Sec. 30 et seq. GmbH Act and the related case law in connection with the cash pool in which ATPG will be a member until shortly before the Closing Date or in connection with other inter-group financing agreements.

     SECTION 2.9 CALCULATION OF ATPG PROFIT.

     (a) The ATPG financial statements (Jahresabschluss) for the period beginning on January 1, 2006 and ending the Closing Date (the "ATPG Stub-Period Financial Statements"), shall be prepared in accordance with German GAAP, consistently applied in accordance with past practice (to the extent past practice does not conflict with any Law).

     (b) The ATPG Stub-Period Financial Statements are being prepared solely for purposes of calculating the profit of ATPG for the period beginning on January 1, 2006 and ending the Closing Date, and any Party's acceptance of the ATPG Stub-Period Financial Statements for such purpose shall not be deemed a waiver of any right or claim of such Party under this Agreement.

                                   ARTICLE III

                                   THE CLOSING

     SECTION 3.1 TIME AND PLACE OF CLOSING.

     (a) The consummation of the Transactions (the "Closing") shall be held following the satisfaction and/or waiver of all conditions to Closing set forth in Article VIII (other than conditions to be satisfied on the Closing Date) via conference call and an exchange of closing documents on the earlier to occur of
(i) the 15th day of any calendar month or (ii) the last day of any calendar month or at such other place or in such other manner as reasonably agreed to by the Seller Parties and the Purchaser Parties and shall be effective as of 12:00 midnight Frankfurt time (6:00 p.m. New York Time) on the Closing Date. The date on which the Closing takes place is referred to herein as the "Closing Date".

     (b) The date of the Closing shall be determined as follows: Within no more than ten (10) days after (i) the Parties have received the merger control clearance as set out in Section 8.1(b) and (ii) ATPG has received the consent by the competent tax authority for the change of its fiscal year, Equity Seller shall pass a shareholder resolution in due form amending the articles of association of ATPG as set out in Section 8.1(c) and shall procure that such amendment is filed for registration (Einreichung der Anmeldung zum Handelsregister) in the commercial register by ATPG. The Closing shall take place on the day on which the amended fiscal year ends.

     (c) If Equity Seller fails to pass the shareholder resolution referred to in Section 3.1 (b) above and cause its filing for registration (Einreichung der Anmeldung zum Handelsregister) in compliance with Section 3.1(b) above, the Seller Parties jointly and severally shall be liable to pay to Purchasers' Parent an amount of Twenty-Five Thousand U.S. Dollars and No/100 (U.S. $25,000.00) per day of delay.

     SECTION 3.2 SELLER PARTIES' DELIVERIES.

     On or before Closing, the Seller Parties shall deliver to the Purchaser Parties the following:

     (a) [Reserved].


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

     (b) Consents. Subject to the provisions of Section 7.14 below, the Consents described in Schedule 4.1.4 and Schedule 4.2.4 hereto, in form and substance satisfactory to the Purchaser Parties.

     (c) Corporate Approval. Copies, certified by the Secretary or Assistant Secretary of Asset Seller, of the approval by the Board of Directors of Asset Seller, or in the case of Equity Seller, simple copies, (if required by applicable Law or by rule of any applicable securities exchange), authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other agreements, documents and instruments relating hereto and the consummation of the Transactions.

     (d) Compliance with Law. All Consents of all Governmental Entities set forth on Schedule 4.1.4 and Schedule 4.2.4 hereto which are necessary so that consummation of the Transactions will be in compliance with applicable Law, if any.

     (e) Deeds. Limited warranty deeds (the "Deeds") sufficient to transfer and convey good and marketable title to each parcel of Asset Seller Owned Real Property to Asset Purchaser, subject to Permitted Encumbrances. Asset Seller shall also deliver possession of all of the Asset Seller Owned Real Property free and clear of all tenancies.

     (f) [reserved].

     (g) Books and Records. The Books and Records included within the Purchased Assets.

     (h) Instruments of Transfer. An instrument of assignment and such other assignments, bills of sale, certificates of title and other instruments of transfer, all in form and substance reasonably satisfactory to Asset Purchaser and Asset Seller (collectively, the "Bills of Sale"), as are reasonably necessary to convey fully and effectively to Asset Purchaser the Purchased Assets in accordance with the terms hereof.

     (i) FIRPTA Certificate. The FIRPTA Certificate.

     (j) Closing Certificate. A certificate of a senior officer of each of the Seller Parties to the effect that the conditions to Closing set forth in Section
8.2 have been satisfied, in form and substance reasonably acceptable to Seller Parties and Purchaser Parties.

     (k) Intercompany Indebtedness. Subject to Section 7.11, the amount of any Indebtedness owed to ATPG by Asset Seller or its Affiliates shall be paid to the creditor thereof.

     (l) Good Standing Certificates. Certificates from the appropriate public officials dated as of a date not earlier than the fifteenth Business Day prior to the Closing as to the good standing of Asset Seller in its jurisdiction of formation and in each jurisdiction set out in Schedule 4.2.1.

     (m) Assignments of Registered Intellectual Property of Asset Seller. Assignments necessary to document the transfer of the ownership by Asset Seller in and to all of the Patents and Trademarks included in the Purchased Intellectual Property to IP Purchaser.


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

     (n) Employee Information. The information required to be set forth on
Schedule 4.2.15(a) to the extent such information has not been set forth on such Schedules delivered on the date of the execution of this Agreement.

     (o) Legal Opinion. Legal opinion of counsel to Asset Seller and Sellers' Parent in form and substance reasonably acceptable to Seller Parties and Purchaser Parties, with customary qualifications and local modifications.

     (p) Other Assurances. Such certificates, assurances and documents and the Purchaser Parties may reasonably request on or prior to the Closing Date in order to effectuate the Closing.

     (q) Letter of Credit. The Letter of Credit issued in favor of the Purchaser Parties.

     (r) Release of Liens. Evidence satisfactory to the Purchaser Parties' legal counsel that all liens affecting the Purchased Assets, the Purchased Intellectual Property or the assets of ATPG have been duly released.

     SECTION 3.3 PURCHASER PARTIES' DELIVERIES.

     At Closing, the Purchaser Parties shall deliver to the Seller Parties the following:

     (a) Payment of Preliminary Purchase Prices. The Preliminary Purchase Prices shall be paid to the respective Seller Parties in accordance with Section 2.4(e).

     (b) Consents. The Consents, if any, described in Schedule 5.3 hereto in form reasonably satisfactory to the Seller Parties.

     (c) Corporate Approval. Copies, certified by the respective Secretary, an Assistant Secretary or authorized signatory of each Purchaser Party, of the approval by the Board of Directors of such Purchaser Party authorizing the execution, delivery and performance of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the Transactions.

     (d) Compliance with Law. All Consents of all Governmental Entities set forth on Schedule 5.3 which are necessary so that consummation of the Transactions will be in compliance with applicable Law.

     (e) Assumptions. An instrument of assumption in the form attached hereto as
Exhibit 3.3(e) (the "Assumption Agreement") pursuant to which Asset Purchaser assumes, and indemnifies Asset Seller and holds Asset Seller harmless with respect to, the Assumed Liabilities.

     (f) Closing Certificate. A certificate of a senior officer or authorized signatory of each of the Purchaser Parties to the effect that the conditions to Closing set forth in Section 8.3 have been satisfied, in form and substance reasonably acceptable to Seller Parties and Purchaser Parties.

     (g) Legal Opinions. Legal opinions of counsel to the Purchaser Parties in form and substance reasonably acceptable to Seller Parties and Purchaser Parties, with customary qualifications and local modifications.

     (h) Other Assurances. Such certificates, assurances and documents as the Seller Parties may reasonably request prior to the Closing Date in order to effectuate the Closing.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

     SECTION 4.1 EQUITY SELLER REPRESENTATIONS AND WARRANTIES.

     Except as set forth in the attached Schedules prepared by Equity Seller and delivered to Equity Purchaser simultaneously with the execution hereof, Equity Seller hereby represents and warrants to Equity Purchaser that all of the statements contained in Attachment 4.1 are true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date (or, if made as of a specified date, as of such date).

     SECTION 4.2 ASSET SELLER REPRESENTATIONS AND WARRANTIES.

     Except as set forth in the attached Schedules prepared by Asset Seller and delivered to Asset Purchaser simultaneously with the execution hereof, Asset Seller hereby represents and warrants to Asset Purchaser that all of the statements contained in Attachment 4.2 are true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date (or, if made as of a specified date, as of such date).

     SECTION 4.3 NO OTHER WARRANTIES.

     Except for the representations and warranties expressly contained in this Agreement, neither a Seller Party nor any other Person acting on behalf of a Seller Party makes any representation or warranty, express or implied.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

     The Purchaser Parties, jointly and severally, hereby make the following representations and warranties to the Seller Parties, each of which is true, complete and correct as of the date of this Agreement and will be true, complete and correct as of the Closing Date (or, if made as of a specified date, as of such date).

     SECTION 5.1 ORGANIZATION.

     Asset Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of South Carolina. IP Purchaser is a company duly organized and validly existing under the laws of Switzerland. Equity Purchaser is a limited partnership duly organized and validly existing under the laws of Germany. Purchasers' Parent is a company duly organized


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

and validly existing under the laws of Switzerland. Each Purchaser Party has all requisite corporate or other power to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligation hereunder and thereunder.

     SECTION 5.2 AUTHORIZATION; VALIDITY OF AGREEMENT.

     The execution, delivery and performance by each Purchaser Party of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of such Purchaser Party and no other corporate action on the part of such Purchaser Party is necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Transactions. No vote of, or Consent by, the holders of any class of Capital Stock issued by a Purchaser Party is necessary to authorize the execution and delivery by such Purchaser Party of this Agreement or the consummation by it of the Transactions. This Agreement has been, and the Ancillary Agreements to which Asset Purchaser, IP Purchaser, Equity Purchaser or Purchasers' Parent is a party when executed and delivered will have been, duly executed and delivered by each Purchaser Party thereto, and, assuming due and valid authorization, execution and delivery hereof by each Seller Party, this Agreement is and the Ancillary Agreements when executed and delivered will be valid and binding obligations of such Purchaser Party, enforceable against it in accordance with its terms except
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

     SECTION 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

     Except as set forth on Schedule 5.3 hereto and for the filings, permits, and Consents as may be required under, and other applicable requirements of the Securities Act or any Antitrust Law, none of the execution, delivery or performance of this Agreement by the Purchaser Parties, the consummation by the Purchaser Parties of the Transactions or compliance by them with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Operating Document or Organizational Document of a Purchaser Party, (b) require any filing with, or permit or Consent of, any Governmental Entity, (c) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which a Purchaser Party or any of its Subsidiaries is a party or by which any of them or any of their respective Properties may be bound, or
(d) violate any Law or Order applicable to a Purchaser Party, any of its Subsidiaries or any of their Properties, excluding from the foregoing clauses
(b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect on the Purchaser Parties' ability to consummate the Transactions.

     SECTION 5.4 LITIGATION.


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

     There is no Action pending or threatened against a Purchaser Party by or before any court or Governmental Entity that, individually or in the aggregate, would or would reasonably be expected to impede the ability of the Purchaser Parties to complete the Closing in all respects.

     SECTION 5.5 BROKERS OR FINDERS.

     None of the Purchaser Parties, their Affiliates, or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, or finder's fees in connection with the Transactions for which any of the Seller Parties would be responsible.

     SECTION 5.6 NO OTHER REPRESENTATIONS.

     (a) The Purchaser Parties explicitly acknowledge to purchase and acquire the Shares and the Purchased Assets in the condition they are in on the Closing Date based upon their own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon their own inspection, examination and determination without reliance upon any express or implied representations, warranties or guaranties of any nature made by the Seller Parties except for the representations and warranties explicitly given by the Seller Parties under this Agreement.

     (b) Without limiting the generality of the foregoing, the Purchaser Parties acknowledge that the Seller Parties give no representation, warranty or guaranty with respect to

          (1) any projections, estimates or budgets delivered or made available to a Purchaser Party of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of ATPG or the Textile Business; or

          (2) any other information or documents made available to a Purchaser Party or its counsel, accountants or advisors with respect to the Textile Business or ATPG, including, but not limited to, the Information Memorandum and the information provided during the management presentations delivered on February 14, 2006 (the "Management Presentations"), except as expressly set forth in this Agreement.

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     SECTION 6.1 SURVIVAL.

     Subject to Section 6.9 hereof, the Parties agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.

     SECTION 6.2 INDEMNIFICATION BY EACH SELLER PARTY.

     (a) Subject to the other provisions of this Article VI (including Section 6.10), the Seller Parties shall indemnify and hold harmless and defend the Purchaser Parties, ATPG and each of their stockholders, directors, officers, employees, representatives, agents, affiliates, successors and assigns (collectively referred to herein as the "Purchaser Indemnified Parties" and individually as a "Purchaser Indemnified Party") from and against any and all Losses suffered or incurred by the Purchaser Indemnified Parties as a result of, arising out of or in connection with:

          (1) The falsity or incorrectness of or breach of any representation or warranty of any Seller Party in this Agreement or in any Ancillary Agreement or in any Schedule, certificate or agreement furnished to a Purchaser Party by a Seller Party pursuant to this Agreement or any Ancillary Agreement disregarding, for purposes of calculating the amount of Losses arising from a breach of such Seller Party's representations and warranties (other than the representations and warranties contained in Sections 9 and 7 of Attachments 4.1 and 4.2, respectively) any references in such representations to "material," "Textile Business Material Adverse Effect" and similar references; provided that for purposes of this Section 6.2(a)(1) it is understood that such references to "material," "Textile Business Material Adverse Effect" and similar references shall apply for purposes of determining whether a breach of such representation or warranty has occurred;

          (2) The failure by any Seller Party to perform any covenant or agreement of any Seller Party under this Agreement (other than those set forth in Section 6.2(c) hereof) or any Ancillary Agreement, or under any schedule, certificate or agreement furnished to a Purchaser Party by such Seller Party pursuant to this Agreement or any Ancillary Agreement;

          (3) The failure by any Seller Party to discharge any claims, Liabilities or obligations arising prior to the Closing Date not specifically assumed by a Purchaser Party pursuant to this Agreement, including the Excluded Liabilities;

          (4) Any Action, whether commenced before or after the Closing Date, brought by a third party (including any Governmental Entity) prior to or on the two year anniversary of the Closing Date which arises directly out of or relates directly to any act, omission, occurrence, condition, fact or event occurring prior to or on the Closing Date solely for the period prior to the Closing;

          (5) (i) With respect to ATPG, and Liabilities owed and not accrued in accordance with Section 7.21 and (ii) with respect to Asset Seller, any Liabilities accrued through the Closing Date for payments to the current and former directors, officers, employees, distributors and agents of Asset Seller or ATPG for (A) bonuses (including bonuses based on the performance of the individual, bonuses based on the performance of Asset Seller or ATPG, retention bonuses, stay pay, bonuses in connection with the consummation of the Transactions, and similar payments) or (B) other compensation (including commissions) not constituting base salary;

          (6) Any indemnification obligations in favor of any current or former directors, officers, employees or agents of Asset Seller or ATPG arising out of any claim made by such individual (i) prior to or on the Closing Date or (ii) after the Closing Date if the event giving rise to such claim occurred prior to or on the Closing Date and solely for the period prior to or on the Closing Date;

          (7) Any personal injury claim made prior to or on the two year anniversary of the Closing Date (i) by any ATPG Employee which arises directly from any events occurring prior to or on the Closing Date and (ii) by any U.S. Transferred Employee which arises directly from any events occurring prior to or on the Closing Date and, in the case of both subclause (i) and (ii) hereof, solely for the period prior to or on the Closing Date;

          (8) Any Losses arising directly from a failure of ATPG to pay social security contributions (Sozialversicherungsbeitrage) as required by Law on or prior to Closing revealed by an audit by a German Governmental Entity prior to or on the three year anniversary of the Closing Date.

     (b) The obligation of the Seller Parties to indemnify under this Section
6.2 shall be as follows:

          (1) Asset Seller and Sellers' Parent shall be jointly and severally liable for any obligation to indemnify under Section 6.2(a).

          (2) Equity Seller shall be severally, but not jointly, liable for any obligation to indemnify arising out of (i) a breach of the warranties contained in Attachment 4.1, and (ii) any failure by it to perform any covenant or agreement referred to in Section 6.2(a)(2) and. for the avoidance of doubt, shall not be liable for any failure by Asset Seller or Sellers' Parent to perform any covenant or agreement referred to in Section 6.2(a)(2) or any indemnity obligation referred to in Section 6.2(a)(3) and 6.2(a)(4).

     SECTION 6.3 ENVIRONMENTAL INDEMNIFICATION BY THE SELLER PARTIES.

     (a) Sellers' Parent and Asset Seller, jointly and severally, and Equity Seller severally shall indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against all Claims or Losses which may be made or brought against the Purchaser Indemnified Parties, or which they may suffer or incur, as a result of or in connection with:

          (i) the presence of any Hazardous Substances at, upon or within the Real Property or Purchased Assets (including underlying soils and substrata, vegetation, surface water and groundwater) which exceed concentrations allowed under any Environmental Laws, or give rise to any liability under any Environmental Laws, to the extent relating to or arising from any condition, event or circumstance existing or occurring prior to the Closing Date, provided, however, that the liability for the assessment, abatement, and Remediation of any such detected conditions shall be limited to abiding by and complying with any Remedial Order issued by a Governmental Entity (whether issued before or after the Closing Date) or necessary to comply with any applicable Laws. The Purchaser Indemnified Parties' liability for the presence of any Hazardous Substances at, upon or within the Real Property or Purchased Assets shall be solely limited to the extent of that percentage, and only that percentage, of the Losses that were caused by any Purchaser Indemnified Party after the Closing Date;

          (ii) the presence of any Hazardous Substances which exceed concentrations allowed under any Environmental Laws, or give rise to any liability under any Environmental Laws, on, upon or within real properties other than the Real Property and which in any way relate to or arise from the operations or activities of the Seller Parties or their predecessors or Affiliates at, upon or within the Real Property prior to the Closing Date, provided, however, that the liability for the assessment, abatement, and Remediation of any such detected conditions shall be limited to abiding by and complying with any Remedial Order issued by a Governmental Entity (whether issued before or after the Closing Date) or necessary to comply with any applicable Laws. The Purchaser Indemnified Parties' liability for the presence of any Hazardous Substances which exceed concentrations allowed under any Environmental Laws, or give rise to any liability under any Environmental Laws, on, upon or within real properties other than the Real Property shall be solely limited to the extent of that percentage, and only that percentage, of the Claims or Losses that were caused by any Purchaser Indemnified Party after the Closing Date;

          (iii) any Remedial Order imposed in connection with the operations of the Seller Parties or the Real Property (including underlying soils and substrata, vegetation, surface water and groundwater), to the extent relating to any condition, event or circumstance existing or occurring prior to the Closing Date and related to or arising from the operations or activities of the Seller Parties or their predecessors or Affiliates or by any other Person for whose operations or activities the Seller Parties or their predecessors or Affiliates are responsible. The Purchaser Indemnified Parties' liability for any Remedial Order imposed in connection with the Real Property (including underlying soils and substrata, vegetation, surface water and groundwater) or Purchased Assets shall be solely limited to the extent of that percentage, and only that percentage, of the Claims or Losses that were caused by any Purchaser Indemnified Party after the Closing Date;

          (iv) any Remedial Order imposed in connection with properties adjoining to and/or neighboring the Real Property (including underlying soils and substrata, vegetation, surface water and groundwater), which in any way relates to or arises from the operations of the Seller Parties or their predecessors or Affiliates at, upon or within the Real Property prior to the Closing Date. The Purchaser Indemnified Parties' liability for any Remedial Order imposed in connection with properties adjoining to and/or neighboring any of the Real Property (including underlying soils and substrata, vegetation, surface water and groundwater) shall be solely limited to the extent of that percentage, and only that percentage, of the Claims or Losses that were caused by any Purchaser Indemnified Party after the Closing Date;

          (v) any other Claims brought or imposed by third parties in connection with the Environment or exposure or alleged exposure to any Hazardous Substances, relating to or arising from the operations of the Seller Parties or their predecessors or Affiliates prior to the Closing Date. The Purchaser Indemnified Parties' liability for any other Claims brought or imposed at any time by third parties in connection with the Environment or exposure or alleged exposure to any Hazardous Substances shall be solely limited to the extent of that percentage, and only that percentage, of the Claims or Losses that were caused by any Purchaser Indemnified Party after the Closing Date; or

     (b) The Purchaser Parties shall inform the Seller Parties as soon as practical of any environmental indemnification claim arising under this Section
6.3 pursuant to Section 6.5(c) of this Agreement.

     SECTION 6.4 INDEMNIFICATION BY PURCHASER PARTIES.

     Subject to the other provisions of this Article VI, the Purchaser Parties shall, jointly and severally, indemnify and hold harmless each Seller Party and each of its stockholders, directors, officers, employees, representatives, agents, successors and assigns (collectively referred to herein as the "Seller Indemnified Parties" and individually as a "Seller Indemnified Party") from and against any and all Losses suffered or incurred by such Indemnified Party after the Closing as a result of or arising out of:

     (a) The falsity or incorrectness of or breach of any representation or warranty of the Purchaser Parties in this Agreement or in any Ancillary Agreement or under any Schedule, certificate or agreement furnished to any Seller Party by the Purchaser Parties pursuant to this Agreement or to any Ancillary Agreement disregarding, for purposes of calculating the amount of Losses arising from a breach of a Purchaser Party's representations and warranties, any references in such representations to "material" and similar references; provided that it is understood that such references to "material" and similar references shall apply for purposes of determining whether any particular representation or warranty has been breached for purposes of this
Section 6.4(a);

     (b) The failure by a Purchaser Party to perform any covenant or agreement of the Purchaser Parties under this Agreement or any Ancillary Agreement or under any Schedule, certificate or agreement furnished to any Seller Party by any Purchaser Party pursuant to this Agreement;

     (c) The failure by Asset Purchaser or any of its Affiliates to perform or discharge any Assumed Liability but only if such failure is not caused in whole or in part by (i) a breach of any of the representations and warranties made by any Seller Party under this Agreement or (ii) Seller Party's failure to perform in any material respect any material obligation or to comply in any material respect with any covenant or agreement to be performed or complied with by it under this Agreement; or

     (d) The failure by the Purchaser Parties or any of their Affiliates to discharge any claims or Liabilities arising from the operations of the U.S. Business after the Closing Date.

     SECTION 6.5 METHOD OF ASSERTING CLAIMS.

     All claims for indemnification by any Indemnified Party under this Article VI shall be asserted and resolved as follows:

     (a) Third Party Claims. If any Claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VI is asserted against such Indemnified Party by a Person (a "Third Party Claim"), the Indemnified Party shall give written notice (the "Third Party Claim Notice") and the details thereof including an estimate of the claimed Losses (if known and quantifiable), copies of all relevant pleadings, documents and information to the Indemnifying


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

Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the "Third Party Claim Notice Period") provided that the failure to so notify the Indemnifying Party within the Third Party Claim Notice Period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. Within thirty (30) days after its receipt of the Third Party Claim Notice by the Indemnifying Party, the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article VI, which response shall be final and irrevocable; provided that if the Indemnifying Party shall fail to timely deny its obligations to so indemnify and defend, it shall be deemed to have irrevocably acknowledged its obligation to so indemnify and defend unless such delay does not prejudice the rights of the Indemnified Party.

     If the Indemnifying Party acknowledges (or is deemed to acknowledge) its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that imposes injunctive or other equitable relief against the Indemnified Party or does not fully and finally release the Indemnified Party from all Liability, unless consented to by the Indemnified Party. The Indemnified Party will cooperate fully in such defense, including by making available to the Indemnifying Party all books, records and documents within the Indemnified Party's control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party's cost and expense, at any time to prevent default or protect its interests file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnifying Party to diligently defend such Third Party Claim. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 6.5(a).

     Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by independent legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iv) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

     (b) Other Claims. In the event any Indemnified Party should have a claim under this Article VI against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the "Indemnity Notice") and the details thereof, including an estimate of the claimed Losses (if known and quantifiable), copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the "Claim Notice Period");

provided that the failure to so notify the Indemnifying Party during the Claim Notice Period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such Indemnifying Party. The Indemnifying Party will notify the Indemnified Party within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party whether the Indemnifying Party disputes its Liability to the Indemnified Party under this Article VI with respect to such claim.

     (c) Environmental Remediation. The Seller Parties shall have the right to control, and shall be responsible for, the methods, timing and conduct of environmental monitoring, investigation or Remediation that is subject to indemnification by the Seller Parties, provided that no such monitoring, investigation or Remediation shall unreasonably interfere with the Textile Business or pose any threat to the Textile Business or employees of any Purchaser Indemnified Party or any third party, and shall only be conducted pursuant to an access agreement reasonably acceptable to the Purchaser Parties.

     SECTION 6.6 MITIGATION.

     The Seller Parties and the Purchaser Parties acknowledge their obligation to use commercially reasonable efforts to mitigate their damages resulting from a breach of the representations and warranties and/or covenants by the other Parties hereto.

     SECTION 6.7 MONETARY LIMITATIONS ON INDEMNIFICATION.

     (a) No amount of indemnity shall be payable by Equity Seller or Asset Seller, respectively, in the case of a claim by any Purchaser Indemnified Party under Section 6.2(a)(1) or by the Purchaser Parties in the case of a claim by a Seller Indemnified Party under Section 6.4(a) unless such Purchaser Indemnified Party or Seller Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of Two Hundred Thousand U.S. Dollars and No/100 (U.S. $200,000.00) (the "Threshold Amount") whereupon such Purchaser Indemnified Party or Seller Indemnified Party shall be entitled to claim indemnification for the amount by which its Losses exceed the Threshold Amount, provided that in no event shall the aggregate indemnity amount payable by any Indemnifying Party under Section 6.2(a)(1) exceed Fifteen Million U.S. Dollars and No/100 (U.S. $15,000,000.00) of the Cash Purchase Price (the "Cap Amount"); provided, further, that no Purchaser Indemnified Party or Seller Indemnified Party shall have an indemnity claim with respect to individual Losses that do not exceed Two Thousand Five Hundred U.S. Dollars and No/100 (U.S. $2,500.00) (the "De Minimis Amount"). Notwithstanding anything herein to the contrary, the Cap Amount shall not apply with respect to the Seller Parties' obligation to indemnify the Purchaser Parties from any liability for Taxes under Section 10.1.

     (b) All amounts of indemnity paid either by any Seller Party shall be added for the purpose of determining whether the Cap Amount has been reached. The Cap Amount therefore is a common upper limit for the obligation of the Seller Parties towards the Purchaser Parties taken together.

     (c) Notwithstanding anything to the contrary in this Agreement, if an event occurs after signing of this Agreement and prior to Closing at no fault of any Seller Party which leads to


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

a breach of one or more of the warranties contained in nos. 8, 9, 10 (a), 10
(d), 11, 13, 14 and/or 18 of Attachment 4.1 (an "Interim Period Breaching Event"), no indemnity shall be payable with respect to the first U.S. $100,000 (one hundred thousand U.S. Dollars) of damages incurred by a Purchaser Party with respect to each such Interim Period Breaching Event, provided, however, that such limitation shall only apply for a maximum number of three (3) Interim Period Breaching Events.

     (d) In the event that the Transaction has not become permissible under cartel law within thirty (30) days after receipt of the pre-merger notification by the FCO, no Seller Party shall be liable to indemnify any Purchaser Party for any breach of any of the warranties contained in Section 8, 9, 10(a), 10(d), 11, 13, 14 and/or 19 of Attachment 4.1 which occur subsequent to such thirty (30) day period without fault of any Seller Party.

     SECTION 6.8 EXCLUSIVE REMEDIES.

     To the extent permitted by Law, any further claims and remedies other than explicitly provided for under this Article VI, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault, breach of contract and/or the right to reduce the purchase price or to rescind this Agreement, and any liability in tort.

     SECTION 6.9 TIME LIMITS ON CLAIMS.

     No Claim or Action shall be brought under this Article VI pursuant to
Section 6.2(a)(1) or Section 6.3(a) more than two (2) years following the Closing Date. Notwithstanding the foregoing, however, or any other provision of this Agreement:

     (a) There shall be no time limitation on Claims or Actions brought for breach of (i) any representation or warranty made in or pursuant to Section 5 and Section 10(c) of Attachment 4.1 and Section 8(a) (fourth sentence only) and
Section 8(d) (first sentence only) and (ii) the license and/or indemnification granted pursuant to Section 7.12(e) hereof, none of which shall be subject to this Section 6.9.

     (b) Any Claim or Action brought for breach of any representation or warranty made in or pursuant to Section 14 of Attachment 4.1 (Environmental) and
Section 13 of Attachment 4.2 (Environmental) may be brought at any time within three (3) years after the Closing Date.

     (c) Any Claim or Action in respect of Taxes shall be governed by Article X hereof.

     SECTION 6.10 TAX EFFECT AND INSURANCE; FINANCIAL RESERVES.

     (a) The Liability of the Indemnifying Party with respect to any Loss shall be (a) reduced by the Tax Benefit actually realized and by any insurance proceeds or other proceeds or recoveries paid to the Indemnified Party as a result of any such Losses and (b) increased by any Tax detriment actually suffered by the Indemnified Party as a result of such Losses, including any Taxes imposed on the Indemnified Party with respect to the receipt of any indemnity payment made under this Article VI. The intent of this provision is that the payment by the Indemnifying Party, as adjusted to give effect to any such Tax Benefit (or detriment), will make the Indemnified Party as economically whole on a current cash basis as is reasonably practical with respect to the Losses upon which the Indemnified Party's claim is based. For greater certainty, if any indemnity payment hereunder is subject to Tax in the hands of the Indemnified Party (including any withholding Tax or other Tax deducted or withheld from an indemnity payment), then the Indemnifying Party shall pay to the Indemnified Party (as often as shall be necessary) such additional sum or sums as will after such Tax (and any Tax on such additional sum or sums) leave the Indemnified Party with such amount as the Indemnified Party would have been left with had the indemnity payment not been subject to Tax in the hands of the Indemnified Party.

     (b) No Seller Party shall be liable for, and no Purchaser Party shall be entitled to a claim for any damages or indemnity payments under or in connection with this Agreement if and to the extent that the matter to which the claim relates is properly reserved for in the Asset Seller Financial Statements or ATPG Financial Statements.

     SECTION 6.11 NO CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES.

     Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for indirect, consequential or punitive damages arising out of or related to this Agreement or the Ancillary Agreements or the performance or breach thereof or any Liability retained or assumed hereunder or thereunder.

     SECTION 6.12 EXCLUSION OF CLAIMS DUE TO PURCHASER PARTIES' KNOWLEDGE.

     The Purchaser Parties shall not be entitled to bring any claim under this
Article 6 if the underlying facts or circumstances to which the claim relates were known by the respective Purchaser Party, taking into account that the Purchasers Parties, prior to entering into this Agreement, have been given the opportunity to conduct a thorough review of the status of ATPG and the Textile Business from a commercial, financial and legal perspective, inter alia, and to a review of the documents disclosed in the data room (hereinafter referred to as the "Disclosed Documents"). Facts and circumstances that could reasonably be concluded from the Disclosed Documents, as well as facts and circumstances identified in the Information Memorandum (other than with respect to financial data contained therein), the Management Presentations, or in this Agreement or its Annexes are deemed to be known by the Purchaser Parties. The knowledge of the Purchaser Parties' directors and officers, advisors and those of its affiliates and its employees who were engaged in carrying out the due diligence examination undertaken with regard to entering into this Agreement shall be imputed to the Purchaser Parties.

     SECTION 6.13 LETTER OF CREDIT.

     In connection with the Seller Parties' indemnification obligations hereunder and in lieu of placing a portion of the Cash Purchase Price in escrow, the Seller Parties shall tender the Purchaser Parties one or more Letters of Credit (in each case, a "Letter of Credit") issued by a national or international banking institution reasonably acceptable to the Purchaser Parties in the following amount: (i) from the Closing Date through the end of the fifteenth (15th) month following the Closing Date (the "Initial Letter Of Credit Period"), such Letter of Credit shall be in an amount equal to Four Million Dollars ($4,000,000) and (ii) on the first day of the sixteenth (16th) month following the Closing Date through the end of the twenty-fourth (24th) month following the Closing Date such Letter of Credit shall be reduced to an amount equal to the lesser of (a) two Million Dollars ($2,000,000) and (b) the difference between Four Million Dollars ($4,000,000) and the aggregate amount drawn under such Letter of Credit during the Initial Letter Of Credit Period; provided, however, that the term of each Letter of Credit shall be no longer than one year, and the Seller Parties shall renew the Letter of Credit effective on the one-year anniversary of the Closing Date in accordance with the provisions of this Section 6.13 and shall provide Purchaser Parties with evidence of such renewal ten (10) Business Days prior the expiration thereof. The form and content of the letter of credit shall be reasonably acceptable to the Purchaser Parties and shall provide for the payment to the Purchaser Parties of any Losses incurred by the Purchaser Parties in connection with the Seller Parties' indemnification obligations herein. Notwithstanding anything to the contrary contained in this Section 6.13, any such Letter of Credit shall expire at 5:00 p.m. New York time on the second
(2nd) anniversary of the Closing Date.

     SECTION 6.14 ARMSTRONG BACKSTOP OBLIGATION.

     (a) In the event that, at any time on or prior to the third anniversary of the Closing Date, both of the following events shall occur

          (i) The opening of an insolvency proceeding (Eroffnung des Insolvenzverfahrens) under the German Insolvency Act has been made by or against AWIG (as defined in Section 7.15 below) or the opening of insolvency proceedings by or against AWIG has been rejected for lack of assets (Abweisung mangels Masse); and

          (ii) AWIG fails to fulfill its payment obligation to Purchaser Parties under the Promise to Pay,

then the Seller Parties shall pay such amounts owed and not otherwise paid to Purchaser Parties pursuant to the Promise to Pay, subject to subsections (b) and
(c) below. For purposes of clarity, the provisions of this Section 6.14 are not subject to the provisions of Section 6.7.

     (b) In the event that both (a)(i) and (a)(ii) shall occur at any time on or prior to the second anniversary of the Closing Date, then the Seller Parties agree to make up to $2.0 Million of Future Payments (as defined below) to the Purchaser Parties on the dates and subject to the payment terms the Promise to Pay; provided, however, that the Seller Parties shall have the right, at any time while such obligation remains outstanding, to pay Purchaser Parties the Net Present Value (as defined below) of $2.0 Million of Future Payments (as defined below) in full satisfaction of Seller Parties' obligations hereunder.

     (c) In the event that both (a)(i) and (a)(ii) shall occur at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, then Seller Parties agree to make up to $1.0 Million of Future Payments (as defined below) to Purchaser Parties on the dates and subject to the payment terms of the Armstrong Purchase Agreement; provided, however, that the Seller Parties shall have the right, at any time while such


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

obligation remains outstanding, to pay Purchaser Parties the Net Present Value of $1.0 Million of Future Payments (as defined below) in full satisfaction of Seller Parties' obligations hereunder.

     (d) If an insolvency filing (Insolvenzantrag) has been made by or against AWIG prior to such third anniversary of the Closing Date and the insolvency court opens such insolvency proceeding or decides not to open such proceeding for lack of assets after the third anniversary of the Closing Date, the requirement in Section (a)(i) above shall be deemed to have occurred at the time of the filing.

     (e) If Seller Parties make any payment pursuant to this Section 6.14, and AWIG at any point thereafter resumes making payments pursuant to the Promise to Pay and/or the Armstrong Purchase Agreement and continue to do so through the third anniversary of the Closing Date, then

          (i) Seller Parties' obligation to make any further payments pursuant to this Section 6.14 shall automatically terminate; and

          (ii) any payments made at any time by AWIG to Purchaser Parties which are for payment obligations already paid by Seller Parties on behalf of AWIG must be promptly paid over by Purchaser Parties to Seller Parties.

     (f) With respect to any payments made by Seller Parties pursuant to this
Section 6.14, Seller Parties shall have the right to either (i) obtain an assignment by Purchaser Parties of their its rights as a creditor, solely with respect to such payment, under any insolvency proceeding under the German Insolvency Act, or (ii) receive the Seller Parties' pro rata share of any recovery by Purchaser Parties under any insolvency proceeding under the German Insolvency Act, which pro rata share shall include payments made after the insolvency filing.

     (g) If, at any time during the three-year period after the Closing Date, the Purchaser Parties agree with AWIG to settle the outstanding payment obligation under the Promise to Pay by payment (regardless of whether such payment shall be at a discount), then Seller Parties' guarantee obligations with respect to AWIG shall automatically terminate.

     (h) As used herein,

          (i) "$1.0 Million of Future Payments" shall mean the remaining payments owed by AWIG to Purchaser Parties under the Promise to Pay equal to $1.0 million (after subtracting all amounts paid by Seller Parties to Purchaser Parties pursuant to the Promise to Pay) in the aggregate, using a payment date conversion rate (as published in The Wall Street Journal (U.S. Edition) on the payment date), measured from the second anniversary of the Closing Date through the date on which $1.0 million would have been paid by Armstrong, which final measurement date shall be fixed. For the avoidance of doubt, if Seller Parties have paid $200,000 to Purchaser Parties as of the date of calculation, then $1.0 Million of Future Payments shall be calculated as the Net Present Value of the remaining $800,000 of payments owed by AWIG to Purchaser Parties under the Promise to Pay;

          (ii) "$2.0 Million of Future Payments" shall mean the remaining payments owed by AWIG to Purchaser Parties under the Promise to Pay equal to $2.0 million (after subtracting all amounts paid by Seller Parties to Purchaser Parties pursuant to the Promise to Pay) in the aggregate, using a payment date conversion rate (as published in The Wall Street Journal (U.S. Edition) on the payment date), measured from the Closing Date through the date on which $2.0 million would have been paid by Armstrong, which final measurement date shall be fixed. For the avoidance of doubt, if Seller Parties have paid $200,000 to Purchaser Parties as of the date of calculation, then $2.0 Million of Future Payments shall be calculated as the Net Present Value of the remaining $1,800,000 of payments owed by AWIG to Purchaser Parties under the Promise to Pay; and

          (iii) "Net Present Value" shall mean the net present value of any future payments calculated using a discount rate of 5.0% per annum.

                                   ARTICLE VII

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 7.1 INTERIM OPERATIONS OF THE BUSINESS.

     Except (i) as expressly provided in this Agreement, (ii) as set forth in the Schedules hereto and (iii) as may be consented to in writing by the Purchaser Parties (such consent not to be unreasonably withheld, delayed or conditioned) the Seller Parties shall assure that, after the date hereof and prior to the Closing Date, in respect of the Textile Business:

     (a) The Seller Parties shall conduct the Textile Business in the same manner as heretofore conducted and only in the ordinary course;

     (b) Asset Seller and ATPG shall maintain their Properties in good operating condition, reasonable wear and tear excepted;

     (c) Neither Asset Seller nor ATPG shall take, or agree to or commit to take, any action (or fail to take any action), that would or would be reasonably likely to result in the occurrence of any event or matter set forth in Section 9 of Attachment 4.1 and Section 7 of Attachment 4.2;

     (d) neither Asset Seller nor ATPG shall take, or agree to or commit to take, any action (or fail to take any action) that would or would be reasonably likely to make any representation or warranty of the Seller Parties contained herein or in an Ancillary Agreement inaccurate in any material respect at the Closing Date, or that would or would be reasonably likely to impair the ability of the Purchaser Parties or the Seller Parties to consummate the Closing in accordance with the terms hereof or delay such consummation;

     (e) neither Asset Seller nor ATPG shall hereafter enter into any new foreign exchange hedging Contract; and

     (f) neither Asset Seller nor ATPG shall enter into any Contract to do any of the things described in Subsections (a) through (e) above.

     Furthermore, Equity Seller shall assure that, after the date hereof and prior to the Closing Date ATPG shall notify Equity Purchaser prior to making any Tax elections, shall consult with Equity Purchaser in good faith with respect thereto and shall in good faith consider any reasonable requests of Equity Purchaser with respect thereto.

     SECTION 7.2 ACCESS; CONFIDENTIALITY.

     (a) Prior to the Closing, the Seller Parties shall (i) give the Purchaser Parties and their authorized representatives reasonable access to all Books and Records relating to ATPG or Asset Seller in the operation of the Textile Business, personnel, offices and other facilities and Properties of Asset Seller and ATPG relating to the Textile Business, (ii) permit the Purchaser Parties to make such copies and inspections thereof as any Purchaser Party may reasonably request and (iii) cause the officers of Asset Seller and ATPG to furnish the Purchaser Parties with such financial and operating data and other information with respect to the Textile Business and the Properties of Asset Seller and ATPG as any Purchaser Party may from time to time reasonably request; provided that any such access shall be conducted at the expense of the Purchaser Parties, at a reasonable time, under the supervision of one of Asset Seller Personnel and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to materially interfere with the normal operation of the business of Asset Seller, ATPG or the Textile Business and provided further that no such access shall be given insofar as that would not be in compliance with Law and that no access to personnel files or information (other than pay-roll information all performance evaluations and discipline records and any other information necessary for Asset Purchase to be able to fulfill its obligations under Section 7.5(a)(i)) shall be granted except with the prior written consent of the respective employee or upon an order by a court of competent jurisdiction. Asset Seller agrees to use its commercial best efforts to obtain the consent of such employees to the extent such consent is necessary to release any additional information requested by Asset Purchaser. Up to the Closing Date, Asset Seller shall furnish, or cause to be furnished, to the Purchaser Parties copies of any financial statements or financial reports prepared in the ordinary course of business related to the Textile Business.

     (b) The information contained herein, in the Schedules hereto or delivered to the Purchaser Parties or their authorized representatives pursuant hereto shall be deemed to be Confidential Information until the Closing. Except as otherwise provided in Section 7.4, each Party shall cause its consultants, advisors and representatives to treat the terms of this Agreement and the Ancillary Agreements after the date hereof as Confidential Information. Confidential Information shall be used by the Purchaser Parties only in compliance with Applicable Laws relating to the exchange of information. In the event a Party or any of its Affiliates is required by Law prior to Closing to disclose any Confidential Information then such Party shall comply with the provisions of Section 7.15 regarding such disclosure. Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of each Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

     SECTION 7.3 EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchaser Parties and the Seller Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable
Laws) to consummate the Closing of the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite Consents, Orders, licenses, permits, qualifications or exemptions by any third party or Governmental Entity. In addition, no Party (nor any of their respective Affiliates) shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require the Seller Parties to pay any material consideration to any other Person from whom any such Consents, Orders, licenses, permits, qualifications or exemptions is requested.

     (b) Prior to the Closing, each Party shall promptly consult with the other Party with respect to and provide any necessary information with respect to all filings to be made by the other Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform each of the other Parties of any communication received by such Party from any Governmental Entity regarding any of the Transactions. If any Party or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation of such Parties' counsel with the other Parties' counsel, an appropriate response in compliance with such request.

     (c) In addition to and without limiting the agreements of the Parties contained above, the Purchaser Parties and the Seller Parties shall (i) take promptly all actions necessary to make the filings required of them or any of their respective Affiliates under Antitrust Law, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by any Purchaser Party, Seller Party or any of their respective Affiliates from any Antitrust Administrator pursuant to any Antitrust Law or from any state attorney general or other Governmental Entity in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under any Antitrust Law and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by any Antitrust Administrator, any state attorney general or any other Governmental Entity, (iv) use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law and (v) advise the other Parties' counsel promptly of any material communication received by such Party from any Antitrust Administrator, any state attorney general or any other Governmental Entity regarding any of the Transactions. Concurrently with the filing of notifications under any Antitrust Law or as soon thereafter as practicable, the Seller Parties and the Purchaser Parties shall each request early termination of any waiting period or any corresponding provision of any Antitrust Law; provided, however that notwithstanding anything to the contrary contained herein, no Purchaser Party or Seller Party (nor their respective


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ultimate parent entities, as such term is used in the Antitrust Law), shall be required to disclose to the Other Party, any information contained in any form filed in respect of any Antitrust Law, which such party, in its sole and reasonable discretion, deems confidential. With regard to the Purchaser Parties, "best efforts" for purposes of Section 7.3(c)(iv) shall not include (x) proffering any Purchaser Party's willingness to accept an Order providing for the divestiture by the Purchaser Parties of such Properties, assets, operations, or businesses of the Purchaser Parties or the Textile Business (as are necessary to permit the Purchaser Parties to consummate the Transactions, including an offer to hold separate such Properties, assets, operations or businesses pending any such divestiture), or (y) the Purchaser Parties' willingness to accept such other conditions, restrictions, limitations, or agreements affecting the Purchaser Parties' full rights or ownership of the Purchased Assets, the Purchased Intellectual Property, the Shares as may be necessary to resolve such objections, if any, as may be asserted by any Antitrust Administrator, any state attorney general or any other Governmental Entity with respect to the Transactions under any Antitrust Law. The Purchaser Parties and the Seller Parties shall consult regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities.

     SECTION 7.4 PUBLICITY.

     None of Asset Seller, ATPG or any Purchaser Party, or any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transactions without prior consultation with the other, except as may be required by Law or by any listing agreement with a securities exchange or trading market and then only after the other Party has been afforded a reasonable opportunity to review and comment on the same.

     SECTION 7.5 EMPLOYEES; EMPLOYEE BENEFITS.

     (a) Asset Seller and Asset Purchaser agree to take the actions described in this Section 7.5 with respect to the employment and employee benefits of U.S.
Employees:

          (i) Effective as of the Closing Date, Asset Seller will terminate the employment of all U.S. Employees listed on Schedule 7.5(a), and immediately thereafter, Asset Purchaser shall offer at-will employment to the active U.S. Employees identified on Schedule 7.5(a) on substantially similar terms and conditions, including with respect to employee benefits, position and worksite, and at not less than the salary or wage rate, such employees were entitled to receive from Asset Seller immediately prior to the Closing. A U.S. Employee who is absent from work as of the Closing Date (A) by reason of a scheduled day off, (B) by reason of a sick day or a paid vacation day, personal leave day or holiday, (C) by reason of an authorized leave (such as Family Leave, workers compensation or other leaves where return to work is subject to statutory requirements), or (D) due to any short-term disability or other authorized leave shall be considered "active" for purposes of subsection 7.5(a)(i) of this Agreement provided such U.S. Employee has the right to return to active employment from such leave within six (6) months of the Closing Date (or such longer period as may be required by law). The active U.S. Employees who accept the employment offer made by Asset Purchaser pursuant to this Section are hereinafter referred to as "U.S. Transferred Employees." All


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

     active U.S. Employees who do not accept the employment offer made by Asset Purchaser pursuant to this Section and all other U.S. Employees are hereinafter referred to as "U.S. Non-Transferred Employees." Asset Purchaser shall not be responsible for paying any severance to U.S. Non-Transferred Employees if it has offered to all U.S. Employees employment in accordance with Section 7.5(a)(i). Asset Seller agrees that it shall convey accurate information and records regarding employment and personnel matters of U.S. Transferred Employees necessary to support length of service with Asset Seller and benefits and reinstatement eligibility for employees on leaves of absence, to Asset Purchaser on or as soon as practicable after the Closing Date, as well as year to date state and federal Tax deposits and filings, Forms 941 with attachments, and year to date state and local employment Tax quarterlies. For purposes of eligibility to participate in and vesting of benefits under the employee benefit plans and programs provided to U.S. Tansferred Employees by Asset Purchaser from and after the Closing Date, each U.S. Transferred Employee shall be credited with all of his or her service with Asset Seller, any Asset Seller Affiliate and Armstrong World Industries, Inc., which was credited under the corresponding employee benefit plan of Asset Seller or Asset Seller Affiliate. Asset Purchaser shall cause a tax-qualified defined contribution plan maintained by Asset Purchaser or an Asset Purchaser affiliate to be offered to U.S. Transferred Employees and shall make a non-elective, profit sharing contribution to such plan for the tax period offer the Closing Date in accordance with such plan.

          (ii) Except as otherwise provided for in this Section or as may be required by Law, each U.S. Transferred Employee shall no longer be an employee of Asset Seller and, along with his or her eligible beneficiaries and dependents, shall cease to actively participate in and accrue benefits under the U.S. Benefit Plans as of the Closing Date. Prior to or on the Closing Date, Asset Seller shall amend the Day International, Inc. 401(k) Savings and Retirement Plan to provide that each eligible U.S. Transferred Employee will receive a fully vested Employer Profit Sharing Contribution for the 2006 Plan Year. The Employer Profit Sharing Contribution will be made within 45 days after the Closing Date and the amount of the contribution will be based upon each U.S. Transferred Employee's eligible compensation earned between January 1, 2006 and the Closing Date.

          (iii) Asset Seller and Asset Purchaser agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, from and after the Closing (1) Asset Seller and Asset Purchaser shall report on a "predecessor-successor" basis with respect to the U.S. Transferred Employees, (2) Asset Seller shall be relieved of furnishing Forms W-2 to such U.S. Transferred Employees to whom it would have been obligated to furnish such Forms for the calendar year of the Closing and (3) Asset Purchaser shall assume the obligations of Asset Seller to furnish such Forms to U.S. Transferred Employees for such calendar year. Asset Seller and Asset Purchaser each agree to comply with all provisions of the Alternative Procedure.

          (iv) Asset Seller shall take all actions necessary to vest each U.S. Transferred Employee in 100% of their accounts as of the Closing Date under the Day International,


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

     Inc. 401(k) Savings and Retirement Plan. Asset Purchaser shall establish a qualified 401(k) plan for the U.S. Transferred Employees within three months following the Closing Date. Such plan shall accept rollovers of assets (and any then outstanding loans); provided that each of Asset Purchaser and Asset Seller shall receive reasonably acceptable evidence that the 401(k) plan of Asset Seller and Asset Purchaser, respectively is qualified under the applicable provisions of the Code.

          (v) Asset Seller will have fully paid all benefits of U.S. Transferred Employees pursuant to any non-qualified deferred compensation plan currently in effect.

          (vi) To the extent that Asset Seller has one or more openings for employment at Asset Seller's Asheville, North Carolina facility, Asset Seller shall offer at-will employment to no more than five (5) U.S. Non-Transferred Employees in the aggregate, who shall in each case be qualified, in Asset Seller's sole and reasonable discretion, for such position.

     (b) The Parties agree to cooperate, and to cause their respective Affiliates and representatives to cooperate, with the other Party and the other Party's Affiliates and representatives to enable the Parties to comply with the requirements of this Section 7.5, including providing such information and assistance as the other Party may reasonably request. In furtherance of the foregoing:

          (i) Asset Purchaser shall not, during the sixty (60) days after the Closing Date, (i) trigger a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or any comparable Law or (ii) take other action that gives rise to a notice of termination requirement similar to that required under the WARN Act. It is expressly agreed that the foregoing provision does not apply to the notice requirements (if any) under Section 41-1-40 of the South Carolina Code, to the extent applicable. If and when such notice is required of Asset Purchaser under the WARN Act or any comparable Law applicable to the U.S. Transferred Employees (if ever) due to actions or inactions of Asset Purchaser but is not given, Asset Purchaser shall be responsible to indemnify Asset Seller for any Liability incurred by Asset Seller (if any) related to same, including, without limitation, pay and benefits in lieu of such notice and reasonable attorney's fees and costs which Asset Seller is required to pay to the U.S. Transferred Employees. The Asset Seller shall not, during the sixty (60) days prior to the Closing Date, (i) trigger a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or any comparable Law or
     (ii) take other action that gives rise to a notice of termination requirement similar to that required under the WARN Act. It is expressly agreed that the foregoing provision does not apply to the notice requirements (if any) under Section 41-1-40 of the South Carolina Code, to the extent applicable. The Parties agree that Asset Seller shall be responsible for any required notices and other obligations under the WARN Act or any comparable Law for any terminations by it up to and including the date and time of Closing, and Asset Purchaser shall be responsible for any required notices and any other obligations under the WARN Act or any comparable Law for any terminations by it after the date and time of Closing. Prior to Closing, the Seller Parties shall not take any action that would be reasonably likely to give rise to a notice obligation under the WARN Act or any comparable Law. Asset Seller shall indemnify and hold


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

     Asset Purchaser harmless from any and all liability incurred by Asset Purchaser as a result of Asset Seller's failure to comply with its obligations under Section 7.5(a)(i), including but not limited to reasonable attorney's fees and costs, and Asset Purchaser shall indemnify and hold Asset Seller harmless from any and all liability incurred by Asset Seller as a result of Asset Purchaser's failure to comply with its obligations under Section 7.5(a)(i), including but not limited to reasonable attorney's fees and costs.

          (ii) To the extent permitted by applicable Law, the Seller Parties shall make reasonably available to the Purchaser Parties such actuarial, financial, personnel and related information as may be reasonably requested by the Purchaser Parties with respect to any U.S. Benefit Plan or ATPG Benefit Plan as it relates to a U.S. Transferred Employee or ATPG Employee, including compensation and employment histories. In addition, the Seller Parties shall give the Purchaser Parties reasonable access at reasonable times, after notice to the Seller Parties, to U.S. Employees and ATPG Employees after the signing of this Agreement, and prior to the Closing Date, for purposes of facilitating the Purchaser Parties' obligations under this Section 7.5, and the Purchaser Parties shall give the Seller Parties reasonable access at reasonable times, after notice to the Purchaser Parties, to U.S. Transferred Employees and ATPG Employees after the Closing Date to provide such employees information regarding their benefits under the U.S. Benefit Plans and ATPG Benefit Plans.

     (c) No U.S. Employee or ATPG Employee or other current or former employee of any of Asset Seller or ATPG, any Affiliate of any of Asset Seller or ATPG (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the Parties and their respective successors and permitted assigns in accordance with Section 12.10 hereof. Notwithstanding any other provision of this Agreement, except with respect to such successors or permitted assigns, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary Contract.

     (d) Effective as of the Closing, Asset Seller shall assign, to the extent legally permissible, to Asset Purchaser with respect to any U.S. Employee who has been offered employment by Asset Purchaser as set forth above, including any U.S. Transferred Employee, all of Asset Seller's rights to enforce the provisions of any non-competition agreement between Asset Seller and any U.S. Employee and any non-hire, non-solicitation, confidentiality, assignment of inventions or similar agreement between such Asset Seller and any such U.S. Employee.

     (e) The Seller Parties shall use commercially reasonable efforts to effect, effective as of the Closing, the valid transfer of certain international employees of the Seller Parties and/or their relevant Affiliates in China, Hong Kong, France and Indonesia as described in Schedule 7.5(e) (such employees, the "International Employees") to the employment of agreed Affiliates of the Purchaser Parties. The Purchaser Parties shall reasonably cooperate with the Seller Parties in connection with such transfer by making an offer of employment to such International Employees on substantially similar terms to those enjoyed with the relevant Seller Parties (and recognizing their past period of service) and shall timely provide all assistance and shall take


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

such actions as the Seller Parties may reasonably request in connection therewith, including with respect to obtaining any required or appropriate Governmental Permits or making related filings in applicable jurisdictions. For the avoidance of doubt, the Seller Parties hereby agrees to transfer to the Purchaser Parties, and the Purchaser Parties hereby expressly agrees to assume, in each case effective as of Closing, all Liabilities (however, expressly excluding any severance payments payable for any reason by any of the Seller Parties or their Affiliates other than any severance payment potentially payable to Mr. Uytterhaegen in France for whom the Parties shall jointly share in such liability) in connection with the International Employees who accept employment with the Purchaser Parties or their Affiliates.

     SECTION 7.6 INTERCOMPANY ARRANGEMENTS.

     (a) Except as provided in Section 7.11 or as otherwise expressly contemplated by this Agreement, all Contracts between ATPG, on the one hand, and Asset Seller and any of its Affiliates, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or Liability on the part of the parties thereto.

     (b) This shall apply in particular to the cash pooling agreement (Auto-Dispo-Service (ADS)) between ATPG and Bayerische Hypo-und Vereinsbank dated March, 2002. All claims under such agreement shall be paid by the respective debtor prior to the Closing Date.

     (c) Prior to the Closing Date, Equity Seller and ATPG will (i) change ATPG's fiscal year to a new fiscal year ending on the Closing Date and (ii) terminate the domination and profit transfer agreement (Beherrschungs- und Gewinnabfuhrungsvertrag) dated 20 December 1999 (the "Domination and Profit Transfer Agreement") for good cause with effect as of the Closing Date at no cost to the Purchaser Parties. The Parties, at the Seller Parties' sole cost and expense, shall cause ATPG to file for registration of such termination on or immediately after the Closing Date and undertake to render any support that may be necessary to procure the registration in the commercial register. The Purchaser Parties shall indemnify and hold Equity Seller harmless from (i) any obligation in connection with the termination of the Domination and Profit Transfer Agreement to provide security to creditors of ATPG in respect of liabilities (as set forth in particular in Section 303 Stock Corporation Act (Aktiengesetz)) and (ii) any obligation pursuant to Section 302 Stock Corporation Act (Aktiengesetz) and (iii) any obligation to compensate ATPG for any losses as well as (iv) any other claims of ATPG under the Domination and Profit Transfer Agreement, including, but not limited to, claims arising out of or being connected with any changes to financial statements of entities in the Day International group. For the avoidance of doubt, Equity Seller hereby irrevocably waives any profit transfer claim he may have under the Domination and Profit Transfer Agreement for periods after the Closing Date.

     SECTION 7.7 MAINTENANCE OF BOOKS AND RECORDS.

     Each of the Parties shall preserve all pre-Closing Date records possessed or to be possessed by such Party relating to the Textile Business until the latest of (i) the eighth anniversary of the Closing Date, (ii) the date the statute of limitations applicable to any relevant Tax has expired, (iii) if there is any open audit with respect to any Tax Return of ATPG, the date on which ATPG enters into a closing agreement or other definitive agreement with a taxing authority with respect to such Tax Return or (iv) the date on which such records are no longer


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

required to be preserved under applicable Law. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any Covered Request from a Party or its representatives, the Party holding such records shall (a) provide to the requesting Party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its representatives to make copies of such records, in each case at no cost to the requesting Party or its representatives (other than for reasonable out-of-pocket expenses); provided, however that nothing herein shall require any Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. For purpose of this Section 7.7, a "Covered Request" shall mean a written request in connection with an audit, accounting, tax, litigation, federal securities disclosure or other similar need or reasonable business purpose of the Party seeking such records. Notwithstanding the foregoing, any and all such records relating to the Textile Business may be destroyed by a Party if such destroying Party sends to the other Parties written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the thirtieth (30th) day following such notice unless an other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

     SECTION 7.8 COOPERATION IN LITIGATION.

     Each Party will cooperate with the other in the defense or prosecution of any Action already instituted or which may be instituted hereafter against or by such Party relating to or arising out of the conduct of the Textile Business prior to the Closing Date (other than an Action arising out of the Transactions). The Party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the Party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the Party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the Party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such Action.

     SECTION 7.9 TRANSITIONAL SERVICES.

     Asset Seller will provide to the Purchaser Parties support for the Purchaser Parties' use of the Shared Intellectual Property and the Textile Business' existing Computer Software included as part of the Purchased Assets in accordance with the Transition Services Agreement.

     SECTION 7.10 INSURANCE.

     (a) The Purchaser Parties acknowledge and agree that effective with the Closing all Insurance Coverage provided to ATPG or Asset Seller (solely with respect to the Textile Business) by Asset Seller or any Affiliate of Asset Seller shall terminate and no further Liability shall arise under any of such policies except that Asset Seller shall ensure that ATPG (and Asset Purchaser to the extent related to the Purchased Assets) shall have the benefits of coverage under such policies with respect to insured events occurring on or before the Closing Date.

     (b) The Seller Parties and the Purchaser Parties agree that all claims with respect to insured events occurring prior to the Closing shall be administered in accordance with the terms of the policies and coverage applicable to such claims. Asset Purchaser shall pay any costs of deductible and self-insured retentions related to such policies and coverage if such claim is an Assumed Liability and Equity Purchaser or ATPG shall pay any costs of deductible and self-insured retentions related to such policies and coverage if such claim is against ATPG, provided that if such claim results in a Loss which, as finally determined pursuant to Article X, results in a Seller Party making an indemnity payment to the Purchaser Parties, then the cost of any deductible and self insured retention shall be taken into account in the calculation of such Loss. Asset Seller shall promptly and timely file all claims relating to Purchased Assets known by Asset Seller Personnel prior to the Closing Date. Presently pending claims relating to the Purchased Assets are listed on Schedule 7.10. The Purchaser Parties shall cooperate fully with Asset Seller to enable Asset Seller to comply with the requirements of the relevant insurance carrier and the Purchaser Parties shall provide such information and assistance as Asset Seller may reasonably request in connection with any such presently pending claim. Any monies received by Asset Seller or any Affiliate of Asset Seller as a result of such a claim shall be promptly paid over to Asset Purchaser.

     SECTION 7.11 INTERCOMPANY RECEIVABLES AND PAYABLES.

     (a) The Parties agree and acknowledge that any Intercompany Receivable or Intercompany Payable balance between Asset Seller (on the one hand) and ATPG (on the other hand) which arose from the intercompany supply of goods or services (trading balances) in the ordinary course of business of the Textile Business and included in the Closing Date Balance Sheet shall remain outstanding as of the Closing Date. The Parties further agree and acknowledge that such receivables and payables shall be paid after the Closing in the currency denominated on the applicable invoice in the ordinary course of business.

     (b) The Parties further agree and acknowledge that any amount of intercompany financial Indebtedness for borrowed money between ATPG (on the one hand) and Asset Seller or an Affiliate of Asset Seller (on the other hand) shall be paid in full at or, if necessary, following the Closing; provided, however, that to the extent necessary the amount of such intercompany financial Indebtedness estimated and settled at Closing will be reconciled with the actual amount of intercompany financial Indebtedness as finally determined by the Parties after Closing and any outstanding balances promptly settled thereafter.

     SECTION 7.12 INTELLECTUAL PROPERTY LICENSES.

     (a) The Purchaser Parties hereby acknowledge that they shall have no rights in the name of "Day International, Inc." or "Day". Asset Seller hereby grants to Asset Purchaser and ATPG, under the terms and conditions of this Agreement, a non-exclusive, non-transferable, royalty-free worldwide license to use the name "Day International, Inc." on cots, aprons and roll coverings ("Licensed Products") bearing (or packaged in material bearing) such name. This license is limited to such goods that have already been produced and/or packaged or are to be packaged in packaging existing at the time of the Closing and is valid for 90 days after the Closing Date in order to make use of all packaging materials on hand as of the Closing Date. It does not extend to any use of the name for advertising or use in any other manner or in relation to any other goods or services.

     (b) The Purchaser Parties shall ensure that without undue delay, at latest after expiry of an interim period of one week after the Closing Date, that ATPG and Asset Purchaser cease to use (as part of a corporate or trade name, internet domains or otherwise) the name "Day" or "Day International, Inc." or any logo, trademark, trade name or other derivation therefrom other than as provided for in Section 12(a) above provided that the Purchaser Parties shall be entitled to use the "DAYTEX" trademark acquired hereunder to the fullest extent permitted by applicable law. The Purchaser Parties shall cause ATPG, at latest at the end of the afore-mentioned interim period ATPG, to remove or obliterate the "Day" and "Day International, Inc." name and marks and any logo, trademark, trade name or other derivation therefrom, other than as provided for under Section 7.12(a) above, from their purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials of the Textile Business and otherwise, and shall procure that after that time no such items and materials are put into use which bear similarity to the "Day" or "Day International, Inc." names, marks or logos or derivatives therefrom, provided that the signs currently affixed at the production sites in Munster and Greenville may remain for a period of one month after the Closing Date.

     (c) The Purchaser Parties agree that the Seller Parties shall have no responsibility for Claims by a third party arising out of, or relating to, the use of the "Day" or "Day International, Inc." name, marks or logos or derivations therefrom by the Purchaser Parties or ATPG or any of their Affiliates after Closing within the scope provided for under this Section 7.12, and Asset Purchaser and Equity Purchaser jointly and severally undertake to indemnify and hold harmless the Seller Parties from and against any such third party Claims.

     (d) Asset Purchaser and Equity Purchaser agree that at all times during the term of this license, the nature and quality of the Licensed Products in connection with the "Day International, Inc." name shall conform to Asset Seller's and ATPG's past practices with regard to such Licensed Products; and at no time shall such standard be less than that required to maintain Asset Seller's rights in the "Day International, Inc." name. Asset Seller acknowledges that ATPG's prior use of the "Day International, Inc." name in connection with the Licensed Products is consistent with the standard required by this provision. Any and all goodwill from Asset Purchaser or ATPG's use of the "Day International, Inc." name shall inure to the benefit of Asset Seller. Equity Purchaser shall procure that ATPG shall abide by this Section 7.12(d) as if ATPG were itself a party to this Agreement and bound by this Section 7.12(d).

     (e) Asset Seller hereby grants to the Purchaser Parties a worldwide, perpetual, non-exclusive, royalty-free license to the Shared Intellectual Property, with the right to sublicense, for use in continuation of the Textile Business; provided, however, that Purchaser Parties shall be responsible for obtaining any third party licenses necessary to use such Shared Intellectual Property. Neither Asset Seller nor any Seller Party shall have any obligation to maintain, support, update, continue to use or enforce any Shared Intellectual Property. The foregoing license shall only be transferable in connection with the sale of all or substantially all of the assets of the business to which it relates.


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

     (f) EXCEPT AS PROVIDED IN SECTION 21 OF ATTACHMENT 4.2, THE SHARED INTELLECTUAL PROPERTY IS PROVIDED ON AN "AS-IS" BASIS AND ASSET SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT WITH RESPECT TO THE SHARED INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, ACCURACY OR FITNESS FOR A PARTICULAR PURPOSE AND
NON-INFRINGEMENT.

     SECTION 7.13 BANKING MATTERS.

     Schedule 7.13 sets forth a list of all bank accounts of ATPG.

     SECTION 7.14 ASSIGNMENT OF CONTRACTS.

     The assignment of any Purchased Asset (including of any Assumed Contract, Asset Seller Real Property Lease, Personal Property Lease, or Governmental Permit to be assigned to Asset Purchaser pursuant to the provisions hereof, including any right, claim or benefit thereunder) shall not constitute a Contract to assign the same to the extent that an attempted assignment without the Consent of the Other Party thereto or of any Governmental Entity, as the case may be, would constitute a breach thereof or give rise to any right of acceleration or termination thereunder or would violate any Law or U.S. Business Governmental Permit. Asset Seller shall use its commercially reasonable best efforts, as requested by the Purchaser Parties both before Closing and for a period of one hundred eighty days after Closing to procure Consents to any such assignment or to a novation thereof; provided, however, that Asset Seller's refusal to provide economic incentives to induce Consent to such assignment or novation other than may be required under any such agreement, and its failure to commence litigation to compel Consent to such assignment shall not be deemed to be a failure by Asset Seller to use commercially reasonable best efforts to secure such Consent. Until any such Consent is obtained or if any such Consent is not obtained, Asset Seller shall maintain the existence of such Purchased Asset, shall hold such Purchased Asset in trust for Asset Purchaser and shall cooperate with Asset Purchaser in any reasonable arrangement designed to provide Asset Purchaser all of the material benefits of any such Purchased Asset, including enforcement of any and all rights of Asset Seller against the other party thereto arising out of breach, cancellation or termination thereof by such party or otherwise upon request of Asset Purchaser. Nothing in this Section 7.14, including any arrangement for Asset Purchaser to be provided with any of the benefits of such Purchased Asset, shall constitute a waiver of the Purchaser Parties' right to insist on the condition to Closing set forth in Section 8.2 being satisfied in its entirety at Closing.

     SECTION 7.15 ASSIGNMENT OF INDEMNIFICATION RIGHTS.

     Prior to the Closing, the Seller Parties shall use commercially reasonable efforts to cause an assignment agreement to be executed by the Seller Parties and consented to by Armstrong World Industries, Inc. ("AWI"), Armstrong World Industries GmbH ("AWIG"), and any assigns of the obligations of either AWI or AWIG (together with AWI and AWIG, "Armstrong") under that certain Purchase Agreement dated July 29, 1999, by and among AWI, AWIG and Asset Seller (the "Armstrong Purchase Agreement") for the assignment of any and all of the Seller Parties' rights to indemnification by Armstrong pursuant to the Armstrong Purchase Agreement. In the event that the Seller Parties are unable to obtain the assignment referenced above, the


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Seller Parties shall use commercial best efforts to enforce the indemnification provisions under the Armstrong Purchase Agreement for and on behalf of the Purchaser Parties so that the Purchaser Parties obtain the benefit thereof had an assignment thereof in fact been duly effectuated.

     SECTION 7.16 CONFIDENTIALITY.

     For a period ending on the fifth (5th) anniversary of the Closing Date and with respect to Trade Secrets and recipes only, for a period ending on the fifteenth (15th) anniversary of the Closing Date, the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, agree (a) not to disclose or use (other than in connection with the Transactions and as required by Law) at any time before and after Closing (and each such Party shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information about the other Party (or any of their Affiliates) (which, with respect to Confidential Information of the Purchaser Parties shall after the Closing include information about ATPG and the Textile Business that had been Confidential Information of ATPG and/or Asset Seller prior to the Closing), and
(b) to take all appropriate steps (and to cause each of its Subsidiaries and Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event either Asset Seller or the Purchaser Parties, or any of their Affiliates are required by Law, judicial process or by request from any Governmental Entity to disclose any of the other Party's (the "Other Party") Confidential Information (other than in connection with Tax or other filings required to be made to a Governmental Entity which shall not require any notification to the Other Party), the Party making disclosure (the "Disclosing Party") shall promptly notify the Other Party in writing, which notification shall include the nature of the legal requirement or request by Governmental Entity and the extent of the required disclosure, and such Disclosing Party and its Affiliates shall cooperate with the Other Party and its Affiliates to preserve the confidentiality of such information consistent with applicable Law. Notwithstanding the foregoing, each Party (and each employee, representative, or other agent of each Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure. Any Books and Records as they relate to the Textile Business which are retained by any Seller Party after the Closing pursuant to the terms of this Agreement shall be considered Confidential Information of the Purchaser Parties and ATPG and shall be treated as such by the Seller Parties and held in archives by the Seller Parties without giving access thereto to any third party except (i) to the extent necessary for such persons to carry out any legal obligations of the Seller Parties with respect to the subject matter thereof, (ii) upon order of a court or (iii) with the consent of a Purchaser Party; provided, however, that the Seller Parties shall be permitted to use such Books and Records in connection with resolving employee or labor disputes, preparing Tax Returns, performing their covenants and duties set forth in this Agreement, or if permitted by a court decision or with the consent of a Purchaser Party.

     SECTION 7.17 UPDATING SCHEDULES.

     (a) The Seller Parties shall be entitled to update, amend or modify the Schedules to this Agreement after the date hereof to the Closing Date (the "Update Period") to reflect factors, circumstances or events first arising or, in the case of representations given to the Seller Parties'


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Knowledge, becoming known to a Seller Party during the Update Period by providing the Purchaser Parties with a written declaration (in notarial form) setting forth the proposed update and specifying the Schedule or Schedules to be updated thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that has or would reasonably be likely to have, either individually or in the aggregate with all prior updates, amendments or modifications made to the Schedules pursuant to this Section 7.16, and any other conditions to Closing not satisfied, a Textile Business Material Adverse Effect, the Purchaser Parties or the Seller Parties may immediately terminate this Agreement. To the extent any such update (whether individually or taken together with other updates and any other misrepresentations) causes Asset Purchaser or ATPG to incur a Loss after the Closing Date and the Purchaser Parties do not elect to terminate this Agreement, the Purchaser Parties shall be entitled to seek indemnification for such Loss pursuant to Article X or Article VI hereof as though such update had not been made.

     SECTION 7.18 MAIL/INQUIRIES.

     For a period of one (1) year after the Closing Date, Asset Seller shall forthwith upon receipt forward to a Purchaser Party any non-junk mail written notices, correspondence and inquiries concerning the Textile Business that are received by Asset Seller.

     SECTION 7.19 RECEIVABLES.

     Asset Seller shall transfer to Asset Purchaser any moneys received by Asset Seller as payment on Receivables that are included amongst the Purchased Assets within three (3) Business Days of receipt thereof. Asset Seller shall cooperate with Asset Purchaser in notifying customers of new payment details to ensure that Asset Purchaser directly receives all Receivables included in the Purchased Assets.

     SECTION 7.20 NOTARIZATION, NOTARIAL FEES.

     (a) The Parties agree that this Agreement and the notarial deed for the transfer of the Shares to Equity Purchaser shall be duly notarized and that any notarial fees associated with the notarization of this entire Agreement, including the notarial deed for the transfer of the Shares to Equity Purchaser, shall be borne by the Purchaser Parties.

     (b) The Parties have instructed the notary Mr. Markus Schnurrenberger from Zug, Switzerland to notarize this agreement immediately after it has been signed by the Parties. The Parties agree that each of them will issue a power of attorney, which power of attorney shall not thereafter be revoked for any reason, to an employee of the notary valid for the notarization of this Agreement and will ratify a deed containing this Agreement immediately after having been asked to do so by any other Party.

     SECTION 7.21 ARTICLES OF ASSOCIATION.

     No more than ten (10) days after (i) the Parties have received the merger control clearance as set out in Section 8.1(b) and (ii) ATPG has received the consent by the competent tax authority for the change of its fiscal year, Equity Seller shall pass a shareholder resolution in


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due form amending the articles of association of ATPG as set out in Section
8.1(c) and shall procure that such amendment is filed for registration in the commercial register by ATPG.

     SECTION 7.22 PAYMENT OF BONUSES AND ACCRUED BENEFITS.

     Prior to the Closing Date, Equity Seller shall cause ATPG to properly accrue, as part of Closing ATPG Working Capital, through the Closing Date for payments to the current and former directors, officers, employees, distributors and agents of ATPG for (A) bonuses (including bonuses based on the performance of the individual, bonuses based on the performance of Asset Seller or ATPG, retention bonuses, stay pay, bonuses in connection with the consummation of the Transactions, and similar payments) or (B) other compensation and benefits (including, without limitation, commissions and vacation pay) not constituting base salary.

     SECTION 7.23 ASSIGNMENT OF HONG KONG LEASE.

     Prior to the Closing, Asset Seller shall use commercially reasonable efforts to cause an instrument of assignment, in form and substance reasonably satisfactory to the Asset Seller and Asset Purchaser, with respect the Hong Kong Lease, to be executed by Asset Seller and consented by Miss LAM Mei King, M.CHAN Wah Hung, the landlord of the property subject to the Hong Kong Lease.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.

     The respective obligation of each of the Parties to effect the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions:

     (a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity having prior jurisdiction which prohibits the consummation of the Closing and there shall be no Order in effect precluding consummation of the Closing; provided that the Parties shall use their commercially reasonable efforts to have any such Order vacated or lifted;

     (b) Antitrust Approval. The FCO shall have cleared the proposed concentration. This condition shall be deemed satisfied if:

          (1) the FCO has cleared the proposed concentration in accordance with
     Section 40 para. 2 sentence 1 of the GWB; or

          (2) the parties involved have received a written notice from the FCO that the facts of the case do not allow a prohibition of the proposed concentration under Section 36 GWB; or


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          (3) the FCO fails to notify the parties in accordance with Section 40 para. 1 sentence 1 GWB within one (1) month after receipt of the pre-merger notification that it has commenced a formal investigation of the proposed concentration; or

          (4) the FCO (i) fails to prohibit the proposed concentration in accordance with Section 40 para. 2 sentence 1 GWB within four (4) months after receipt of the pre-merger notification and (ii) fails to come to an agreement with the parties involved on the extension of such four-month waiting period in accordance with Section 40 para. 2 sentence 3 no. 1 GWB; or

          (5) the FCO fails to (i) prohibit the proposed concentration in accordance with Section 40 para. 2 sentence 1 GWB within the agreed extension and (ii) fails to come to an agreement with the parties involved on a further extension of the (extended) waiting period mentioned in subsection (4) of this Section 8.1(b) in accordance with Section 40 para. 2 sentence 3 no. 1 GWB; and

     (c) The articles of association of ATPG shall have been amended by means of a shareholders' resolution that has been registered in the commercial register of ATPG with the lower court of Munster to provide for a change of the fiscal year and consent to such fiscal year change shall have been granted by the tax authority.

     Neither the Purchaser Parties nor the Seller Parties shall grant their respective consent and approval to any extension of the waiting period without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

     SECTION 8.2 CONDITIONS TO OBLIGATIONS OF PURCHASER PARTIES TO EFFECT THE CLOSING.

     The obligations of the Purchaser Parties to consummate the Closing shall be subject to the satisfaction on the Closing Date of each of the following conditions:

     (a) Representations and Warranties. Taken individually and collectively,
(i) the representations and warranties of the Seller Parties set forth in this Agreement and the Attachments hereto that are subject to materiality qualifications, including references to a Textile Business Material Adverse Effect, shall be true and correct in all respects at and as of the Closing Date and (ii) the representations and warranties of the Seller Parties set forth in this Agreement and the Attachments hereto that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing Date, provided, however, that cases in which the obligation to indemnify is excluded under Section 6.7 (c) or (d) shall not be taken into consideration for the purposes of this Section 8.2 (a).

     (b) Breach by the Seller Parties. None of the Seller Parties shall have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant or agreement to be performed or complied with by them under this Agreement.

     (c) Deliveries by the Seller Parties. The Seller Parties shall have delivered to the Purchaser Parties those items required by Section 3.2 hereof.


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     (d) Textile Business Material Adverse Effect. Nothing shall have occurred prior to the Closing Date which, individually or in the aggregate, has had or would reasonably be expected to have a Textile Business Material Adverse Effect.

     (e) Governmental Permits. There shall be in full force and effect such Governmental Permits as required to conduct the Textile Business and operate all Properties in connection therewith.

     (f) Encumbrances. There shall be no Encumbrances on title to the Asset Seller Owned Real Property other than Permitted Encumbrances.

     (g) No Actions. Since the date of this Agreement, there shall not have been commenced or threatened in writing against a Purchaser Party, or against any Affiliate of a Purchaser Party, any Action (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or
(ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing material limitations or material conditions on or otherwise interfering in a material manner with any of the Transactions.

     SECTION 8.3 CONDITIONS TO OBLIGATIONS OF SELLER PARTIES TO EFFECT THE CLOSING.

     The obligations of the Seller Parties to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. Taken individually and collectively,
(i) the representations and warranties of the Purchaser Parties set forth in this Agreement and the Attachments hereto that are subject to materiality qualifications, including references to a Purchaser Material Adverse Effect, shall be true and correct in all respects at and as of the Closing Date and (ii) the representations and warranties of the Purchaser Parties set forth in this Agreement and the Attachments hereto that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing Date;

     (b) Breach by a Purchaser Party. None of the Purchaser Parties shall have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant or agreement to be performed or complied with by it under this Agreement;

     (c) Deliveries by the Purchaser Parties. The Purchaser Parties shall have delivered to the Seller Parties those items required by Section 3.3 hereof; and

     (d) No Actions. Since the date of this Agreement, there shall not have been commenced or threatened against a Seller Party, or against any Affiliate of a Seller Party, any Action (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing material limitations or material conditions on or otherwise interfering in a material manner with any of the Transactions.

                                   ARTICLE IX

                                   TERMINATION


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     SECTION 9.1 TERMINATION.

     This Agreement may be terminated at any time prior to the Closing Date:

     (a) By the mutual written consent of the Purchaser Parties and the Seller Parties;

     (b) By the Purchaser Parties or the Seller Parties if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the Parties shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such Order or other Action shall have become final and non-appealable;

     (c) By either the Purchaser Parties or the Seller Parties if the Closing shall not have occurred on or prior to October 31, 2006, and such Party is not in material breach of this Agreement at the time such Party terminates this Agreement;

     (d) By the Seller Parties if a Purchaser Party shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which would give rise to the failure of a condition set forth in
Article VIII, and which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice by a Seller Party to the Purchaser Parties specifying such breach; or

     (e) By the Purchaser Parties if the Seller Parties shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by a Purchaser Party to such breaching Seller Party specifying such breach.

     SECTION 9.2 EFFECT OF TERMINATION.

     In the event of the termination of this Agreement by any Party pursuant to the terms of this Agreement, this Agreement shall forthwith terminate and have no further force and effect, except that (a) the covenants and agreements set forth in Section 7.2 (Confidentiality), Section 7.4 (Publicity), this Section
9.2 and Section 12.1 (Fees and Expenses), shall survive such termination indefinitely, and (b) nothing in this Section 9.2 shall be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

                                    ARTICLE X

                                   TAX MATTERS

     SECTION 10.1 TAX INDEMNITY.

     (a) Equity Seller and Sellers' Parent shall pay to Equity Purchaser or, at the request of Equity Purchaser, to ATPG an amount equal to the amount necessary to indemnify and hold


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ATPG harmless from and against any Liability for any Taxes relating to (portions
of) periods ending on or prior to Closing Date. However, no such obligation shall exist to the extent that:

          (i) such Taxes have been reflected or provided for in the Closing Date Balance Sheet; or

          (ii) Equity Purchaser, ATPG or their legal successors have obtained or will obtain any Tax Benefit within four (4) years after the Closing Date, if and to the extent that such Tax Benefit results from or is connected to the Tax to be indemnified hereunder; or

          (iii) such Taxes result from a restructuring or an alteration of a balance sheet (Bilanzanderung) or from any Tax election or optional accounting method change (not including an amendment of a balance sheet (Bilanzberichtigung)) which takes place after the date hereof but has a retroactive effect on (portions of) periods ending on or prior to the Closing Date provided that such action is not required by Law.

     (b) Failure by Equity Purchaser to comply with its cooperation obligations provided for in this Section 10.2, 10.3 and 10.5 shall relieve Equity Seller from its indemnification obligations under this Section 10.1 unless Equity Purchaser is able to show that its failure has not prejudiced Equity Seller's ability to defend such Tax claim.

     (c) After the Closing Date, Equity Purchaser and ATPG shall be solely responsible for the payment and discharge of all Taxes imposed on ATPG for periods after the Closing Date.

     (d) Equity Seller and Sellers' Parent shall pay to Equity Purchaser or, at the request of Equity Purchaser, to ATPG an amount equal to the amount necessary to indemnify and hold ATPG harmless from and against any Liability for Taxes, irrespective whether or not such Liability is triggered or relates to time periods before or after the Closing Date, resulting from the failure to (i) change ATPG's fiscal year and to (ii) terminate the Profit Transfer Agreement on the Closing Date, in both cases in accordance with the requirements of Section 7.6(c), provided such failure has been caused by Equity Seller and such Liability for Taxes would not have arisen also upon proper change of ATPG's fiscal year and upon proper termination of the Profit Transfer Agreement on the Closing Date.

     (e) The indemnification obligations of Equity Seller and Sellers' Parent in this Section 10.1 shall apply also to any Liability for Taxes resulting from ATPG being part of a tax consolidation (Organschaft) for corporate tax, trade tax and VAT purposes pursuant to Section 73 of the German Fiscal Code (Abgabenordnung), irrespective whether or not such Liability is triggered or relates to time periods before or after the Closing Date.

     SECTION 10.2 INDEMNITY PROCEDURE.

     (a) Equity Purchaser shall ensure that (i) ATPG sends without undue delay copies of all annual Tax assessments relating to Taxes for (portions of) periods ending on or prior to the Closing Date to Equity Seller after their receipt, and that (ii) ATPG notifies Equity Seller without undue delay in writing about any announcement or commencement of a Tax audit or about any


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finding which is made by authorities which may give rise to an indemnity claim under Section 10.1.

     (b) Equity Purchaser shall ensure that ATPG grants access to Equity Seller's tax advisors to all relevant Tax returns, assessments of Taxes or any other relevant documents relating to Taxes for (portions of) periods ending on or prior to the Closing Date. Equity Purchaser shall ensure that, at the expense and written instruction of Equity Seller, ATPG shall challenge or take all defensive measures against any Tax assessment or any other procedure relating to Taxes, including the filing of amended Tax returns for (portions of) periods ending on or prior to the Closing Date, and shall keep Equity Seller fully informed regarding the progress of any such proceeding. At the expense of Equity Seller, Equity Seller and its representatives shall be entitled to be present at any Tax audit of ATPG relating to Taxes for (portions of) periods ending on or prior to the Closing Date.

     SECTION 10.3 TAX RETURNS.

     (a) After the Closing Date, Equity Seller shall prepare all Tax Returns required to be filed by ATPG relating to (portions of) periods ending on or prior to the Closing Date consistent with and within the time-frame corresponding to, past practice prior to Closing.

     (b) Equity Seller shall provide Equity Purchaser with a copy of each Tax Return of ATPG relating to (portions of) periods prior to the Closing Date at least two weeks prior to the due date for the filing of such Tax Return. Equity Purchaser shall ensure that ATPG gives Equity Seller any information and access to any document necessary for the preparation of such Tax Returns without undue delay.

     (c) Equity Purchaser shall ensure that ATPG files all Tax Returns relating to (portions of) periods prior to the Closing Date without any change as provided by Equity Seller within the due date for the filing. Equity Purchaser shall be entitled to make changes and amendments to the Tax Returns of ATPG relating to (portions of) periods prior to the Closing Date only if such changes are necessary to comply with applicable tax laws and past practice.

     SECTION 10.4 TAX REFUNDS.

     (a) If and to the extent (i) Equity Seller or Sellers' Parent has indemnified Equity Purchaser or ATPG from any Taxes and (ii) such Taxes are refunded in any form (e.g., by way of payment, set-off, etc.) as a result of appeals being filed or by reason of a court decision or a closing agreement or any other final settlement agreement entered into in connection with an administrative or judicial proceeding, Equity Purchaser or its legal successors shall reimburse Equity Seller for payments made by Equity Seller under Section
10.1 with respect to such Taxes, together with any interest paid on the reimbursed amounts by the relevant tax authorities.

     (b) If and to the extent (i) Equity Seller has indemnified Equity Purchaser or ATPG from any Taxes and (ii) the Seller Parties or their consultants determine that such Taxes are refundable in any form (e.g., by way of payment, set-off, etc.), then Equity Purchaser shall ensure that ATPG takes all commercially reasonable actions necessary to ensure that such Taxes are refunded to Equity Seller, including, without limitation, making filings with Governmental Entities, provided that the Seller Parties shall be responsible for any and all costs incurred by


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Equity Purchaser in connection with such actions. Sellers shall not be responsible for the cost of any services covered by the Armacell Agreement.

     (c) Equity Purchaser or their legal successors shall reimburse Equity Seller the amount of any other Tax refund of ATPG relating to (portions of) periods prior to the Closing Date including any interest paid thereon unless such refund is shown in the Closing Date Balance Sheet.

     (d) Equity Purchaser shall notify Equity Seller in writing of the receipt of any Tax refund in any form (e.g., by way of payment, set-off, etc.) within thirty (30) Business Days following such receipt, set-off, etc. Any amount payable to Equity Seller pursuant to this Section 10.4 shall be due and payable within ten (10) Business Days after delivery of such notice.

     SECTION 10.5 COOPERATION ON TAX MATTERS.

     Equity Purchaser, Equity Seller, Asset Purchaser and Asset Seller shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters relating to (portions of) periods prior to the Closing Date, including the preparation and filing of any Tax Return or the conducting of any Tax audits. Cooperation between Equity Purchaser, Equity Seller, Asset Purchaser and Asset Seller shall include (but shall not be limited to) the providing and making available by Equity Purchaser, Equity Seller, Asset Purchaser and Asset Seller of all books, records and information, and the assistance of all officers and relevant employees to the extent necessary in connection with such Tax matters of ATPG. Each party shall bear its own expenses and fees in connection with this Section 10.5.

     SECTION 10.6 STATUTE OF LIMITATIONS.

     Any and all claims against Equity Seller pursuant to this Article X shall become time-barred for each Tax upon the expiration of the earlier: (i) a period of six months after the date on which the assessment concerning the respective Tax has become finally binding and non-appealable; or (ii) fifteen (15) years after the date of this Agreement.

     SECTION 10.7 PRICE ADJUSTMENT.

     All amounts paid pursuant to this Agreement by one Party (other than interest payments) shall be treated by the Parties as an adjustment to the Share Cash Purchase Price or the Asset Cash Purchase Price, as applicable, to the extent permitted by law.

     SECTION 10.8 COMPENSATION PAYMENTS.

     Equity Purchaser shall make to Equity Seller compensation payments, if a Tax audit at ATPG results in an assessment of an increased taxable income to be assumed by Equity Seller as parent under the tax consolidation for corporate tax and/or trade tax purposes to the extent that ATPG receives a Tax Benefit as a consequence of the adjustment giving rise to the increase of the taxable income within four (4) years after the Closing Date. Such compensation payments are payable within ten (10) Business Days after the tax assessment assessing the increased


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taxable income becomes final and the Tax Benefit has been calculated on the basis of at least one Tax Return filed.

     SECTION 10.9 EXCLUSIVE REMEDY.

     In the event of any conflict between the provisions of this Article X and any other provisions of this Agreement, this Article X shall be controlling with respect to any claim for indemnification for Taxes.

                                   ARTICLE XI

                             COVENANT NOT TO COMPETE

     SECTION 11.1 PERIOD OF COVENANT.

     The term of this covenant shall commence on the date hereof and shall continue for a period of sixty (60) months thereafter. The foregoing period is hereinafter referred to as the "Non-Competition Period."

     SECTION 11.2 SCOPE.

     The business scope of this non-competition covenant shall be any that competes with the Textile Business (the "Competitive Business").

     SECTION 11.3 NATURE AND SCOPE OF COVENANT.

     During the Non-Competition Period, except as otherwise set forth in Section 11.4, the Seller Parties covenant and agree not to, and to cause Day International, Inc. and its direct or indirect subsidiaries not to, in any capacity whatsoever:

     (a) carry on or engage in, directly or indirectly, any Competitive Business in any the following geographic territories: Argentina, Australia, Bangladesh, Bulgaria, Brazil, Canada, Chile, China, Columbia, Egypt, member states of the European Community, Hong Kong, Indonesia, India, Japan, Korea, Latvia, Mexico, Nigeria, Pakistan, Peru, Philippines, Romania, Russia, Serbia & Montenegro, Singapore, Spain, Switzerland, Taiwan, Thailand, Turkey, United States and Uruguay, or any other country in which the Textile Business made sales in the past or in which the Textile Business contemplated making sales in the future, and any political subdivision of the foregoing (collectively, the "Restricted Territory"); provided that without limiting the generality of the foregoing, the Seller Parties covenant and agree that during the Non-Competition Period they will not, and that they will cause their Affiliates not to: (A) manufacture or sell products, or enter into product sale contracts for products, of any Competitive Business, with or for customers in the Restricted Territory, regardless of whether such products are manufactured in the United States, Germany or elsewhere, or (B) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as a consultant for, any Competitive Business; or

     (b) solicit, tamper with, or divert (or attempt to solicit, tamper with, or divert) away from the Textile Business any of the Textile Business' employees or employ or engage as an independent contractor or otherwise the Textile Business' employees, in each case except as otherwise permitted in this Agreement; or

     (c) contact or solicit any customers of the Textile Business, for the purpose of discussing services or products similar to those offered by the Textile Business, for the purpose of discussing any past or present business related to the Textile Business, or for the purpose of encouraging or soliciting such customers to discontinue or limit their relationship with the Textile Business.

     SECTION 11.4 EXCEPTIONS.

     Notwithstanding the Seller Parties' obligations under Section 11.3, the Seller Parties and their Affiliates may (i) acquire an equity interest of less than two (2%) in an entity engaged in the Competitive Business whose shares are listed on a securities exchange or regularly quoted in the over the counter market, or (ii) manufacture or distribute rubber-covered industrial rollers (other than carpet superba rollers).

     SECTION 11.5 ENFORCEMENT AND REMEDIES.

     The Seller Parties further agree that, because the breach of the covenants, or any of them, contained in Section 11.3 will result in immediate and irreparable injury to the Purchaser Parties, the Purchaser Parties shall be entitled to an injunction restraining the Seller Parties and any of their Affiliates from any violation of Section to the fullest extent allowed by law without being required to post a bond or other security. Nothing herein shall be construed as prohibiting the Purchaser Parties from pursuing any other legal or equitable remedies that may be available to them for any such breach or threatened breach and the parties expressly acknowledge that the provisions of this Article XI are not subject to the arbitration provisions of Section 12.8.

     SECTION 11.6 COSTS AND ATTORNEYS' FEES.

     If any of the Seller Parties or their Affiliates breaches any provision of this Article XI and any Purchaser Party enforces any of the rights granted herein through an attorney, such Purchaser Party shall be entitled to receive from the Seller Parties all reasonable attorneys' fees, expenses, and court costs incurred in connection with the enforcement of the Purchaser Parties' rights under this Article XI.

     SECTION 11.7 CONSTRUCTION.

     (a) The Seller Parties specifically acknowledge that the restrictions contained in this Article XI are reasonable in all respects and necessary to protect the goodwill and confidential information of the Purchaser Parties and that, without such protection, the Purchaser Parties' customer and client relationships and competitive advantage would be materially adversely affected and the Purchaser Parties would not be willing to enter into this Agreement.

     (b) In the event that any provision of this Article XI shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration hereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

     (c) The Seller Parties acknowledge and represent that: (i) sufficient consideration has been given by the Purchaser Parties to them under this Agreement as it relates hereto, (ii) it has consulted with independent legal counsel regarding its rights and obligations under this Agreement, (iii) it fully understands the terms and conditions contained herein and (iv) this Agreement is reasonable and necessary for the protection of the Purchaser Parties and is an essential inducement to the Purchaser Parties to enter into the Purchase Agreement.

     SECTION 11.8 WAIVER OF BREACH.

     The waiver by any Purchaser Party of a breach of any provision of this Agreement by the Seller Parties must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such party.

                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.1 FEES AND EXPENSES.

     All costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement; provided that the Purchaser Parties will pay for
(i) all recording fees, title insurance premiums for any title insurance, surveyor's fees for any survey, title examination, escrow and other fees charged by any title insurer, (ii) any mortgage tax payable as a result of the Transactions, and (iii) all filing fees incurred in connection with filings required of any Purchaser Party or Seller Party or any of their respective Affiliates under any Antitrust Law. The Purchaser Parties shall pay any transfer Taxes or sales Taxes payable as a result of the Transactions.

     SECTION 12.2 FURTHER ASSURANCES.

     In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. Additionally, for a period not to exceed forty-five (45) days following the Closing, Seller Parties agree to make the officers of Asset Seller available via phone to consult with the Purchaser Parties regarding financial and other information and assistance with respect to the transition of the Textile Business and the Properties of Asset Seller and ATPG to the Purchaser Parties as any Purchaser Party may reasonably request, so long as such the furnishing of such financial and other information and assistance does not materially interfere with any such officers day-to-day responsibilities. No Seller Party shall in any manner, directly or indirectly, take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other Persons having business relations with Asset Seller or ATPG from maintaining the same business relationships with the Purchaser Parties and ATPG and their Affiliates at any time after the date of this Agreement as were maintained with Asset Seller or ATPG and their Affiliates prior to the date of this Agreement.

     SECTION 12.3 AMENDMENTS.

     This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties unless a stricter form requirement is required by Law (e.g., notarization).

     SECTION 12.4 NOTICES.

     All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     IF TO PURCHASER PARTIES Saurer Management AG
                             Bahnhofplatz 12
                             CH-8401 Winterthur
                             Switzerland
                             Attn: Clemens Ruckstuhl
                             Telephone: +41 52 264 092
                             Facsimile: +41 52 264 0970

     COPY TO                 Moore & Van Allen PLLC
                             Bank of America Corporate Center
                             100 N. Tryon Street
                             Suite 4700
                             Charlotte, North Carolina 28202-4003
                             U.S.A.
                             Attn: Michael E. Zeller
                             Telephone: +1 (704) 331-1064
                             Facsimile: +1 (704) 378-2064

     COPY TO                 Saurer GmbH & Co. KG
                             Landgrafenstrasse 45
                             41069 Monchengladbach
                             Germany
                             Attn: Ulrich Wunder, General Counsel
                             Telephone: +49 2191 67 3430
                             Facsimile: +49 2161 28 4473 430

     IF TO ASSET SELLER:     Day International, Inc.
                             Attn.: Thomas Koenig
                             130 West Second Street
                             Suite 1700
                             Dayton, Ohio 45402
                             U.S.A
                             Telephone: +1 (937) 222-5714
                             Facsimile: +1 (937) 226-0052

     COPY TO:                Stroock & Stroock & Lavan LLP
                             180 Maiden Lane
                             New York, NY 10038-4982
                             U.S.A
                             Attn: Brett Lawrence
                             Telephone: +1 (212) 806-5422
                             Facsimile: +1 (212) 806-1222

     IF TO EQUITY SELLER:    Day International, Inc.
                             Attn.: Thomas Koenig
                             130 West Second Street
                             Suite 1700
                             Dayton, Ohio 45402
                             U.S.A
                             Telephone: +1 (937) 222-5714
                             Facsimile: +1 (937) 226-0052

     COPY TO:                Day Germany Holdings GmbH
                             c/o Freshfields Bruckhaus Deringer
                             Taunusanlage 11
                             60329 Frankfurt am Main
                             Germany
                             Attn: Dr Henning Oesterhaus
                             Telephone: +49 69 27 30 80
                             Facsimile: +49 69 23 26 64

Any Party may change the address to which notices to it are to be sent by giving notice of such change to the other Parties in accordance with this Section 12.4.

     SECTION 12.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

     This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements and the agreements, documents and instruments delivered pursuant hereto contain the final, complete and exclusive statement of the agreement between the Parties with respect to the Transactions and all prior or contemporaneous Contracts with respect to the subject matter hereof are superseded hereby. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Unless otherwise stated in this

Agreement, this Agreement shall not confer any rights or benefits upon any Person other than the Parties and their respective successors and permitted assigns.

     SECTION 12.6 SEVERABILITY.

     Any term or provision of this Agreement or any Ancillary Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof or thereof is invalid, void or unenforceable, the Parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     SECTION 12.7 GOVERNING LAW.

     This Agreement shall be construed interpreted, enforced and governed by and under the laws of the State of New York without regard to its choice of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG). Notwithstanding the preceding sentence, the notarial deed transferring the Shares shall be governed by the laws of the Federal Republic of Germany, without regard to its choice of law principles.

     SECTION 12.8 ARBITRATION.

     (a) All disputes arising out of or in connection with this Agreement shall be finally settled by the American Arbitration Association pursuant to the International Rules of the American Arbitration Association in effect on the date hereof by one neutral arbitrator for disputes of Five Hundred Thousand U.S. Dollars and No/100 ($500,000.00) or less or three neutral arbitrators for disputes in excess of Five Hundred Thousand U.S. Dollars and No/100 ($500,000.00) appointed in accordance with said rules in effect on the date hereof, unless otherwise agreed to in writing. In the event that any party hereto commences an arbitration to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses incurred, including reasonable attorneys', accountants' and financial advisors' fees in connection with such action

     (b) The language of the arbitral proceedings shall be English. The place of arbitration shall be New York, New York.

     SECTION 12.9 EXTENSION; WAIVER.

     At any time prior to the Closing Date, the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as the case may be, (b) waive any inaccuracies in the representations and warranties of the other Party or Parties, as the case may be, contained in this Agreement or in any document delivered pursuant to this Agreement or

(c) waive compliance by the other Party or Parties, as the case may be, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 12.10 ASSIGNABILITY.

     Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written content of the other Parties. Any such purported assignment shall be null and void. Notwithstanding the foregoing, the Purchaser Parties may assign any of their rights and obligations hereunder (including its right to purchase the Shares and the Purchased Assets), in whole or in part, to any of their Affiliates without the Consent of any of the other Parties, provided, that the Purchaser Parties guaranty the obligations of such assignee by remaining obligated as an Indemnifying Party under Article VI. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     SECTION 12.11 CAPTIONS.

     The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

             [SELLER PARTIES' SIGNATURE PAGE TO PURCHASE AGREEMENT]

                                        SELLERS' PARENT:

                                        DAY INTERNATIONAL GROUP, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ASSET SELLER:

                                        DAY INTERNATIONAL, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        EQUITY SELLER:

                                        DAY GERMANY HOLDINGS GMBH


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

            [PURCHASER PARTIES' SIGNATURE PAGE TO PURCHASE AGREEMENT]

                                        PURCHASERS' PARENT:

                                        SAURER AG


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ASSET PURCHAER:

                                        ATPG INTERNATIONAL, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        EQUITY PURCHASER:

                                        SAURER GMBH & CO. KG


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        IP PURCHASER:

                                        AKTIENGESELLSCHAFT ADOLPH SAURER


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                  ATTACHMENT 4.1

                 REPRESENTATIONS AND WARRANTIES OF EQUITY SELLER

1.   Organization and Qualification of Equity Seller and ATPG.

     Each of Equity Seller and ATPG (a) is duly established and validly existing under the laws of the Federal Republic of Germany, (b) has all requisite power, authority, legal capacity and all necessary Governmental Permits to own, lease and operate its Properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business in each jurisdiction in which it is currently doing business and where the character of the Properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have and would not reasonably be expected to have, individually or in the aggregate, a Textile Business Material Adverse Effect.

2.   Authorization.

     Equity Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by Equity Seller of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by the Board of Directors of Equity Seller, and by the shareholder of Equity Seller (in each case if required by applicable Law or by any applicable securities exchange), and no other action on the part of Equity Seller or any Affiliates of Equity Seller is necessary to authorize the execution, delivery or performance by Equity Seller of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

3.   Execution; Validity of Agreement.

     This Agreement has been, and each of the Ancillary Agreements, when executed and delivered by Equity Seller will be, duly executed and delivered by Equity Seller, and, assuming due and valid authorization, execution and delivery hereof by each other party thereto, is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of Equity Seller, enforceable against Equity Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

4.   Consents and Approvals; No Violations.

     Except as set forth in Schedule 4.1.4 hereto and for such filings, permits, and Consents as may be required under, and other applicable requirements of the Securities Act or any Antitrust Laws, the execution, delivery or performance of this Agreement and the Ancillary

Agreements by Equity Seller, the consummation by Equity Seller of the Transactions or the performance by Equity Seller of any of the provisions hereof or of the Ancillary Agreements will not (a) require Equity Seller or any of its Affiliates to file with, give notice to, or obtain any material permit or Consent of, any Governmental Entity, including pursuant to any Governmental Permit, any Antitrust Laws or otherwise (b) conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents of Equity Seller or ATPG, (c) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any material Contract or material Liability to which Equity Seller or ATPG is a party, (d) violate any Law or Order, applicable to Equity Seller, ATPG or to any of their respective Properties, or give any Governmental Entity the right to exercise any remedy or obtain relief under any Law or Order (including the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Permits) or (e) result in the imposition or creation of any Encumbrance on the Shares or Properties of ATPG, excluding from the foregoing clauses such violations, breaches or defaults which would become applicable as a result of activities in which a Purchaser Party is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, any of the Purchaser Parties.

5.   Capitalization and Title to the Purchased Equity.

     (a) The statements in Section 1 hereof regarding the Seller Parties and ATPG are complete and correct. ATPG has been duly established and is validly existing under the laws of Federal Republic of Germany. Attached to Schedule
4.1.5 is a true and correct copy of the articles of association of ATPG and an extract from the Commercial Register, Munster, Germany. As of the date of this Agreement, such extract sets forth a complete and correct listing of the registered capital of ATPG since the date of its formation.

     (b) The Shares have been validly issued, are fully paid in, either in cash or in kind, have not been repaid and are free from any encumbrances or other rights of third parties, and there are no pre-emptive rights, options, voting arrangements or other rights of third parties to acquire any of the Shares except under statutory law or under the articles of association in Schedule 4.1.5.

     (c) Equity Seller is entitled to freely dispose of the Shares without such a disposal infringing any rights of a third party.

     (d) As of the date hereof, no bankruptcy, insolvency or judicial composition proceedings concerning ATPG has been applied for. To Equity Seller's Knowledge, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

6.   Subsidiaries.

     Except as set forth on Schedule 4.1.6, ATPG does not own, directly or indirectly, any Capital Stock in any Person, or any Option with respect to any Capital Stock in any Person, nor has it ever owned any Capital Stock in any Person, or any Option with respect to any Capital

Stock in any Person, and has no commitment or obligation to contribute to the capital of, make loans to, or share in the losses of, any Person, any current or former Affiliate, any enterprise or current or former branch office.

7.   Financial Statements.

     Attached hereto as Schedule 4.1.7 are the audited financial statements as of December 31, 2004 and December 31, 2005 of ATPG (the "ATPG Financial Statements"). The ATPG Financial Statements (A) fairly present in all material respects a true and fair view within the meaning of Section 264 para. 2 of the German Commercial Code of the assets and liabilities (Vermogenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of ATPG as of the respective dates thereof, and for the respective periods covered thereby (except as may be stated in the notes thereto) and (B) have been prepared in the material respects in accordance with German GAAP consistently applied. The ATPG Financial Statements do not contain any extraordinary items or items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein. The ATPG Financial Statements correctly and completely reflect all accrued expenses. The books of account of ATPG have been maintained in material compliance with Law and sound business practices.

8.   No Undisclosed Liabilities.

     Except as set forth in Schedule 4.1.8 and except for Liabilities reflected or reserved against in the ATPG Financial Statements or incurred in the ordinary course of business since the date of the ATPG Financial Statements, ATPG has no Liabilities that would be required to be disclosed, reflected or reserved against in the ATPG Financial Statements (including the related notes thereto, if applicable) prepared in accordance with GAAP, applied on a consistent basis.

9.   Absence of Certain Changes.

     (a) Except for the execution and delivery of this Agreement and the Transactions contemplated hereby, since December 31, 2005, ATPG has conducted the Textile Business only in the ordinary course, and there has not been any material adverse change, or any event or development at ATPG that, together with other such events or developments, would reasonably be expected to result in a Textile Business Material Adverse Effect.

     (b) In addition, without limiting the foregoing, except as disclosed on
Schedule 4.1.9 or as otherwise expressly set forth in this Agreement or the Schedules hereto, there has not occurred since December 31, 2005, with respect to ATPG:

          (i) (A) any increase in the salary, wages, bonus or other compensation of any director, officer, or employee, other than in the ordinary course of business or pursuant to an existing Benefit Plan, or (B) the entry into of any Contract with any director, officer or employee (other than employment Contracts arising as a matter of Law or employment Contracts entered into in the ordinary course of business, in either case providing for annual payments of $50,000 or more);

          (ii) any work stoppage, labor strike or other material labor problems;

          (iii) any casualty loss in excess of $25,000 affecting any of its Properties whether or not covered by insurance;

          (iv) any change in any accounting or financial reporting, including any practice or policy with respect to the payment of accounts payable and the collection of accounts receivable, unless required by GAAP;

          (v) any incurrence of Liabilities in excess of $100,000, other than Liabilities incurred in the ordinary course of business;

          (vi) any subjecting of any of its Properties to any Encumbrance other than a Permitted Encumbrance;

          (vii) any capital expenditures or commitments for additions to its Properties in an amount in excess of $100,000 in the aggregate in any monthly accounting period;

          (viii) any cancellation or termination of any insurance policy naming ATPG as a beneficiary or a loss payable payee, except policies providing coverage for Losses not in excess of $1,000,000 that are replaced without diminution of or gaps in coverage;

          (ix) any institution, settlement or agreement to settle any Action of the type required to be set forth on Schedule 4.1.13;

          (x) any disposition of any Properties of net book value in excess of $250,000;

          (xi) any adoption of, amendment to or increase in the payments to or the benefits under, any Benefit Plan maintained or contributed to by ATPG or by any of its Affiliates on ATPG's behalf or that provides benefits or describes policies and procedures applicable to any of its current or former directors, officers, employees or service providers, or the dependents of any thereof;

          (xii) any capital contributions to, or investments in, or acquisition of, any other Person or any other business, or acquisition of any Option to do so, including by merger or consolidation;

          (xiii) any commencement, termination or change of any line of business; or

          (xiv) any entering into of a Contract to do or engage in any of the foregoing.

10.  Ownership of Assets and Condition of Certain Assets.

     (a) Real Property. ATPG does not own any real property and does not have any right, title or interest in any real property other than the ATPG Leased Real Property. Set forth on Schedule 4.1.10(a) is a true, correct and complete list of all ATPG Leased Real Property and the ATPG Real Property Leases. Each ATPG Real Property Lease is a legal, valid and binding contract of ATPG subject to any applicable bankruptcy, reorganization or similar law and any equitable remedies and to Equity Seller's Knowledge, of the other parties thereto, enforceable in accordance with its terms. Each ATPG Real Property Lease is in full force and effect. With respect to each such ATPG Real Property Lease, neither ATPG and to Equity Seller's Knowledge, the other parties thereto are not, currently in default thereunder.

     (b) Personal Property Leases. There are no material Personal Property Leases (and in any case not including those for standard business equipment such as computers, printers, fax and copying machines and similar equipment) to which ATPG is a Party (each an "ATPG Personal Property Lease" and together, the "ATPG Personal Property Leases") other than leases relating solely to personal property calling for rental or similar payments not exceeding U.S.D 30,000 per annum or which are terminable without penalty upon ninety (90) days or less prior notice. With respect to each such ATPG Personal Property Lease, ATPG is not in default thereunder.

     (c) Tangible Personal Property. Except for Tangible Personal Property sold since December 31, 2005 in the ordinary course of business or as set forth on
Schedule 4.1.10(c), ATPG has good title to all the Tangible Personal Properties relating to its business that is reflected on the ATPG Financial Statements for 2005 and on the Closing Date will have good and marketable title to all Tangible Personal Property reflected on the Closing Date Balance Sheet relating to ATPG, in each case, free and clear of all Encumbrances (other than usual title retention arrangements of suppliers). ATPG has good and marketable title to all of the Tangible Personal Property owned, leased or operated in the conduct of its business, other than Tangible Personal Property that is subject to a Personal Property Lease to which ATPG is a party.

     (d) Condition and Use of Tangible Personal Property. All of the material Tangible Personal Property, other than Inventory, used by ATPG has generally been maintained as would be maintained by a commercially reasonable owner, to Equity Seller's Knowledge is in good operating condition and reasonable state of repair, ordinary wear and tear excepted. The statement in this Section 10(d) shall only be deemed to be incorrect if it is incorrect with respect to the Tangible Personal Property taken as a whole and not with respect to a single item of Tangible Personal Property.

11.  Contracts and Commitments.

     (a) Schedule 4.1.11(a) hereto sets forth a true, complete and correct list of every Contract to which ATPG is a party, that:

          (i) provides for aggregate future payments by ATPG or to ATPG of more than $100,000;

          (ii) provides for aggregate future payments by ATPG or to ATPG of more than $50,000 and has an unexpired term (including pursuant to an option to renew or extend) exceeding one year and may not be cancelled upon 90 days' notice or less without any Liability, penalty or premium;

          (iii) does not relate to the delivery of goods in the ordinary course of business and provides for aggregate future payments by ATPG or to ATPG in excess of $25,000;

          (iv) was entered into with an Affiliate or equity holder, officer, director or employee of ATPG, other than the ATPG Employment Agreements referred to in Section 11(a)(viii) below;

          (v) is a collective bargaining Contract or other Contract with a labor union;

          (vi) is a Contract with respect to Indebtedness of ATPG of more than $100,000;

          (vii) purports to restrict (whether or not legally binding) ATPG from engaging in any business or activity anywhere in the world or purports to limit individuals who may be solicited for employment or employed by ATPG (other than confidentiality or non-disclosure agreements entered into in the ordinary course of business);

          (viii) is an employment Contract, severance Contract, consulting Contract or similar arrangement of which ATPG is a party;

          (ix) is an equity holders agreement, or is with respect to a partnership, joint venture or other sharing of profits or losses;

          (x) is a guarantee or similar undertaking with respect to payment (involving future aggregate payments in excess of $50,000) or performance;

          (xi) is with respect to the acquisition or disposition of Property valued in excess of $250,000;

          (xii) is in the nature of securitizations, synthetic leases, operating leases or similar structured financings providing off-balance sheet financing; or

          (xiii) is an amendment, supplement or modification in respect of the foregoing.

          (xiv) (those Contracts agreements listed under subsection (viii) on Schedule 4.1.11(a) collectively referred to as the "ATPG Employment Agreements" and those Contracts listed anywhere on Schedule 4.1.11(a) are collectively referred to as the "ATPG Business Contracts").

     (b) Except as set forth in Schedule 4.1.11(b), (i) there is not and, to Equity Seller's Knowledge, there has not been claimed or alleged by any Person with respect to any ATPG Business Contract, any existing or uncured breach or event that, with notice or lapse of time or both, would constitute a material breach on the part of ATPG, and to Equity Seller's Knowledge none of the foregoing has been threatened, and (ii) each of the ATPG Business Contracts is in full force and effect and is valid and enforceable in accordance with its terms against ATPG.

12.  Insurance.

     All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by ATPG are with reputable insurance carriers, provide coverage as reflected in the insurance policies and are in full force and effect. Schedule 4.1.12 contains a list of such insurance policies and a copy each such insurance policy has been provided to the Purchaser Parties. ATPG has not defaulted in any material respect under the terms of such policies and, to Equity Seller's Knowledge there has not been any failure to give any material notice or present any material claim under any such insurance policy in a timely fashion or in the manner or detail required by any such insurance policy that would adversely affect the ability of ATPG to enjoy the benefits of any such insurance policy.

13.  Litigation.

     Except as set forth in Schedule 4.1.13, there is no Action pending or, to Equity Seller's Knowledge, threatened, against or involving Equity Seller or ATPG that (i) seeks the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, or that would be reasonably likely to result in a material diminution of the benefits contemplated by this Agreement or the Ancillary Agreements, or (ii) if determined adversely to Equity Seller or ATPG could reasonably be expected to result in (a) an injunction or other equitable relief that could interfere in any respect with the business or operations of ATPG or (b) a Loss by ATPG in excess of $100,000. There are no material Orders outstanding against ATPG. Since January 1, 2003, neither counsel for Equity Seller nor counsel to ATPG has sent any responses to auditors' requests for information regarding Actions pending or threatened against, relating to or affecting ATPG or its business. Schedule
4.1.13 also sets forth all Actions against ATPG since January 1, 2005, that if pending would be required to be listed on Schedule pursuant to the first sentence of this Section 13.

14.  Environmental Matters.

     Except as set forth in Schedule 4.1.14:

     (a) ATPG has complied (except for such past noncompliance which has been fully resolved, including payment of all fines, penalties or other sanctions) and is in material compliance, with all applicable Environmental Laws, including all Consents issued pursuant to applicable Environmental Laws, in effect before or on the Closing Date as applicable;

     (b) ATPG has not received any written notice from any Governmental Entity or third party alleging that ATPG is not in compliance with, or has or may have any material Liability or investigatory, corrective or remedial obligation under, any Environmental Law in effect before or on the Closing Date, as applicable, the matter underlying which notice has not been fully resolved, including payment of all fines, penalties, or other sanctions;

     (c) ATPG has not and to Equity Seller's Knowledge, no other Person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance at any property currently or formerly owned or operated by ATPG in a manner that has given or would reasonably be expected to give rise to, and ATPG has not owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would reasonably be expected to give rise to any material Liabilities, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Laws in effect before or on the Closing Date, as applicable; for purposes of this paragraph, "material Liabilities" or "material Liability" means an amount in excess of Twenty-Five Thousand U.S. Dollars and No/100 (U.S. $25,000.00);

     (d) there are not any past, presently pending, or actual, or to Equity Seller's Knowledge, threatened, Actions, Orders or Liabilities arising out of or in connection with any non-compliance with, or any pending or actual, or to Equity Seller's Knowledge, threatened imposition of any remedy or obligation under any Environmental Law in effect as of the date hereof and as of the Closing Date, which arise out of the management, use, control, ownership or operation of the portion of ATPG's business, or relate to the ATPG Leased Real Property or any real property formerly operated by ATPG, and which commenced, or are based upon conditions, events or occurrences, before the Closing Date; and

     (e) Equity Seller has furnished to the Purchaser Parties all environmental audits and all results of Phase I environmental assessment work and such other reports, audits and material documents within its possession or under the reasonable control of Asset Seller and its Affiliates that are responsive to the due diligence request of the Purchaser Parties, in each case relating to ATPG, which are in its possession or under its reasonable control.

15.  Compliance with Laws.

     (a) Schedule 4.1.15(a) sets forth a true, correct and complete list of all Governmental Permits with respect to (a) the ownership or use of ATPG's Properties and/or (b) the operation of ATPG's business, in either case that are held by or for the benefit of ATPG (the "ATPG Governmental Permits"). Except for the ATPG Governmental Permits, there are no other material Governmental Permits necessary for (a) the ownership or use of ATPG's Properties. Each of the ATPG Governmental Permits is set forth in Schedule 4.1.15(a).

     (b) Each of the ATPG Governmental Permits is valid and in effect, and neither Equity Seller nor ATPG are in default or breach of any ATPG Governmental Permit and no Action is pending or threatened to revoke or limit any ATPG Governmental Permit. Equity Seller has heretofore provided the Purchaser Parties with a true, correct and complete copy of each ATPG Governmental Permit and all amendments thereto.

     (c) Except as disclosed on Schedule 4.1.15(c), Equity Seller and ATPG are now complying with all Orders, ATPG Governmental Permits, and material Laws applicable to its business and its operations, including Health and Safety Laws. Neither Equity Seller nor ATPG has at any time since January 1, 2003 received notice that it is or has at any time since January 1, 2003 been, in violation of or in default under, any Order, ATPG Governmental Permit or material Law applicable to its business or to any of ATPG's Properties.

16.  Employee Benefit Plans.

     (a) With respect to the ATPG Employees and ATPG Benefit Plans:

          (i) Schedule 4.1.16(a) contains, as at the date hereof, a true, correct and complete list of all ATPG Employees with the following information for each ATPG

     Employee: name, work location, hire date, job title, vacation entitlement, annual fixed salary, cash incentive compensation payable upon 100% achievement of target, accrued sick pay, taxable and non taxable fringe benefits, and other material employee benefits with an indication of whether such employee is on short term disability or other specified leave of absence with a right to return, or whether ATPG has any obligation to provide any equivalent position upon return (other than long term disability).

          (ii) Schedule 4.1.16(a)(ii) hereto contains a true and complete list of each Benefit Plan maintained, contributed to or required to be contributed to ATPG for the benefit of any current or former director, officer, employee or independent contractor of ATPG or to which ATPG is a party or has any expense or Liability, other than a U.S. Benefit Plan (the "ATPG Benefit Plans").

          (iii) As applicable with respect to each ATPG Benefit Plan, the Seller Parties have provided to the Purchaser Parties, a true and complete copy of
     (A) each written ATPG Benefit Plan, (B) each Contract creating or modifying any related trust or other funding vehicle and (C) all current material employee communications describing each ATPG Benefit Plan and any material modifications thereto.

          (iv) Each ATPG Benefit Plan has been established, operated and administered in accordance with its terms and the applicable material Law of the relevant jurisdiction.

     (b) With respect to ATPG Benefit Plans:

          (i) ATPG is not a party to any Contract to create any additional Benefit Plan, program or arrangement or to provide any additional or increased benefits.

          (ii) All payments, premiums and contributions required to be made by any applicable Law, by the terms of any ATPG Benefit Plan, or by any Contract relating thereto have been timely made to the appropriate payee or, if not yet due, have been accrued on the ATPG Financial Statements in accordance with GAAP. All income Taxes and wage Taxes that are required by applicable Law to be withheld from benefits derived under ATPG Benefit Plans have been properly withheld and remitted (unless not yet due) to the appropriate depository or Governmental Entity, as applicable.

          (iii) Except as disclosed on Schedule 4.1.16(b)(iii) and except for severance obligations which arise as a matter of applicable Law, the consummation of the Transactions (either alone or upon the occurrence of any other event or events) will not (A) trigger any "change of control," as such term or any similar term is defined in any employment Contract or change of control Contract, with or relating to any current or former employees, officers, directors, independent contractors, or agents of ATPG,
     (B) entitle any of the current or former employees, officers, directors, independent contractors, or agents of ATPG to severance pay or any other similar payment, (C) accelerate the time of payment or vesting, remove any restriction or condition, forgive any indebtedness or increase the amount of compensation or benefits due any such employee, officer, director, independent contractor or agent or (D) require ATPG or any Purchaser Party to transfer or set aside any Properties to fund or otherwise provide for any benefits for any such employee, officer, director, independent contractor or agent.

          (iv) Except as set forth on Schedule 4.1.16(b)(iv), no ATPG Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, director, agent or independent contractor of ATPG, other than (A) continuation coverage mandated by Law, (B) retirement benefits under any ATPG Benefit Plan that is qualified under Section 1 of the German Company Pension Act (Betriebsrentengesetz - BetrAVG), and (C) deferred compensation that is accrued as a Liability on the Financial Statements and will be accrued as a Liability on the Closing Date Balance Sheet.

          (v) All reports, returns and similar documents with respect to ATPG Benefit Plans required to be distributed to any ATPG Benefit Plan participant have been duly and timely distributed.

          (vi) To the Equity Seller's Knowledge, there are no pending investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of ATPG Benefit Plans), or Actions against or involving any ATPG Benefit Plans or asserting any rights or claims to benefits under any ATPG Benefit Plans.

          (vii) The ATPG Pension Plan has been frozen in accordance with the terms of such plan and communicated to all ATPG Employees in writing.

17.  ATPG Intellectual Property.

     (a) Schedule 4.1.17(a) sets forth a list of (i) all Patents and Trademarks (other than unregistered trademarks) that are owned or used by ATPG and (ii) all ATPG Licenses. ATPG owns all right, title and interest in and to the ATPG Intellectual Property, including the ATPG Intellectual Property listed on
Schedule 4.1.17(a), free and clear of all liens, mortgages, pledges, security interests or other restriction on title transfer. Subject to the terms and conditions set forth in any License, and except as set forth on Schedule 4.1.17(a), ATPG has all rights to use the ATPG Intellectual Property to the extent currently being so used, free and clear of all liens, mortgages, pledges, security interests, other restrictions on title transfer or restrictions on use of the type customarily found in a license agreement. For purposes of this
Section 17, the term "use" shall mean, use, sell, distribute, offer for sale, import, export, display and make and reproduce, and the term "used" shall have a correlative meaning.

     (b) Except as set forth on Schedule 4.1.17(b) hereto, all registrations on behalf of ATPG with and applications (including all patent, trademark and copyright applications) to Governmental Entities in respect of the ATPG Intellectual Property are valid and in full force and effect and are not subject to the payment of any filing fees, Taxes, annuities or maintenance fees or the taking of any other actions by ATPG to maintain their validity or effectiveness.

     (c) Set forth on Schedule 4.1.17(c) is a list of all Contracts executed by ATPG and an employee thereof whereby such employee has assigned to ATPG rights to any ATPG Intellectual

Property, inventions, innovations, improvements, discoveries or information relating to the Textile Business.

     (d) Except as set forth on Schedule 4.1.17(d) hereto, the ATPG Intellectual Property is sufficient for the conduct of ATPG's business as presently conducted or as proposed to be conducted. Except as set forth on Schedule 4.1.17(d) hereto, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to Equity Seller's Knowledge, threatened with respect to the ATPG Intellectual Property. ATPG has not received any complaint, Claim, demand or notice from any other Person pertaining to or challenging their right to use any of the ATPG Intellectual Property. Except as set forth on Schedule 4.1.17(d) hereto, the conduct of ATPG's business as presently conducted and the ATPG Intellectual Property as presently used, to Equity Seller's Knowledge, do not infringe, violate or misappropriate any Intellectual Property rights of any Person, and ATPG has not received any complaint, claim, demand or notice from any other Person pertaining to or challenging the right of ATPG to use any of the ATPG Intellectual Property. ATPG has taken reasonable measures to protect the proprietary nature of each material item of ATPG Intellectual Property that is owned by ATPG. To Equity Seller's Knowledge: (a) no other Person has any rights to any of the ATPG Intellectual Property owned by (and not licensed to) ATPG (except pursuant to Licenses specified in Schedule 4.17(a)) and (b) no other Person is infringing, violating or misappropriating any of the ATPG Intellectual Property owned by (and not licensed to) ATPG.

18.  Labor Matters.

     Except as set forth on Schedule 4.1.18 hereto:

     (a) there is not now pending and there has not since January 1, 2003 been any labor strike, dispute, slowdown, stoppage or lockout, with respect to ATPG, and to Equity Seller's Knowledge, no such Action is threatened against ATPG;

     (b) ATPG is not a party to or bound by any collective bargaining Contract or similar Contract with any labor organization applicable to employees of ATPG, nor has ATPG been such a party or been so bound since January 1, 2003;

     (c) there are not now and there have not been since January 1, 2006, any pending or to Equity Seller's Knowledge, threatened, Actions (including unfair labor practices charges or complaints and sex, age and other discrimination claims) against ATPG by any employees of ATPG or any labor union on behalf of employees of ATPG, nor, to Equity Seller's Knowledge, is there any grievance pending that would reasonably be expected to lead to such an Action;

     (d) ATPG has complied in all material respects with all employment Contracts, collective bargaining Contracts, collective bargaining obligations, employment policies, arbitration awards, all labor Laws (including those relating to wages, hours and collective bargaining) and any Orders resulting from alleged violations of any labor Laws;

     (e) since January 1, 2005, ATPG has not triggered any plant closing or mass layoff of employees that could implicate any Law requiring notice of plant closings or mass layoffs;

     (f) any notice of this Transaction required of any Seller Party or ATPG to employees, labor union, works councils or similar bodies representing employees of any Seller Party or ATPG required by any Law, Order or collective bargaining Contract by Seller Party or ATPG has been given, and any bargaining and consultation obligations have been, or prior to Closing will be, satisfied; and

     (g) No ATPG Employee has requested old age part time (Altersteilzeit) nor has such been granted by ATPG to any ATPG Employee.

19.  Bank Accounts.

     Schedule 4.1.19 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which ATPG maintains lockboxes, safe deposit boxes, marketable securities, savings accounts, checking accounts or other accounts of any nature the available balance or overdrawn balance of which customarily exceeds $15,000, (b) the names of all Persons having received specific authorization to draw thereon, make withdrawals therefrom or have access thereto and (c) details of all overdraft facilities with respect thereto.

20.  Brokers or Finders.

     Neither Equity Seller nor ATPG, and to Equity Seller's Knowledge no Person acting on their behalf, has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other Person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions for which the Purchaser Parties would be responsible.

21.  Receivables and Payables.

     All Receivables and all trade accounts payable of ATPG have arisen from (on the part of ATPG) bona fide transactions in the ordinary course of ATPG's business and are valued in accordance with GAAP.

22.  Inventory.

     All Inventory of ATPG consists of a quantity and quality usable and, based upon experience, salable in the ordinary course of business, is not obsolete, defective, damaged or slow moving (subject to reserves therefor reflected in the Closing Date Balance Sheet and the determination of Closing U.S. Working Capital or Closing ATPG Working Capital) is merchantable, fit for its intended use and is valued in accordance with GAAP. Except as set forth on Schedule 4.1.22 hereto, no Inventory of ATPG is subject to any consignment, bailment, warehousing or similar Contract.

23.  No Bankruptcy Action.

     There has not been filed any petition or application, or any Action commenced that has not been discharged, by or against Equity Seller or ATPG with respect to any of its respective Properties under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Equity Seller or ATPG for the benefit of creditors.

24.  Subsidies and Grants.

     Schedule 4.1.24 sets forth all subsidies, investment incentives, grants and similar arrangements from a Governmental Entity that by their terms, presently or assuming the Purchaser Parties and ATPG continue to conduct the Textile Business in the same manner as Equity Seller and ATPG prior to the Closing, may in the future impose material Liabilities on ATPG or any of the Purchaser Parties. To Equity Seller's Knowledge, nothing has been done, agreed to be done, or omitted to be done as a result of which either (i) any investment or other grant paid for use in ATPG's business is liable to be refunded in whole or in part or (ii) any such grant for which application has been made, will or may not be paid or may be reduced.

25.  Affiliate Transactions.

     Except for the ATPG Employment Agreements or as otherwise disclosed on
Schedule 4.1.25, there are no Liabilities or Contracts between ATPG and any Affiliate of ATPG or any current or former officer, director, or equity holder of ATPG other than employment relationships with respect to any such persons in the ordinary course of business. To Equity Seller's Knowledge, each of the Liabilities and contracts listed on Schedule 4.1.25 was incurred or entered into, as the case may be, on an arm's length basis on competitive terms. The warranty in the preceding sentence shall only be deemed breached if a person has a claim against ATPG because of the fact that a Liability or contract was not incurred or entered into on an arm's length basis on competitive terms and such person is not Purchasers' Parent or any of its Affiliates.

26.  Competition and Fair Trading Laws.

     (a) Except as may relate to the execution of this Agreement:

     (b) ATPG is not a party to any Contract, concerted practice or course of conduct that to Equity Seller's Knowledge: (i) must be registered under applicable Antitrust Laws or (ii) contravenes any applicable Antitrust Laws.

     (c) Since January 1, 2003, ATPG has not received any written process, written notice or other communication (formal or informal) by or on behalf of any Governmental Entity having jurisdiction in competition matters in relation to any Contract, concerted practice or course of conduct to which it is, or is alleged to be, a party.

     ATPG is not subject to any Order or party to any undertaking or assurance given to any such Governmental Entity, in relation to competition that is still in force.

27.  Restructurings.

     Except as disclosed on Schedule 4.1.27, there has not been any corporate or legal restructuring or reorganization of Equity Seller or ATPG (including any plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization) since January 1, 2005.

28.  Taxes.

     Except as disclosed on Schedule 4.1.28 hereto:

     (a) All Tax Returns required to be filed by or with respect to ATPG in any jurisdiction either separately or as a member of an affiliated, consolidated or unitary group under all Tax Laws to which they are subject have been timely filed. To the Knowledge of Equity Seller all such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws. ATPG has paid in full or set up an adequate reserve on the ATPG Financial Statements in respect of all Taxes for the periods covered by such Tax Returns, as well as all other Taxes and governmental charges that have become due or payable, including to the Knowledge of Equity Seller all Taxes that ATPG is obligated to withhold from amounts paid or payable;

     (b) ATPG is not a party to a Tax sharing agreement or similar Contract and ATPG has no Liability for the Taxes of any Affiliate of ATPG due to tax consolidation for corporate tax, trade tax and VAT purposes for which it is held liable pursuant to Section 73 of the German Fiscal Code (Abgabenordnung); and

     (c) The tax consolidation Organschaft between Equity Seller and ATPG for corporate tax, trade tax and VAT purposes has been in effect and will be in effect until the Closing Date.

29.  Budget.

     The 2006 budget for ATPG, a copy of which is attached hereto as Schedule 4.1.29, accurately reflects the business plan of ATPG for 2006 and does not include any performance improvement or similar enhancement to be undertaken in the future.

                                                                  ATTACHMENT 4.2

                 REPRESENTATIONS AND WARRANTIES OF ASSET SELLER

1.   Organization and Qualification of Asset Seller and Acquired Company.

     Schedule 4.2.1 sets forth a list of each jurisdiction in which Asset Seller is qualified to do business as a foreign entity with respect to the Textile Business. Asset Seller is (a) validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite power, authority, legal capacity and all necessary Governmental Permits to own, lease and operate its Properties and to carry on the Textile Business as now being conducted, and (c) is duly qualified or licensed to do business in each jurisdiction in which the character of the Properties owned, leased or operated by it or the nature of its activities with respect to the Textile Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have and would not reasonably be expected to have, individually or in the aggregate, Textile Business Material Adverse Effect.

2.   Authorization.

     Asset Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance by Asset Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Asset Seller, and no other action on the part of Asset Seller or any Affiliates of Asset Seller is necessary to authorize the execution, delivery or performance by Asset Seller of this Agreement or the Ancillary Agreements or the consummation of the Transactions.

3.   Execution; Validity of Agreement.

     This Agreement has been, and each of the Ancillary Agreements, when executed and delivered by Asset Seller will be, duly executed and delivered by Asset Seller, and, assuming due and valid authorization, execution and delivery hereof by each other party thereto, is (or will be in the case of the Ancillary Agreements) a legal, valid and binding obligation of Asset Seller, enforceable against Asset Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

4.   Consents and Approvals; No Violations.

     Except as set forth in Schedule 4.2.4 hereto and for such filings, permits, and Consents as may be required under, and other applicable requirements of the Securities Act or any Antitrust Law, the execution, delivery or performance of this Agreement and the Ancillary Agreements by

Asset Seller, the consummation by Asset Seller of the Transactions or the performance by Asset Seller of any of the provisions hereof or of the Ancillary Agreements will not (a) require Asset Seller or any of its Affiliates to file with, give notice to, or obtain any material permit or Consent of, any Governmental Entity, including pursuant to any Governmental Permit, any Antitrust Law or otherwise, (b) conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents of Asset Seller, (c) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any material Contract or material Liability to which Asset Seller is a party, (d) violate any Law or Order, applicable to Asset Seller or to any of its respective Properties, or give any Governmental Entity the right to exercise any remedy or obtain any relief under any Law or Order (including the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Permits) or (e) result in the imposition or creation of any Encumbrance on any of the Purchased Assets, excluding from the foregoing clauses such violations, breaches or defaults which (A) would become applicable due to the fact that certain permits of the U.S. Business from Governmental Entities are not assignable and will be required to be obtained by a Purchaser Party, or
(B) would become applicable as a result of the business or activities in which a Purchaser Party is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, any of the Purchaser Parties.

5.   Financial Statements.

     True, correct and complete copies of the unaudited consolidating and consolidated balance sheets of the Textile Business as of December 31, 2005 and December 31, 2004, and the related unaudited consolidating and consolidated income statements and statements of cash flow for each of the respective twelve-month periods then ended (such financial statements are hereinafter collectively referred to as the "Textile Business Financial Statements") are set forth on Schedule 4.2.5. The Financial Statements (A) fairly present in all material respects the financial condition and results of operations of the Textile Business, as of the respective dates thereof and for the respective periods covered thereby, except as specified therein and (B) have been prepared in all material respects in accordance with GAAP consistently applied. The information used to prepare the Textile Business Financial Statements was used in preparing Asset Seller Financial Statements and the Textile Business Financial Statements have been prepared on a consistent basis with Asset Seller Financial Statements. The Textile Business Financial Statements do not contain any extraordinary items or items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly referenced therein. The Textile Business Financial Statements correctly and completely reflect all accrued expenses. The books of account of the Textile Business have been maintained in material compliance with Law and sound business practices.

6.   No Undisclosed Liabilities.

     Except as set forth in Schedule 4.2.6 and except for Liabilities reflected or reserved against in the Asset Seller Financial Statements or incurred in the ordinary course of business since the date of the Asset Seller Financial Statements, Asset Seller has no Liabilities with respect to the Textile Business that taken as a whole would be required to be disclosed, reflected or reserved against in the Asset Seller Financial Statements (including the related notes thereto, if applicable) prepared in accordance with GAAP, applied on a consistent basis.

7.   Absence of Certain Changes.

     (a) Except for the execution and delivery of this Agreement and the Transactions contemplated hereby, since December 31, 2005, Asset Seller has conducted the U.S. Business only in the ordinary course, and there has not been any material adverse change, or any event or development that, together with other such events or developments, would reasonably be expected to result in a Textile Business Material Adverse Effect.

     (b) In addition, without limiting the foregoing, except as disclosed on
Schedule 4.2.7(b) or as otherwise expressly set forth in this Agreement or the Schedules hereto, there has not occurred since December 31, 2005 with respect to Asset Seller in the operation of the U.S. Business:

          (i) (A) any increase in the salary, wages, bonus or other compensation of any director, officer, or employee, other than in the ordinary course of business or pursuant to an existing Benefit Plan, or (B) the entry into of any Contract with any director, officer or employee (other than employment Contracts arising as a matter of Law or employment Contracts entered into in the ordinary course of business, in either case providing for annual payments of $50,000 or more);

          (ii) any work stoppage, labor strike or other material labor problems;

          (iii) any casualty loss in excess of $25,000 affecting any of its Properties whether or not covered by insurance;

          (iv) any change in any accounting or financial reporting, including any practice or policy with respect to the payment of accounts payable and the collection of accounts receivable, unless required by GAAP;

          (v) any incurrence of Liabilities in excess of $100,000, other than Liabilities incurred in the ordinary course of business;

          (vi) any subjecting of any of its Properties to any Encumbrance other than a Permitted Encumbrance;

          (vii) any cancellation or termination of any insurance policy naming Asset Seller as a beneficiary or a loss payee, except policies providing coverage for Losses not in excess of $1,000,000 that are replaced without diminution of or gaps in coverage;

          (viii) any written threat by any of its material customers or suppliers of an intention to discontinue their relationship with Asset Seller or the U.S. Business;

          (ix) any institution, settlement or agreement to settle any Action of the type required to be set forth on Schedule 4.2.12;

          (x) any disposition of any Properties of net book value in excess of $250,000;

          (xi) any adoption of, amendment to or increase in the payments to or the benefits under, any Benefit Plan maintained or contributed to by it or by any of their Affiliates on their behalf or that provides benefits or describes policies and procedures applicable to any of its current or former directors, officers, employees or service providers, or the dependents of any thereof;

          (xii) any capital contributions to, or investments in, or acquisition of, any other Person or any other business, or acquisition of any Option to do so, including by merger or consolidation;

          (xiii) Any commencement, termination or change of any line of business; or

          (xiv) any entering into of a Contract to do or engage in any of the foregoing.

8.   Ownership of Assets and Condition of Certain Assets.

     (a) Owned Real Property. Set forth on Schedule 4.2.8(a) is a true, correct and complete list and the location of all Asset Seller Owned Real Property. True and complete copies of all deeds, title insurance policies and surveys in possession of Asset Seller relating to the Asset Seller Owned Real Property and all documents in possession of Asset Seller evidencing any Encumbrances upon the Asset Seller Owned Real Property have heretofore been made available to the Purchaser Parties. Except as set forth on Schedule 4.2.8(a), to Asset Seller's Knowledge, there are no Encumbrances other than Permitted Encumbrances relating to the Asset Seller Owned Real Property. Asset Seller has good and marketable title to the Asset Seller Owned Real Property, subject to Permitted Encumbrances, which title, on the Closing Date, shall be free and clear of any and all Encumbrances and leases, except for Permitted Encumbrances. To Asset Seller's Knowledge, there is no actual condemnation, requisition or taking by any Governmental Entity of any portion of the Asset Seller Owned Real Property or any existing plan to modify or realign any street or highway abutting the Asset Seller Owned Real Property.

     (b) Leased Real Property. Set forth on Schedule 4.2.8(b) is a true, correct and complete list of all Asset Seller Leased Real Property and the Asset Seller Real Property Leases. Each Asset Seller Real Property Lease is a legal, valid and binding contract of Asset Seller and to Asset Seller's Knowledge, of the other parties thereto, enforceable in accordance with its terms subject to any applicable bankruptcy, reorganization or similar law and any equitable remedies. Each Asset Seller Real Property Lease is in full force and effect. With respect to each such Asset Seller Real Property Lease, neither Asset Seller and to Asset Seller's Knowledge, the other parties thereto are not, currently in default thereunder.

     (c) Personal Property Leases. Set forth on Schedule 4.2.8(c) is a true, correct and complete list of all material Personal Property Leases relating to the Textile Business to which Asset Seller is a Party (each an "Asset Seller Personal Property Lease" and together, the "Asset Seller Personal Property Leases"). A true, correct and complete copy of each Asset Seller Personal Property Lease has heretofore been provided to the Purchaser Parties. Each Asset Seller Personal Property Lease is a legal, valid, and binding Contract of Asset Seller, and to

Asset Seller's Knowledge, is in full force and effect. Asset Seller is not in default under any Asset Seller Personal Property Lease other than leases relating solely to personal property calling for rental or similar payments not exceeding U.S.D 30,000 per annum or which are terminable without penalty upon ninety (90) days or less prior notice.

     (d) Tangible Personal Property. Except for Tangible Personal Property sold since December 31, 2005 in the ordinary course of business or as set forth on
Schedule 4.2.8(d), Asset Seller has good title to all the Tangible Personal Properties relating to the Textile Business that is reflected on the Asset Seller Financial Statements and on the Closing Date will have good title to all Tangible Personal Property reflected on the Asset Seller Financial Statements, in each case, free and clear of all Encumbrances. Asset Seller has good title to all of the Tangible Personal Property owned, leased or operated by Asset Seller in the conduct of the U.S. Business, other than Tangible Personal Property that is subject to a Personal Property Lease to which Asset Seller is a party.

     (e) Condition and Use of Tangible Personal Property. All of the material Tangible Personal Property, other than Inventory, used by Asset Seller in the conduct of the U.S. Business has been maintained as would be maintained by a commercially reasonable owner, to Asset Seller's Knowledge is in good operating condition and reasonable state of repair, and is adequate for the uses for which it is employed.

     (f) Condition and Use of Real Property. Except as set forth on Schedule 4.2.8(f), the current use of the Asset Seller Real Property is a lawful use and, Asset Seller holds the necessary Consents governing that use. All buildings on the Asset Seller Real Property are in good repair and condition (fair wear and tear excepted) and to Asset Seller's Knowledge are free from latent defects and/ or defective materials. Asset Seller has not received any written notice or Order affecting the Asset Seller Real Property from any Governmental Entity or any third party stating that the Asset Seller Real Property is in violation of any applicable Laws or third party's rights and to Asset Seller's Knowledge, such Asset Seller Real Property is not in violation of any applicable Laws or third party rights. The Asset Seller Real Property has the necessary legal rights to use of all roads and conducting media (for utilities) to continue the U.S. Business after the date hereof in the same manner in which it has been used immediately prior to the signing of this Agreement.

9.   Contracts and Commitments.

     (a) Schedule 4.2.9(a) hereto sets forth a true, complete and correct list of every Contract to which Asset Seller is a party, which relates to the Textile Business that:

          (i) provides for aggregate future payments by Asset Seller or to Asset Seller of more than $100,000;

          (ii) provides for aggregate future payments by Asset Seller or to Asset Seller of more than $50,000 and has an unexpired term (including pursuant to an option to renew or extend) exceeding one year and may not be cancelled upon 90 days' notice or less without any Liability, penalty or premium;

          (iii) does not relate to the delivery of goods in the ordinary course of business and provides for aggregate future payments by Asset Seller or to Asset Seller in excess of $25,000;

          (iv) was entered into by with an Affiliate or equity holder, officer, director or employee of an Asset Seller, other than U.S. Employment Agreements referred to in Section 9(a)(viii) below;

          (v) is a collective bargaining Contract or other Contract with a labor union;

          (vi) is a Contract with respect to Indebtedness of Asset Seller of more than $100,000;

          (vii) purports to restrict (whether or not legally binding) Asset Seller from engaging in any business or activity anywhere in the world or purports to limit individuals who may be solicited for employment or employed by Asset Seller (other than confidentiality or non-disclosure agreements entered into in the ordinary course of business);

          (viii) is an employment Contract, severance Contract, consulting Contract or similar arrangement (involving future aggregate payments in excess of $100,000) to which Asset Seller is a party;

          (ix) is an equity holders agreement, or is with respect to a partnership, joint venture or other sharing of profits or losses;

          (x) is a guarantee or similar undertaking with respect to payment (involving future aggregate payments in excess of $50,000) or performance;

          (xi) is with respect to the acquisition or disposition of Property valued in excess of $250,000;

          (xii) is in the nature of securitizations, synthetic leases, operating leases or similar structured financings providing off-balance sheet financing; or

          (xiii) is an amendment, supplement or modification in respect of the foregoing.

     (those Contracts agreements listed under subsection (viii) on Schedule 4.2.9(a) collectively referred to as the "U.S. Employment Agreements" and those Contracts listed anywhere on Schedule 4.2.9(a) are collectively referred to as the "U.S. Business Contracts").

     (b) Except as set forth in Schedule 4.2.9(b), (i) there is not and, to Asset Seller's Knowledge, there has not been claimed or alleged by any Person with respect to any U.S. Business Contract, any existing or uncured breach or event that, with notice or lapse of time or both, would constitute a material breach on the part of Asset Seller, and to Asset Seller's Knowledge none of the foregoing has been threatened, (ii) each of the material Assumed Contracts, is assignable to Asset Purchaser without the Consent of any other Person; and

(iii) each of the U.S. Business Contracts, is in full force and effect and is valid and enforceable in accordance with its terms against Asset Seller.

10.  Customers and Suppliers.

     Schedule 4.2.10(a) sets forth a list of the top 10 customers of the Textile Business (on a combined basis) (by value of sales to such customers) and top 10 suppliers of the Textile Business (on a combined basis) (by value of purchases from such suppliers), for the fiscal year ended December 31, 2005. Except as set forth on Schedule 4.2.10(b), since December 31, 2005, to Asset Seller's knowledge, there has not been any material adverse change in the business relationship of Asset Seller (with respect to the Textile Business) or ATPG with any of the customers or any of the suppliers listed on Schedule 4.2.10(a) and no such supplier or customer has cancelled or otherwise terminated or materially decreased or limited, or delivered written notice to Asset Seller or ATPG of its intent to cancel or otherwise terminate or materially decrease or limit its relationship with Asset Seller or ATPG.

11.  Insurance.

     All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Asset Seller for the benefit of the U.S. Business are with reputable insurance carriers, provide coverage as reflected in the insurance policies and are in full force and effect. Schedule 4.2.11 contains a list of such insurance policies and a copy of each such insurance policy has been provided to the Purchaser Parties. Asset Seller has not defaulted in any material respect under the terms of such policies and to Asset Seller's Knowledge there has not been any failure to give any material notice or present any material claim under any such insurance policy in a timely fashion or in the manner or detail required by any such insurance policy that would adversely affect the ability of Asset Seller to enjoy the benefits of any such insurance policy.

12.  Litigation.

     Except as set forth in Schedule 4.2.12, there is no Action pending or, to Asset Seller's Knowledge, threatened, against or involving Asset Seller, which relates to the Textile Business that (i) seeks the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, or that would be reasonably likely to result in a material diminution of the benefits contemplated by this Agreement or the Ancillary Agreements, or (ii) if determined adversely to Asset Seller would reasonably be expected to result in (a) an injunction or other equitable relief that would interfere in any respect with the Textile Business or (b) a Loss by the Textile Business, in excess of $100,000. Except as set forth on
Schedule 4.2.12, there are no material Orders outstanding against Asset Seller that relate to the Textile Business. Since January 1, 2003, counsel to Asset Seller has not sent any responses to auditors' requests for information regarding Actions pending or threatened against, relating to or affecting Asset Seller or any Affiliate of Asset Seller in connection with the Textile Business. Since January 1, 2006, there have been no Actions initiated against Asset Seller (in connection with the Textile Business), that if pending would be required to be listed on Schedule 4.2.12 pursuant to the first sentence of this Section 12.

13.  Environmental Matters.

     Except as set forth in Schedule 4.2.13:

     (a) with respect to the conduct of the U.S. Business, Asset Seller has complied (except for such past noncompliance which has been fully resolved, including payment of all fines, penalties or other sanctions) and is in material compliance, with all applicable Environmental Laws, including all Consents issued pursuant to applicable Environmental Laws, in effect before or on the Closing Date as applicable;

     (b) with respect to the U.S. Business, any of the Asset Seller Real Property, or any real property formerly operated by Asset Seller, Asset Seller has not received any written notice from any Governmental Entity or third party alleging that Asset Seller is not in compliance with, or has or may have any material Liability or investigatory, corrective or remedial obligation under, any Environmental Law in effect before or on the Closing Date, as applicable, the matter underlying which notice has not been fully resolved, including payment of all fines, penalties, or other sanctions;

     (c) with respect to the U.S. Business, Asset Seller has not and to Asset Seller's Knowledge, no other Person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance at any property currently or formerly owned or operated by Asset Seller in a manner that has given or would reasonably be expected to give rise to, and Asset Seller has not owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would reasonably be expected to give rise to any material Liabilities, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Laws in effect before or on the Closing Date, as applicable; for purposes of this paragraph, "material Liabilities" or "material Liability" means an amount in excess of Twenty-Five Thousand U.S. Dollars and No/100 (U.S. $25,000.00);

     (d) there are not any past, presently pending, or actual, or to Asset Seller's Knowledge, threatened, Actions, Orders or material Liabilities arising out of or in connection with any non-compliance with, or any pending or actual, or to Asset Seller's Knowledge, threatened imposition of any remedy or obligation under, any Environmental Law in effect as of the Closing Date, which arise out of the management, use, control, ownership or operation of the U.S. Business by Asset Seller, or relate to the Asset Seller Real Property or any real property formerly operated by Asset Seller, and which commenced, or are based upon conditions, events or occurrences, before the Closing; and

     (e) Asset Seller has furnished to the Purchaser Parties all environmental audits and all results of Phase I environmental assessment work and such other reports, audits and material documents within its possession or under the reasonable control of Asset Seller and its Affiliates that are responsive to the due diligence request of the Purchaser Parties, in each case relating to the Textile Business, which are in its possession or under its reasonable control.

14.  Compliance with Laws.

     (a) Schedule 4.2.14(a) sets forth a true, correct and complete list of all U.S. Business Governmental Permits. Except for the U.S. Business Governmental Permits and the ATPG Governmental Permits, there are no other material Governmental Permits necessary or appropriate for (a) the ownership or use of the Purchased Assets or (b) the operation of the Textile Business. Each of the U.S. Business Governmental Permits is set forth in Schedule 4.2.14(a).

     (b) Each of the U.S. Business Governmental Permits is valid, subsisting and in good standing, and Asset Seller is not in default or breach of any U.S. Business Governmental Permit and no Action is pending or threatened to revoke or limit any U.S. Business Governmental Permit. Asset Seller has heretofore provided the Purchaser Parties with a true, complete and correct copy of each U.S. Business Governmental Permit and all amendments thereto.

     (c) Except as disclosed on Schedule 4.2.14(c), to Asset Seller's Knowledge, Asset Seller is now in material compliance with all material Orders, Governmental Permits, and Laws applicable to the U.S. Business, including Health and Safety Laws. Except as disclosed on Schedule 4.2.14(c), Asset Seller has not at any time since January 1, 2003 received notice that it is or has at any time since January 1, 2003 been, in material violation of or in default under, any material Order, U.S. Business Governmental Permit or material Law applicable to the Textile Business or to any of the Properties used in the Textile Business.

15.  Employee Benefit Plans.

     (a) With respect to the U.S. Employees:

          (i) Schedule 4.2.15(a) contains as at the date hereof, and subject to
     Section 7.16, will as at the Closing Date contain, a true, correct and complete list of all U.S. Employees with the following information for each U.S. Employee: name, work location, hire date, job title vacation entitlement, salary level or monthly or hourly rate of pay and cash incentive compensation paid for 2005, with an indication of whether such employee is on short term disability or other specified leave of absence (other than long term disability).

     (b) With respect to the U.S. Benefit Plans:

          (i) Schedule 4.2.15(b) contains a true and complete list of each Benefit Plan maintained or contributed to by Asset Seller or any ERISA Affiliate for the benefit of any employee or former employee of Asset Seller (the "U.S. Benefit Plans"). Asset Seller has heretofore made available to the Purchaser Parties a true and complete copy of each written U.S. Benefit Plan covering U.S. Employees and any amendments thereto.

          (ii) Each U.S. Benefit Plan that is intended to be qualified under
     Section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the United States Internal Revenue Service with respect to such U.S. Benefit Plan's qualified status under the Code, as amended by those Laws commonly referred to as "GU.S.T," or is the subject of a timely filed application for such a determination letter.

          (iii) No U.S. Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (iv) Each U.S. Benefit Plan covering U.S. Employees has been operated and administered in accordance with its terms in all material respects and applicable material Law, including ERISA and the Code.

          (v) Asset Seller is not party to any Contract to create any additional Benefit Plan, program or arrangement or to provide any additional or increased benefits, and no additional or increased benefits have been proposed, requested or demanded by any U.S. Employees.

          (vi) Neither Asset Seller nor ATPG has made any payment or payments to any U.S. Employees, is obligated to make any payment or payments to any U.S. Employees, or is a party to (or participating employer in) any Contract or U.S. Benefit Plan that could obligate it or any Purchaser Party to make any payment or payments to any U.S. Employees (including any payment or payments arising out of or resulting from the Transactions) that would constitute an "excess parachute payment," as defined in Section 280G of the Code.

16.  Asset Seller Intellectual Property.

     (a) Schedule 4.2.16(a) sets forth a list of (i) all Patents and Trademarks that are owned or used by Asset Seller and constitute Asset Seller Intellectual Property and (ii) all Licenses constituting Asset Seller Intellectual Property. Asset Seller now owns, and upon the consummation of the Transactions, IP Purchaser shall own, all right, title and interest in and to the Asset Seller Intellectual Property, including the Asset Seller Intellectual Property listed on Schedule 4.2.16(a), free and clear of all liens, mortgages, pledges, security interests or other restriction on title transfer; provided, however, that in the case of any unregistered Trademark, Asset Seller represents that, upon consummation of the Transactions, IP Purchaser shall own all right title and interest held by Asset Seller. Subject to the terms and conditions set forth in any License, and except as set forth on Schedule 4.2.16(a), Asset Seller has all rights to use the Asset Seller Intellectual Property to the extent currently being so used, free and clear of all liens, mortgages, pledges, security interests, other restrictions on title transfer or restrictions on use of the type customarily found in a license agreement. For purposes of this Section 16, the term "use" shall mean use, sell, distribute, offer for sale, import, export, display and make and reproduce, and the term "used" shall have a correlative meaning.

     (b) Except as set forth on Schedule 4.2.16(b) hereto, all registrations on behalf of Asset Seller with and applications (including all U.S. and foreign patent, trademark and copyright applications) to Governmental Entities in respect of the Asset Seller Intellectual Property are valid and in full force and effect and are not subject to the payment of any outstanding filing fees, Taxes, annuities or maintenance fees or the taking of any other actions by Asset Seller to maintain their validity or effectiveness.

     (c) Set forth on Schedule 4.2.16(c) is a list of all Contracts executed by Asset Seller and an employee thereof whereby such employee has assigned to Asset Seller rights to any Asset

Seller Intellectual Property, inventions, innovations, improvements, discoveries or information relating to the Textile Business.

     (d) The Asset Seller Intellectual Property, together with the ATPG Intellectual Property, Excluded Software, the Router and CSU/DSU set forth on
Schedule 2.2(b)(xviii), and Shared Intellectual Property, is sufficient for the conduct of the Textile Business as presently conducted. Except as set forth on
Schedule 4.2.16(d), there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to proceedings Asset Seller's Knowledge, threatened with respect to the Asset Seller Intellectual Property. Asset Seller has not received any complaint, claim, demand or notice from any other Person pertaining to or challenging their right to use any of the Asset Seller Intellectual Property. Except as set forth on Schedule 4.2.16(d), the conduct of the U.S. Business as presently conducted and the Asset Seller Intellectual Property as presently used do not infringe, violate or misappropriate any Intellectual Property rights of any Person, and Asset Seller has not received any written notice from any other Person pertaining to or challenging the right of Asset Seller to use any of the Asset Seller Intellectual Property. Asset Seller has taken reasonable measures to protect the proprietary nature of each item of material Asset Seller Intellectual Property that is owned by Asset Seller. To Asset Seller's
Knowledge: (a) no other Person has any rights to any of the Asset Seller Intellectual Property owned by (and not licensed to) Asset Seller (except pursuant to Licenses specified in Schedule 4.2.16(a)) and (b) except as set forth on Schedule 4.2.16(d) no other Person is infringing, violating or misappropriating any of the Asset Seller Intellectual Property owned by (and not licensed to) Asset Seller.

17.  Labor Matters.

     Except as set forth on Schedule 4.2.17 hereto, with respect to the U.S. Business only:

     (a) there is not now pending and there has not since January 1, 2003 been any labor strike, dispute, slowdown, stoppage or lockout, with respect to Asset Seller, and to Asset Seller's Knowledge, no such action is threatened against Asset Seller;

     (b) Asset Seller is not a party to or bound by any collective bargaining Contract or similar Contract with any labor organization applicable to employees of Asset Seller, nor has Asset Seller been such a party or been so bound since January 1, 2003;

     (c) Since January 1, 2003 no labor union has been certified by a relevant labor relations authority to the extent applicable, as bargaining agent for any of the employees of Asset Seller and to Asset Seller's Knowledge no union organizing or decertification activities are underway or, to Asset Seller's Knowledge, threatened with respect to the U.S. Business;

     (d) there are not now and there have not been since January 1, 2003, any pending or to Asset Seller's Knowledge, threatened, Actions (including unfair labor practices charges or complaints and sex, age and other discrimination claims) against Asset Seller by any employees of Asset Seller or any labor union on behalf of employees of Asset Seller, nor, to Asset Seller's Knowledge, is there any grievance or Claim pending that would reasonably be expected to lead to such an Action;

     (e) Asset Seller has complied in all material respects with all employment Contracts, collective bargaining Contracts, collective bargaining obligations, arbitration awards, all labor Laws (including but not limited to those relating to wages, hours and collective bargaining) and any Orders resulting from alleged violations of any applicable labor Laws;

     (f) since January 1, 2005, Asset Seller has not triggered any plant closing or mass layoff of employees that could implicate any Law requiring notice of plant closings or mass layoffs, including, with respect to Asset Seller, the WARN Act; and

     (g) any notice of this Transaction required of Asset Seller to employees, labor union, works councils or similar bodies representing employees of Asset Seller required by any Law, Order or collective bargaining Contract by Asset Seller has been given, and any bargaining and consultation obligations have been, or prior to Closing will be, satisfied.

18.  Brokers or Finders.

     Neither Asset Seller nor any Person acting in its behalf, has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other Person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions, for which a Purchaser Party shall be responsible.

19.  Receivables and Payables.

     All Receivables and all trade accounts payable of Asset Seller relating to the conduct of the Textile Business as set forth on the Textile Business Financial Statements have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business and are valued in accordance with GAAP.

20.  Inventory.

     All Inventory of Asset Seller consists of a quantity and quality usable and saleable in the ordinary course of business, is not obsolete, defective, damaged or slow moving (subject to reserves therefore reflected in the Closing Date Balance Sheet and the determination of Closing U.S. Working Capital) is merchantable, fit for its intended use and is valued in accordance with GAAP. Except as set forth on Schedule 4.2.20 hereto, no Inventory of Asset Seller is subject to any consignment, bailment, warehousing or similar Contract.

21.  Sufficiency of Assets.

     (a) Together with the Excluded Software, Shared Intellectual Property and any programs and/or reports generated therefrom, (i) the assumption of the Assumed Liabilities hereunder and the purchase of all of the Purchased Assets, Purchased Intellectual Property and the Shares hereunder are sufficient to permit the Purchaser Parties to conduct the Textile Business in all material respects as it is presently conducted and (ii) included within the Purchased Assets, Purchased Intellectual Property and ATPG's Properties are (and at the Closing Date will be) all Properties of Asset Seller and ATPG used in the conduct of the Textile Business.


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     (b) Except for goods or services listed on Schedule 4.2.21(b) and any programs and/or reports generated by Excluded Software and/or Shared Intellectual Property, Asset Seller does not provide any material goods or services to ATPG necessary to run the Textile Business and no Affiliate of Asset Seller provides any material goods or services to Asset Seller or ATPG in connection with the Textile Business.

     (c) Except for Excluded Software and Shared Intellectual Property, any license therefor, and any programs and/or reports generated therefrom, none of the Excluded Assets consists of Tangible Personal Property that is used in the conduct of the Textile Business.

     (d) None of Asset Seller or its Affiliates conduct the Textile Business except through ATPG and the Purchased Assets.

22.  No Bankruptcy Action.

     There has not been filed any petition or application, or any Action commenced that has not been discharged, by or against Asset Seller with respect to any of its respective Properties under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Asset Seller for the benefit of creditors.

23.  Subsidies and Grants.

     Schedule 4.2.23 sets forth all subsidies, investment incentives, grants and similar arrangements from a Governmental Entity that by their terms, presently or assuming the Purchaser Parties continue to conduct the U.S. Business in the same manner as Asset Seller prior to the Closing, may in the future impose material Liabilities on any of the Purchaser Parties. To Asset Seller's Knowledge, nothing has been done, agreed to be done, or omitted to be done as a result of which either (i) any investment or other grant paid for use in the U.S Business is liable to be refunded in whole or in part or (ii) any such grant for which application has been made, will or may not be paid or may be reduced.

24.  Affiliate Transactions.

     Except for the U.S. Employment Agreements or as otherwise disclosed on
Schedule 4.2.24, there are no Liabilities or Contracts relating to the Textile Business between Asset Seller and any Affiliate of Asset Seller or any current or former officer, director, or equity holder of Asset Seller including Contracts other than employment relationships with respect to any such persons in the ordinary course of business. To Asset Seller's Knowledge, each of the Liabilities and contracts listed on Schedule 4.2.24 was incurred or entered into, as the case may be, on an arm's length basis on competitive terms. The warranty in the preceding sentence shall only be deemed breached if a person has a claim against Asset Purchaser because of the fact that a Liability or contract was not incurred or entered into on an arm's length basis on competitive terms and such person is not Purchasers' Parent or any of its Affiliates. All transfer pricing between the Seller Parties and ATPG has predominantly been on arm's-length market based pricing or on a cost-plus basis.

25.  Competition and Fair Trading Laws.


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     Except as may relate to the execution of this Agreement:

     (a) Insofar as it relates to the U.S. Business, Asset Seller is not a party to any Contract, concerted practice or course of conduct that to Asset Seller's
Knowledge: (i) is registrable under applicable competition or antitrust Laws or
(ii) contravenes any applicable competition or antitrust Laws.

     (b) Since January 1, 2003, Asset Seller has not received any written process, notice or other communication (formal or informal) by or on behalf of any Governmental Entity having jurisdiction in competition matters in relation to any aspect of the U.S. Business or any Contract with respect to the U.S. Business, concerted practice or course of conduct to which any of them is, or is alleged to be, a party in relation to the U.S. Business.

     (c) Asset Seller is not subject to any Order or party to any undertaking or assurance given to any such Governmental Entity, in relation to competition matters in respect of the U.S. Business that is still in force.

26.  Restructurings.

     Except as disclosed on Schedule 4.2.26, there has not been any corporate or legal restructuring or reorganization (including any plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization) with respect to the Textile Business since January 1, 2005.

27.  Payment of Taxes.

     Except as set forth on Schedule 4.2.27, all Tax Returns required to be filed by or with respect to Asset Seller in any jurisdiction either separately or as a member of an affiliated, consolidated or unitary group under all Tax Laws to which they are subject have been timely filed and all Taxes shown due on such Tax Returns have been paid. All such Tax Returns are true, correct and complete in all material respects and accurately set forth all material items to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws. Asset Seller has paid in full or set up an adequate reserve on the Textile Business Financial Statements in respect of all material Taxes for the periods covered by such Tax Returns, as well as all other material Taxes and governmental charges that have become due or payable, including all material Taxes that Asset Seller is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties.

28.  Licensed Products.

     The inventory of packaging bearing the "Day" or "Day International, Inc." name, mark or logo is at such a level that it can be fully used and sold with Licensed Products in 90 days or less following the Closing Date in the ordinary course of business.

29.  Disclosure.

     Except as disclosed on Schedule 4.2.29, all written estimates, projections, forecasts, operating plans and budgets related to the Textile Business that have been physically delivered to


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the Purchaser Parties have been prepared in the ordinary course of business. All written responses by Asset Seller Personnel to the Purchaser Parties' and the Purchaser Parties' representatives' inquiries have been made in good faith without the intent to deceive any Purchaser Party. All copies of documents delivered or made available to any Purchaser Party or representatives of any Purchaser Party are accurate copies of the originals of which they purport to be copies. The representations and warranties of Asset Seller contained in this Agreement and in the Ancillary Agreements do not contain any untrue statements of a material fact or omit to state any material fact necessary to make any of the representations and warranties contained therein, in light of the circumstances under which they were made, not misleading. Subject to Section 6.12, the fact that Asset Seller has delivered or made available copies of certain documents to the Purchaser Parties shall not constitute disclosure of facts required to be disclosed on any Schedule to this Agreement, unless the document is expressly referenced in and attached to such Schedule.


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